===============================================================================
                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          GOLDEN STAR RESOURCES LTD.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:




Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         OF GOLDEN STAR RESOURCES LTD.
                               Denver, Colorado


NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting of Shareholders of Golden Star Resources Ltd. (the "Company") will be held at 11:00 am (Toronto time) on Tuesday, June 15, 1999, in the Engineer Room of the Ontario Club, 30 Wellington Street West, Toronto, Ontario, Canada for the following purposes:

1. to receive the report of the directors to the shareholders and the consolidated financial statements of the Company, together with the auditor's report thereon, for the fiscal year ended December 31, 1998;

2.  to elect directors until the next annual general meeting;

3. to appoint PricewaterhouseCoopers, Chartered Accountants, as auditor to hold office until the next annual general meeting at a remuneration to be fixed by the directors;

4. to approve, ratify and confirm amendments to the Company's Shareholder Rights Plan;

5. to approve amendments to stock options granted to non-employee directors of the Company;

6. to approve amendments to stock options granted to senior officers of the Company;

7. to approve the continuance of the Company under the Yukon Business Corporations Act and to approve, ratify and confirm new Bylaws of the Company as a Yukon corporation;

8. to approve in advance the issuance of a number of common shares of the Company, by virtue of exemptions from registration and prospectus requirements under applicable securities legislation and transactions which may not be fully marketed public offerings that may exceed 25% of the Company's issued and outstanding common shares, subject to all necessary regulatory approvals;

9. to transact such other business as may properly come before the meeting or any adjournment of it.

TAKE NOTICE that pursuant to the Canada Business Corporations Act (the "CBCA") a dissenting shareholder is entitled to be paid the fair value of his shares in accordance with section 190 of the CBCA. A dissenting shareholder shall send to the Company, at or before the Meeting, a written objection with respect to the special resolution to continue the Company under the Yukon Business Corporations Act. Such written objection may be delivered to the Company, or sent to the Company by registered mail addressed to the Company, at the registered office of the Company at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4.

The Board of Directors has fixed the close of business on April 27, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournment thereof. Accompanying this Notice of Meeting are (i) a proxy statement and management information circular, a form of proxy, and (iii) a reply card for use by shareholders who wish to receive the Company's interim financial statements.

If you are a registered shareholder of the Company and do not expect to attend the meeting in person, please promptly complete and sign the enclosed proxy form and return it in the self-addressed envelope for receipt by 5:00 p.m. (Toronto time) on Friday, June 11, 1999. If you receive more than one proxy form because you own shares registered in different names or addresses, each proxy form should be completed and returned.

If you are a non-registered shareholder of the Company and receive these material through your broker or another intermediary, please complete and sign the materials in accordance with the instructions provided to you by such broker or other intermediary.

Dated at Denver, Colorado, this th day of May, 1999.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                /s/ Louis O. Peloquin
                                Vice President, General Counsel and Secretary

                           GOLDEN STAR RESOURCES LTD.

              PROXY STATEMENT AND MANAGEMENT INFORMATION CIRCULAR


This Management Information Circular is furnished to the shareholders of Golden Star Resources Ltd. (the "Company") in connection with the solicitation by management of proxies to be voted at the annual meeting (the "Meeting") of the shareholders of the Company to be held at the Ontario Club, 30 Wellington Street West, in Toronto, Canada, at 11:00 am (Toronto time), on Tuesday, June 15, 1999, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

All dollar ($) amounts referred to herein are to United States dollars (U.S.$) unless otherwise indicated.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of management of the Company. The persons named in the enclosed proxy form are directors or officers of the Company. A shareholder desiring to appoint some other person (who need not be a shareholder) to represent him at the meeting may do so either by inserting such other person's name in the blank space provided in the proxy form or by completing another form of proxy. To be used at the Meeting, the completed proxy form must be received by 5:00 p.m. (Toronto time) on Friday, June 11, 1999, at the address set forth in the accompanying return envelope (Attention:
Proxy Department, CIBC Mellon Trust Company, PO Box 12005 STN BRM B, Toronto, Ontario M7Y 2K5). Solicitation will be primarily by mail, but some proxies may be solicited personally or by telephone by regular employees or directors of the Company at a nominal cost. The cost of solicitation by management of the Company will be borne by the Company. This Management Information Circular and the accompanying proxy are expected to be sent to the shareholders on or about May 14, 1999.

Revocability of Proxies

A shareholder who has given a proxy may revoke it either by (a) signing a proxy bearing a later date and depositing the same at the registered office of the Company at 19th floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4 prior to the close of business on the day preceding the date on which the Meeting is to be held or any adjournment thereof, or with the chairman of the Meeting before any votes in respect of which the proxy is to be used shall have been taken; or (b) attending the Meeting in person and registering with the scrutineers as a shareholder personally present.

Voting of Proxies

A shareholder's instructions on his proxy form as to the exercise of voting rights will be followed in casting such shareholder's votes. In the absence of any instructions, the proxy agent named on the proxy form will cast the shareholder's votes in favor of the passage of the resolutions set forth herein and in the Notice of Meeting.

The enclosed proxy form confers discretionary authority upon the persons named therein with respect to (a) amendments or variations to matters identified in the Notice of Meeting and (b) other matters which may properly come before the Meeting or any adjournment thereof. At the time of printing of this Management Information Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

Votes Necessary to Pass Resolutions at the Meeting

Under the Company's Bylaws, the quorum for the transaction of business at the Meeting consists of two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled. Pursuant to the Canada Business Corporations Act ("CBCA") and the Company's Bylaws, directors must be elected and resolutions referred to in the accompanying Notice of Meeting must be passed by a majority of the votes cast by the shareholders who voted in respect of the particular matter, except that the special resolution regarding the continuance of the Company under the Yukon Business Corporations Act referred to in item 6 of the accompanying Notice of Meeting requires approval by a majority of at least two-thirds of the votes cast by shareholders on such resolution.

Voting Shares and Principal Holders Thereof

The Company has an authorized capital consisting of an unlimited number of common shares (the "Common Shares") and an unlimited number of first preferred shares (the "First Preferred Shares. As of April 27, 1999, 29,649,457 Common Shares and no First Preferred Shares were issued and outstanding. The Board of Directors of the Company (the "Board") has fixed April 27, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment thereof. Each Common Share outstanding on the record date carries the right to one vote. The Company has caused to be prepared a list of the holders of its Common Shares on such record date. Each shareholder named in the list will be entitled to one vote at the Meeting for each Common Share shown opposite such shareholder's name except to the extent that (a) such shareholder has transferred the ownership of such Common Share after the date on which the list was prepared and (b) the transferee of such Common Share produces a properly endorsed share certificate or otherwise establishes that the transferee owns such Common Share and demands not later than 10 days before the Meeting that the transferee's name be included in the list in which case the transferee will be entitled to vote such Common Share at the Meeting. A complete list of the shareholders entitled to vote at the Meeting will be open to examination by any shareholder for any purpose germane to the Meeting, during ordinary business hours for a period of 10 days prior to the Meeting, at the office of CIBC Mellon Trust Company at Mall Level, 1177 West Hastings Street, Vancouver, British Columbia V6E 2K3.

As of April 27, 1999, based upon information available to the Company, no person or entity beneficially owns, directly or indirectly, or exercises control or direction over, shares carrying more than 5% of the voting rights attached to the Company's issued and outstanding Common Shares, except as noted in the table under "Security Ownership of Certain Beneficial Owners and Management".

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of April 27, 1999, with respect to beneficial ownership of the Company's Common Shares by each person known to the Company or its directors or senior officers to be the beneficial owner of more than 5% of its outstanding Common Shares, by each director and director nominee, by each executive officer named in the table titled "Summary Compensation Table" under "Compensation of Executive Officers", and by all officers and directors of the Company as a group. Unless otherwise noted, each shareholder has sole investment and voting power over the Common Shares owned.

                                                 Number of Common Shares Beneficially          Percent of Common Shares
                                                                 Owned
------------------------------------------------------------------------------------------------------------------------------

Snyder Capital Management Inc.                                           4,478,000 (1)                                    14.8%
350 California Street, Suite 1460
San Francisco, CA 94104
------------------------------------------------------------------------------------------------------------------------------
David K. Fagin (3)                                                       1,032,987 (2)                                     3.3%
Englewood, CO  80110
------------------------------------------------------------------------------------------------------------------------------
James E. Askew                                                             333,333 (2)                                       1%
Denver, CO 80206
------------------------------------------------------------------------------------------------------------------------------
Roger D. Morton                                                            312,500 (2)                                       1%
Edmonton, Alberta, Canada T6G 2V2
------------------------------------------------------------------------------------------------------------------------------
Gordon J. Bell (3)                                                         297,604 (2)                                       *
------------------------------------------------------------------------------------------------------------------------------
Carlos Bertoni                                                             202,606 (2)                                       *
Brasilia, Brazil
------------------------------------------------------------------------------------------------------------------------------
Louis O. Peloquin (3)                                                      166,800 (2)                                       *
------------------------------------------------------------------------------------------------------------------------------
Richard A. Stark                                                           158,501 (2)                                       *
Vero Beach, FL 32963
------------------------------------------------------------------------------------------------------------------------------
Hilbert Shields                                                            149,509 (2)                                       *
Georgetown, Guyana
------------------------------------------------------------------------------------------------------------------------------
Pierre Gousseland                                                          123,040 (2)                                       *
Greenwich, CT  06830
------------------------------------------------------------------------------------------------------------------------------
Philip S. Martin                                                            77,000 (2)                                       *
Oakville, Ontario, Canada L6J 4N2
------------------------------------------------------------------------------------------------------------------------------
Robert R. Stone                                                             75,000 (2)                                       *
Vancouver, British Columbia, Canada V6C 2G7
------------------------------------------------------------------------------------------------------------------------------
Ernest C. Mercier                                                           63,300 (2)                                       *
Toronto, Ontario, Canada M5N 1S8
------------------------------------------------------------------------------------------------------------------------------
John W. Sabine                                                                      0                                      n/a
Toronto, Ontario, Canada M5X 1A4
------------------------------------------------------------------------------------------------------------------------------
Directors and Executive Officers as a group (4)                          3,457,947 (2)                                      10%
------------------------------------------------------------------------------------------------------------------------------

* Indicates less than one percent.
(1) This information is based on the most current Schedule 13-G provided to the Company by this beneficial owner.
(2) Includes Common Shares subject to options exercisable within 60 days of April 27, 1999 as follows: James E. Askew: 333,333; Gordon Bell: 283,700; Carlos Bertoni: 163,450; David Fagin: 453,000; Pierre Gousseland 120,000; Philip S. Martin: 77,000; Ernest Mercier: 60,000; Roger Morton: 140,000; Louis O. Peloquin: 166,800; Hilbert Shields: 138,450; Richard Stark:
    150,000; Robert R. Stone: 70,000; and Directors and Executive Officers as a group: 2,444,413. As a result of a plan of arrangement completed on March 14, 1995 between the Company and its shareholders, upon exercise of each option to purchase Common Shares granted prior to March 14, 1995, the holder thereof will, in addition, be entitled to receive one-fifth of one Class B common share of Guyanor Ressources S.A., a subsidiary of the Company ("Guyanor"), for each Common Share acquired thereunder.
(3) Address is c/o Golden Star Resources Ltd., 1660 Lincoln Street, Suite 3000, Denver, CO 80264.
(4) Includes the executive officers listed above and one other executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company's knowledge, based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by our reporting persons during 1998 were filed on time.


                             ELECTION OF DIRECTORS

Under the articles of the Company, the Board of Directors shall consist of a minimum of three and a maximum of 15 directors. Under the CBCA, a majority of the directors must be Canadian residents. It is proposed to nominate the six persons listed below for election as directors of the Company to hold office until the next annual meeting of the shareholders or until his successor is elected or appointed pursuant to relevant provisions of the Bylaws of the Company or the Company's governing statute. All such proposed nominees are currently directors of the Company except Messrs. James E. Askew and John W. Sabine.

It is the intention of the persons named as proxyholders in the enclosed proxy form to vote for the election to the Board of those persons hereinafter designated as nominees for election as directors. The Board does not contemplate that any of such nominees will be unable to serve as a director; however, if for any reason any of the proposed nominees do not stand for election or are unable to serve as such, proxies in favor of management designees will be voted for another nominee in the discretion of the proxy agent unless the shareholder has specified in the proxy form that the shareholder's Common Shares are to be withheld from voting in the election of directors.

The following table sets forth the name of each of the persons proposed to be nominated for election as a director; all positions and offices in the Company presently held by him; his present principal occupation or employment; the date of his first appointment as a director; and his age. See "Security Ownership of Certain Beneficial Owners and Management" for the number of Common Shares of the Company that each nominee has advised are beneficially owned by him, directly or indirectly, or over which control or direction is exercised and his municipality of residence.


Name and Position                          Present and Principal Occupation                 Date of First          Age
with Company                                                                           Appointment as Director
----------------------------------------------------------------------------------------------------------------------
JAMES E. ASKEW                    President and Chief Executive Officer of the                   n/a                50
President, Chief Executive        Company
 Officer
DAVID K. FAGIN (1)                Chairman of Western Exploration and Development          May 15, 1992(2)          61
Director                          Limited

ERNEST C. MERCIER (1)             Businessman and Professional Director                   January 20, 1995          66
Director
ROGER MORTON                      Professor Emeritus of Economic Geology, University       May 15, 1992(2)          63
Director                          of Alberta and Business Consultant

ROBERT R. STONE (1)               Business Consultant and Corporate Director             September 30, 1997         56
Director
JOHN W. SABINE                    Partner of Bennett Jones                                       n/a                53
n/a

_______________________________
(1) Member of the Audit and Corporate Governance Committee.
(2) May 15, 1992 represents the date of the Company's formation upon the amalgamation of Golden Star Resources Ltd. ("Golden Star") and South American Goldfields Inc. Mr. Fagin and Dr. Morton were, prior to the amalgamation, directors of Golden Star serving since February 3, 1992 and April 2, 1985, respectively.

Below is additional information concerning each of the individuals named in the above table.

  Mr. Askew has been President and Chief Executive Officer of the Company since March 1999. Prior thereto, Mr. Askew was President and Chief Executive Officer of Rayrock Resources Inc. from September 1998 to March 1999. Mr. Askew has also been President and Chairman of International Mining and Finance Company since 1997. From 1986 to 1996, Mr. Askew was President and Chief Executive Officer of Golden Shamrock Mines Ltd.

  Mr. Fagin was President of Homestake Mining Company from May 1986 to July 1991. From July 1991 to February 1992, Mr. Fagin was an independent businessman and from February to May 1992, Mr. Fagin was Chairman, President and Chief Executive Officer of South American Goldfields Inc. and Chairman and Chief Executive Officer of Golden Star. From May 1992 until May 1, 1996, Mr. Fagin was Chairman and Chief Executive Officer of the Company. On May 1, 1996, Mr. Fagin resigned as Chief Executive Officer of the Company and on December 31, 1997, Mr. Fagin resigned as Chairman of the Board. Mr. Fagin continues as a Director of the Company and is currently Chairman of Western Exploration and Development Ltd.

  Mr. Mercier retired from The Toronto-Dominion Bank in 1993 and currently serves as Chairman of the Board of Oxford Properties Group Inc. and as director of Cascade Corporation, , Camvec Ltd., and International Comfort Products Ltd.

  Dr. Morton was a professor of Economic Geology at the University of Alberta from 1967 until 1995. He is now Professor Emeritus at the University of Alberta and President of Polar Star Diamonds Ltd. Currently, Dr. Morton serves as a director of Texas Star Resources Inc., Roraima Gold Corporation, Solitario Resources, Canadian Entech Research Corp., Takla Star Resources Ltd., International Capri Ltd., Layfield Resources Ltd., Uruguay Gold Fields (Chairman), Mindoro Resources and Arian Resources and acts as a private consultant to mining companies.

  Mr. Stone was employed from 1973 until 1997 by Cominco Ltd., most recently as Vice-President, Finance, Chief Financial Officer and Director. Mr. Stone retired from Cominco Ltd. in 1997 and currently serves as a director of Boliden Limited, Global Stone Corporation, Manhattan Minerals Corp. (Chairman), United Bolero Development Corp. and Union Bank of Switzerland (Canada).

  Mr. Sabine is the managing partner and a member of the corporate and securities group of the law firm Bennett Jones in Toronto. Prior to joining Bennett Jones, Mr. Sabine was the president and chief executive officer of Arbor Memorial Services Inc. from October 1992 to March 1995. Previously, he was a senior partner and the head of the securities and public transactions group at a major Toronto law firm.

There are no family relationships among any of the director nominees or directors or officers of the Company.

See "Statement of Corporate Governance Practices" for information on Board committees and directors' meeting attendance.

Compensation of Directors

Directors' Fees

During the year ended December 31, 1998, the Company paid a total of $134,400 to its non-employee directors in respect of Board and committee participation. Mr. Pierre Gousseland, as non-executive Chairman, received a monthly payment of $3,000, Mr. Richard A. Stark as Chairman of the Audit and Governance Committee received $2,000 a month, and all other non-employee directors received $1,000 a month. On September 1, 1998, the Board decided to reduce all payments to non-employee directors by 20%. The non-employee directors are also reimbursed for transportation and other out-of-pocket expenses reasonably incurred for attendance at Board and committee meetings and in connection with the performance of their duties as directors.

Stock Options

The Company's 1997 Stock Option Plan, as amended (the "Plan"), provides for an automatic grant of an option to purchase 40,000 Common Shares to each person who becomes a non-employee director, as of the date such person first becomes a non-employee director, provided that, within the previous year, such person was not granted any other stock options by the Company or an affiliate of the Company. In addition, upon a non-employee director being re-elected at each successive annual general meeting of the Company, he will automatically be granted, as of the date of each such re-election, an additional stock option to purchase 10,000 Common Shares provided that in respect of the first additional option to be granted at least 11 months shall have elapsed since the initial automatic option grant. The Board may, at its discretion, grant additional options to non-employee directors from time to time. As of April 27, 1999, 1,220,000 Common Shares were reserved for issuance under options granted to non-employee directors under the Plan. The Board approved in January 1999 amendments to stock options that would, if approved by the shareholders at the Meeting, substantially reduce the exercise price of the directors' stock options and reduce the number of their outstanding options by 20%. See "Amendments to Stock Options Granted to Directors and Senior Officers of the Company". All options granted to non-employee directors vest immediately and have a ten-year term. See "Compensation of Executive Officers--Stock Option Plan" below for other particulars of the Plan.

Because the non-employee directors of the Company are not employed by the Company's subsidiary, Guyanor, they are not eligible to participate in Guyanor's Stock Option Plan. Therefore, once a year, the Company grants to its non-employee directors options to purchase Class B shares of Guyanor from the Class B shares that the Company owns. The term of each option is ten years and the options granted so far vest immediately.

Stock Option Grants

The following table sets forth information with respect to options granted during the financial year ended December 31, 1998 to the Company's non-employee directors as a group under the Plan as well as options granted by the Company to purchase Guyanor Class B shares.

                     OPTION GRANTS DURING LAST FISCAL YEAR
                      (all $ amounts in Canadian dollars)

                                                                    Market Value of Securities
        Group             Securities Under      Exercise or Base    Underlying Options on the
 ___________________       Options Granted     Price ($/Security)   Date of Grant ($/Security)
    Non-executive                (#)                                                                     Expiration Date
 directors as a group
--------------------------------------------------------------------------------------------------------------------------
                               10,000                 6.65                    6.65                      January 30, 2008
Company        Company         20,000                 4.50                    4.50                      May 15, 2008
Whose                          10,000                 3.80                    3.80                      June 11, 2008
Shares are                     10,000                 3.50                    3.50                      June 20, 2008
Subject of                     10,000                 1.55                    1.55                      September 1, 2008
Options                        20,000                 1.66                    1.66                      September 30, 2008
Granted                       107,000                 1.65                    1.65                      December 8, 2008

               -----------------------------------------------------------------------------------------------------------
               Guyanor         90,000                 1.05                    1.05                      December 8, 2008
--------------------------------------------------------------------------------------------------------------------------


Stock Option Exercises

The following table sets forth information with respect to the exercise, during the financial year ended December 31, 1998, by the non-employee directors as a group of options granted under the Plan, or options granted by the Company to acquire Guyanor Class B shares, as of December 31, 1998 as well as the value of their outstanding options as of December 31, 1998.

              AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                      (all $ amounts in Canadian dollars)


                                                                Unexercised Options at FY-End      Value of Unexercised
        Group                                                                (#)                 in-the-money Options at
  __________________        Securities        Aggregate Value            Exercisable/                   FY-End ($)
    Non-executive           Acquired on          Realized               Unexercisable                  Exercisable/
 directors as a group        Exercise               ($)                                             Unexercisable (2)
                                (#)
--------------------------------------------------------------------------------------------------------------------------
Company        Company           0                  N/A               Exercisable 1,220,000(1)               0
Whose
Shares are
Subject of
Options        Guyanor           0                  N/A               Exercisable 846,958                    0
Granted                                                               Unexercisable 3,300 (3)
--------------------------------------------------------------------------------------------------------------------------

(1) Upon the exercise of stock options to purchase an aggregate of 99,600 Common Shares granted prior to March 14, 1995, the holder will receive one-fifth of one Class B share of Guyanor and one Common Share.
(2) For all unexercised options held as of December 31, 1998, the aggregate dollar value of the excess of the market value of the shares underlying those options over the exercise price of those unexercised options. On December 31, 1998, the closing price on the Toronto Stock Exchange ("TSE") of each of the Common Shares and the Guyanor Class B shares was Cdn.$1.55 and Cdn.$0.60, respectively.
(3)  Options granted to a non executive director who was previously an employee.

                  STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Company's Board and senior management consider good corporate governance to be central to the effective and efficient operation of the Company, and the well-being of the Company and its shareholders. The corporate governance statement described below has been approved by the Board.

Mandate of Board

The Board is required to supervise the management of the business and affairs of the Company. It establishes overall policies and standards for the Company.
The directors are kept informed of the Company's operations at meetings of the Board and its Committees and through reports and analyses and discussions with management. The Board normally meets once every two months in person or by telephone conference, with additional meetings being held as needed. In 1998, there were five meetings in person and three meetings by telephone conference. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board, while serving on the Board, and on the Committees of the Board on which they served. At least one meeting each year includes key personnel of our exploration operations.

The following is a summary of how the Board handles matters pertaining to strategic planning, risk management, communication and control systems:

1. Each year the Board reviews planning assumptions and budgets for the year. Because the areas of exploration, the priorities and available funds change constantly, it is not realistic to formulate long range plans other than to select general geographic areas and the types of exploration to be pursued.

2. The Board and the Audit and Corporate Governance Committee seek to identify principal risks of the Company's business which are wide-ranging because of the nature of the Company's business, including risks associated with operating in developing countries, maintaining control of the Company's assets and funds, political risks, exchange controls, environmental risks, government regulation problems, title uncertainties, civil unrest, to name only a few.

3. The Board provides for shareholder communication through the Company's Investor Relations Department and through adopted policies.

Decisions requiring Board Approval

The Board considers that certain decisions are sufficiently important that management should seek prior approval of the Board. The Board has adopted Policies on Corporate Control with respect to annual budgets, financial and budget reporting, activities reporting, acquisitions and dispositions of assets, joint ventures, spending authorities, contracts and investment banking services. Therefore, in addition to those matters which must by law be approved by the Board, the Board approves, among other things, the terms of acquisitions and dispositions of the mineral properties of the Company and its subsidiaries as well as joint venture agreements on such properties. Operating and capital budgets also require the Board's approval. The Board receives monthly reports on business developments and full Board meetings are held to review and approve the corporate activities. Finally, because of its relatively small size, the Board is very flexible and management has been able to liaise regularly with the Board to seek approval for activities which management felt advisable including any activities outside the normal course of business of the Company.

Composition of the Board and Independence from Management

The Board is currently composed of seven directors and six persons are being nominated for election as directors at the Meeting. To reflect recent changes in the operations of the Company, including a substantial reduction in our exploration activities and expenses in the field and at the corporate headquarters, the Company decided to reduce the size of the Board. Messrs. Donald Mazankowski and Robert Minto resigned as directors on March 1, 1999. Mr. David Fennell resigned on October 27, 1998. Messrs. Pierre Gousseland, Philip
S. Martin and Richard A. Stark will be retiring as directors upon the election of the new Board at the Meeting.

Pierre Gousseland became non-executive Chairman of the Board on January 1, 1998. From October 27, 1998 to March 8, 1999, Mr. Gousseland acted as Chief Executive Officer during the interim period following David Fennell's resignation as President and Chief Executive Officer until the appointment of Mr. James E.
Askew in March 1999.   David K. Fagin was Chairman and Chief Executive Officer
from May 15, 1992 to May 1, 1996, non-executive Chairman until December 31,
1997.

Dr. Morton, a member of the Board, is a Professor Emeritus of Economic Geology at the University of Alberta and was a founder and for a brief period a Vice President of one of the Company's predecessor corporations. The other members of the Board are unrelated or outside members with no other affiliation with the Company.

The non-management members have a variety of experience and skills, including in the areas of accounting, banking, investment banking, geology, mining, metallurgy, and law. No formal program has been adopted to date to assess Board members individually or the effectiveness of the Board as a whole or of its Committees. The education of new members is managed informally through furnishing records and reports and through meeting with executives as desired.

The Board periodically reviews the adequacy and form of compensation of directors in relation to the responsibilities and risks involved in being an effective director. In addition to modest cash compensation, the directors receive options under the Plan and have also received options on shares of Guyanor Ressources, the Company's publicly-traded subsidiary. The Board believes the emphasis on compensation through options is particularly appropriate in a resource business where increasing shareholder value is perhaps the only relevant measure of progress.

Board Committees

Audit and Corporate Governance Committee

The integrity of the Company's internal controls and management information systems is monitored through the Audit and Corporate Governance Committee (the "Audit Committee") and through expenditure control policies established by the Board. The Audit Committee is currently composed of Messrs. Richard A. Stark (Chairman), David K. Fagin, Ernest Mercier and Robert Stone. The Audit Committee meets with the financial officers of the Company and the independent auditors to review and inquire into matters affecting financial reporting, the systems of internal accounting and financial controls and procedures and the audit procedures and audit plan. The Audit Committee also recommends to the Board the auditors to be appointed and approves their compensation. In addition, the Audit Committee recommends to the Board for approval the annual financial statements, the annual report and certain other documents required by regulatory authorities. The Audit Committee authorizes and monitors corporate conduct, compliance and disclosure policies. In 1997, the Audit Committee reviewed the Company's compliance procedures, resulting, among other things, in the designation of the Company's General Counsel as Corporate Compliance Officer reporting to the Chief Executive Officer and to the Audit Committee. In connection with risk assessment, the Audit Committee reviews among other things the nature and adequacy of insurance coverages. The Audit Committee is also responsible for corporate governance matters. The Audit Committee met once in person and twice by telephone conference during 1998.

Strategic Committee

The Strategic Committee was created in December 1998 and is comprised of three directors, Messrs. Robert Stone, Philip Martin and David Fagin. The Strategic Committee was established to implement the merger and acquisition strategy of the Company and the recruitment of a Chief Executive Officer to replace Mr. David Fennell. In 1998, the Strategic Committee held four telephone meetings. Its members interviewed several candidates for the Chief Executive Officer position, began negotiations of terms with the final candidate, participated in negotiations for new equity funding, participated in meetings with merger candidates, and discussed many critical issues with one another and with members of management.

Compensation and Nominating Committee

The Compensation and Nominating Committee (the "Compensation Committee") was until its abolishment on December 7, 1998 composed of four non-employee directors, Messrs. Philip Martin (Chairman), Donald Mazankowski, Robert Minto and Roger Morton. The Compensation Committee was abolished as the Board was then comprised of only non-management directors. The Compensation Committee, subject to Board approval, supervised the selection, evaluation and determination of compensation of top executives, set corporate-wide policy with respect to compensation and benefits, and administered the Company's stock option plan for employees and the Employee's Stock Bonus Plan. The Compensation Committee also established descriptions, definitions and limits to management's authorities and approval of objectives and goals for top management in general terms. The Compensation Committee met three times in 1998, twice in person and once by conference telephone. Since December 7, 1998, the Board, which is currently composed only of non-employee directors, has been responsible for the matters mentioned above.

Applications and communications relating to candidates for director may be sent to the Secretary of the Company at the head office in Denver.

Expectations of Management

The Board expects management to conduct the business of the Company in accordance with the Company's ongoing strategic plan as adopted by the Board. Management is expected to assess the potential of properties as a result of ongoing exploration. Management is also expected to develop plans, arrange financing and train the necessary personnel to advance these properties toward the development phase and to constantly look for new opportunities. The Board regularly reviews management's progress in meeting these expectations.

Shareholder Communications

The Company believes that it is important to maintain good shareholder relations. The Vice President, Corporate Development and the President and Chief Executive Officer are responsible for shareholder communications and investor relations. The Company attempts to deal with the few concerns or complaints expressed to it by shareholders in an effective and timely manner.

Proposed Board Changes

In order to further reduce costs and to be even more efficient, a six-member Board is proposed to be elected at the Meeting, five of whom would be non-management directors. The Company intends that, following the election of the new Board, the principles contained in this Corporate Governance Statement will continue to be applied. A new Chairman will be appointed after the Meeting and the Committees will be restructured.


                               EXECUTIVE OFFICERS

As of April 27, 1999 the Company's executive officers were as follows:

Name                            Age                            Office and Experience                           Officer Since
---------------------------  ---------  --------------------------------------------------------------------  ----------------
James E. Askew                   50     President and Chief Executive Officer of the Company since March             1999
                                        1999; prior thereto President and Chief Executive Officer of
                                        Rayrock Resources from September 1998 to March 1999; from 1997 to present, President and Chairman of International Mining and Finance
                                        Company; from 1986 to 1996, President and Chief Executive Officer of Golden Shamrock Mines Ltd.
GORDON J. BELL                   41     Vice President and Chief Financial Officer of the Company since              1995
                                        November 1995; prior thereto, Vice President and Director, RBC
                                        Dominion Securities Inc. from October, 1994; Vice President, RBC
                                        Dominion Securities Inc. from December, 1991 to October 1994.
CARLOS H. BERTONI                47     President of Guyanor Ressources S.A. since December 1998; Vice               1993
                                        President, Brazil of the Company since June 1997, prior thereto
                                        Vice President, Exploration (Eastern Division) of the Company since
                                        1993.
LOUIS O. PELOQUIN                41     Vice President, General Counsel and Secretary of the Company since           1993
                                        June 1993.
HILBERT N. SHIELDS               43     Vice President, Guyana since June 1997 and prior thereto Vice                1993
                                        President, Exploration (Western Division) since 1993.
RICHARD A. WINTERS               36     Vice President, Corporate Development since August 1995; prior               1995
                                        thereto Senior Analyst, Robertson Stephens & Co. from August 1994;
                                        prior thereto Senior Engineer, Phelps Dodge Mining Co. from January
                                        1993 to August 1994.

                       Compensation of Executive Officers

The following table sets forth in summary form the compensation received during each of the Company's last three fiscal years by the Chief Executive Officer of the Company and by the five most highly compensated officers during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation                  Long-Term Compensation (1)
                                   --------------------------------------- ---------------------------------------
                                                                                              Awards
                                                                           ---------------------------------------
                                                                                 Number of           Number of
                                                                                Securities          Securities
                                                                                Underlying          Underlying
                                                              Other           Options Granted     Options Granted
Name and Principal Position          Salary    Bonus          Annual          by the Company        by Guyanor        All Other
                               Year  (US$)     (US$)     Compensation (US$)       (#) (6)               (#)          Compensation
                                      (2)       (3)                                                                     (US$)
------------------------------------------------------------------------------------------------------------------------------------
David A. Fennell               1998  215,250   32,804           189,279 (4)              0                   0       600,225 (7)(10)
President and Chief            1997  258,300   40,000           206,477 (4)        150,000             100,000        17,364 (7)
Executive Officer (8)          1996  246,000   40,000           204,917 (4)        150,000             375,000        17,912 (7)
------------------------------------------------------------------------------------------------------------------------------------
Pierre Gousseland              1998   33,600     N/A              N/A               50,000                   0             0
Chairman and Chief Executive   1997    N/A       N/A              N/A               30,000                   0             0
Officer (9)                    1996    N/A       N/A              N/A               40,000                   0             0
------------------------------------------------------------------------------------------------------------------------------------
Carlos Bertoni                 1998  190,000        0                   (5)              0                   0             0
Vice President,                1997  190,000        0                   (5)         35,000              18,000             0
Brazil                         1996  185,000        0                   (5)         25,000              50,000             0
------------------------------------------------------------------------------------------------------------------------------------
Hilbert Shields                1998  190,000        0                   (5)              0                   0             0
Vice President,                1997  190,000        0                   (5)         35,000              18,000             0
Guyana                         1996  185,000        0                   (5)         25,000              50,000             0
------------------------------------------------------------------------------------------------------------------------------------
Gordon J. Bell                 1998  186,500        0                   (5)              0                   0         2,569 (7)
Vice-President and Chief       1997  186,500   10,000                   (5)         40,000              20,000         1,364 (7)
Financial Officer              1996  180,000        0               14,571          30,000              85,000           740 (7)
------------------------------------------------------------------------------------------------------------------------------------
Louis O. Peloquin              1998  160,000        0                   (5)              0                   0         2,321 (7)
Vice-President, General        1997  160,000   10,000                   (5)         40,000              20,000         1,174 (7)
Counsel and Secretary          1996  135,000   15,000                   (5)         25,000              50,000           271 (7)
------------------------------------------------------------------------------------------------------------------------------------
Adrian W. Fleming              1998  183,333        0                   (5)              0                   0        77,695 (7)(11)
Executive Vice-President,      1997  200,000   10,000                   (5)         40,000              20,000         1,461 (7)
Exploration (8)                1996  230,000        0                   (5)        150,000             125,000             0 (7)
------------------------------------------------------------------------------------------------------------------------------------

(1) There were no long-term incentive plan payouts during the periods indicated.

(2) The dollar value of base salary (cash and non-cash) earned.

(3) The dollar value of bonuses (cash and non-cash) earned. The 1997 bonuses were declared December 16, 1997 and the 1996 bonuses were declared January 1, 1997.

(4) Pertains to deemed taxable benefit of interest free loans from the Company. See "Indebtedness of Directors and Officers."

(5) Other annual compensation, including perquisites and other personal benefits, securities or property, did not exceed 10% of the total of the annual salary and bonus, if applicable.

(6) Upon exercise of the options granted prior to March 14, 1995, the holder will receive one-fifth of one Class B share of Guyanor for each one Common Share acquired.

(7) These amounts are in respect of premiums paid for life insurance for the benefit of these executives.

(8) Mr. David Fennell resigned as of October 27, 1998 and Mr. Adrian Fleming resigned as of November 27, 1998.

(9) Mr. Pierre Gousseland, Chairman of the Company, was appointed Acting Chief Executive Officer for the interim period after the resignation of Mr. David Fennell and the appointment of his successor Mr. James Askew on March 8, 1999. The compensation was paid to Mr. Gousseland as non-executive Chairman.

(10) This amount includes $597,000 paid pursuant to a Separation Agreement and Release in connection with Mr. Fennell's October 27, 1998 resignation.

(11) This amount includes $75,000 paid in February 1999 pursuant to a Separation Agreement and Release in connection with Mr. Fleming's November 27, 1998 resignation.

Employment, Change of Control Agreements and Other Agreements

The Company entered into employment agreements with Messrs. Bell and Peloquin in October 1995 and November 1997 respectively. The terms of their agreements are substantially the same. The agreements are for a three-year term unless terminated as provided hereinafter. After the expiration of the three-year term, the agreements are automatically renewed on a year-to-year basis unless terminated as follows. Messrs. Bell and Peloquin's base annual salaries in 1998 were $186,500 and $160,000 respectively. In response to continuing weak gold prices and to conserve cash, their employment agreements were revised by mutual agreement in May 1999. Their base annual salaries were reduced to $160,000 and $150,000, respectively, starting March 1, 1999. In the event their agreements are terminated by the Company "without cause" or as a result of a "change in control" before August 1, 1999, Messrs. Bell and Peloquin would be entitled to a lump sum payment equal to the salary and benefits to which they would have been entitled to receive for a period of twelve months after the termination. If they are terminated after December 31, 1999, the lump sum to which they would be entitled is reduced to six months. If they are terminated between August 1 and December 31, 1999, the lump sum to which they would be entitled would be prorated on a monthly basis. In addition to the lump sum, all stock options granted to them would become immediately vested and, subject to regulatory approvals, would remain exercisable for a period of 24 months from the termination date. In consideration for this reduction in benefits, the Company agreed to give to Messrs. Bell and Peloquin, should they choose to leave the Company on their own volition before December 31, 1999, a severance package including (i) a lump sum payment representing that portion of their salary they would have been entitled to receive through the end of 1999 had they not left the Company, (ii) the equivalent of one year of medical benefits and life insurance and (iii) subject to regulatory approval, an extension of the exercise period of their stock options until June 30, 2001. Finally, the Change of Control Agreement they had entered into with the Company in December 1997 was terminated.

The Company also has employment agreements with Messrs. Carlos Bertoni and Hilbert Shields, the terms of which are substantially the same. The two contracts were executed as of January 1, 1994 for an initial term of three years. They have been automatically renewed from year to year in accordance the agreements. In 1998, Messrs. Bertoni and Shields were each paid a salary of $190,000, including a living allowance of $36,000. In response to continuing weak gold prices and to conserve cash, their employment agreements were revised by mutual agreement in May 1999. Their annual salaries were reduced to $120,000 starting March 1, 1999. The Company has the right to terminate their agreements "without cause" upon twelve-months notice. In consideration for this reduction in benefits, the Company agreed to give to Messrs. Bertoni and Shields, should they choose to leave the Company on their own volition between July 1, 1999 and December 31, 1999, a severance package including a lump sum payment and, subject to regulatory approval, an extension of the exercise period of their stock options. If Mr. Bertoni's or Mr. Shields' employment is terminated upon the occurrence of a change in control of the Company, he would be entitled to receive his salary for a period of twelve months.

On October 28, 1998, the Company entered into a Separation Agreement and Release with David A. Fennell, its then President and Chief Executive Officer. Mr. Fennell's resignation in such capacity became effective as of October 27, 1998. Under this agreement, the Company paid to Mr. Fennell $597,000, the equivalent of two years of salary. Mr. Fennell is also entitled to reimbursement of certain expenses for up to $81,200, $10,000 of which were paid so far.

The Company also entered into a Separation Agreement and Release with Adrian Fleming as of February 9, 1999. This agreement confirmed Mr. Fleming's resignation as of November 27, 1998. Under this agreement, Mr. Fleming received a gross payment of $75,000, the equivalent of 4 1/2 months of salary.

Report on Executive Compensation

The Compensation Committee, first established in 1992, was abolished in December 1998. The Compensation Committee had always been comprised of non-employee directors and its members in 1998 were Messrs. Martin (Chairman), Mazankowski, Minto, Morton and Gousseland (ex-officio). The Board, which is currently comprised of non-employee directors only, has taken over the responsibility of the Compensation Committee. This responsibility includes approving compensation arrangements for all executive officers of the Company and of Guyanor, its controlled subsidiary (subject to the approval of the Board of Directors of Guyanor). Cash and benefits compensation is provided for in employment agreements which have been negotiated and entered into with the President and Chief Executive Officer and the Vice-Presidents of the Company. At the time such agreements were entered into, the Compensation Committee considered the compensation levels for such positions to be comparable to those of other public gold exploration companies. Subsequent adjustments have reflected, among other things, merit, cost of living and special living conditions and the Company's cost-reduction effort. Executive salaries are reviewed on a yearly basis and are set for individual executive officers based on the level of responsibility, scope and complexity of the executive's position and a subjective evaluation of each individual's role and performance in advancing the successful development of the Company, the officer's performance in general, the Company's performance and a comparison of salary ranges for executives of other similar companies in the mining industry.

During 1998, executive compensation consisted of base salary and living allowances (for executives working overseas). One executive officer received a stock bonus. The base salaries of the executives have not been increased since December 1996. In addition, in response to continuing weak gold prices and to conserve cash, the Board has negotiated with the executive officers of the Company for a reduction in their benefits under their employment and change of control agreements, including a reduction in their base salaries which took effect retroactively as of March 1, 1999.

Because the Company is in an early stage mineral development business, the Board (and prior to December 1998, the Compensation Committee) considers an essential element of its compensation arrangements for executive officers to consist of options to purchase Common Shares and stock bonuses in order to provide appropriate incentive for individual and group effort. In determining the amount of stock options and stock bonuses to be granted, the Board considers, among other things, the officer's position, salary, and previous and anticipated accomplishments. There were no stock option grants to executive officers in 1998. The Board, however, approved in January 1999 amendments to stock options that would, if approved by the shareholders at the Meeting, substantially reduce the exercise price of the executive officers' stock options and reduce the number of their outstanding options by 20%. See "Amendments to Stock Options granted to Directors and Senior Officers of the Company" for more information about the repricing.

Submitted by the Board of Directors: Pierre Gousseland (Chairman), David K. Fagin, Philip S. Martin, Ernest Mercier, Roger D. Morton, Richard Stark and Robert Stone

Stock Option Plan

The Company has a 1997 Stock Option Plan, as amended (referred to herein as the "Plan") which provides to certain key employees, consultants and directors of the Company and its subsidiaries an incentive to maintain and to enhance the long-term performance of the Company through the acquisition of Common Shares pursuant to the exercise of stock options. The Plan consists of two components:
(i) a discretionary component, under which options may be granted to employees, consultants and directors (including non-employee directors), and (ii) a non-discretionary component, under which options are automatically granted, upon appointment or election and on an annual basis, to non-employee directors.

The Plan is currently administered by the Board. The Board has the authority, subject to the terms of the Plan, to determine when and to whom to make grants under the Plan, the number of shares to be covered by the grants, the terms of options granted and the exercise price of options, and to prescribe, amend and rescind rules and regulations relating to the Plan. Subject to certain other limitations, the maximum number of Common Shares that can be issued under the Plan is 5,600,000.

Under the terms of the non-discretionary component of the Plan, each person who is first elected, appointed or otherwise first becomes a non-employee director will generally be automatically granted an option to purchase 40,000 Common Shares as of the date on which such person first becomes a non-employee director. Upon a non-employee director being re-elected at each successive annual general meeting of the Company, he will generally be automatically granted then an additional option to purchase 10,000 Common Shares. With respect to any non-discretionary option, each option is exercisable for a period of ten years from the date of the grant. Each initial option and annual option vests and becomes fully exercisable on the date of grant and the exercise price of such options may not be less than the fair market value of the Common Shares on the date of the grant. Also see "Election of Directors--Compensation of Directors--Stock Options".

Options granted under the discretionary component of the Plan are exercisable over a period determined by the Board, but not to exceed ten years from the date of grant, and the exercise price of an option may not be less than the fair market value of the Common Shares on the date of grant. In addition, such options may be subject to vesting conditions established by the Board and provided in the option agreement evidencing the grant of such option.

Provision is made in the Plan for interest-free non-recourse loans to employee participants. The loans are secured by a pledge to the Company of the Common Shares acquired through the exercise of an option and are repayable prior to the earliest of the date which is five years from the date of the loan, ten years from the date of grant of the particular option and 30 days after the optionee ceases to be employed by the Company for any reason other than death.

Stock Option Grants

No stock options were granted to the Named Executive Officers in the last fiscal year.

Stock Option Exercises and Year-End Option Values

The following table sets forth information concerning the fiscal year-end value of unexercised options held by the Named Executive Officers. There were no exercises of stock options to purchase Common Shares or Class B shares of Guyanor during the fiscal year ended December 31, 1998 by the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

Name of Optionee and      Common Shares    Aggregate Value     Number of Securities Underlying    Value of Unexercised In-the-money
 Company Whose Shares      Acquired on        Realized        Unexercised Options at Fiscal Year  Options at Fiscal Year End (Cdn.$)

 are Subject of             Exercise           (Cdn.$)                       End                                (2)
 Options Granted               (#)
                                                             -----------------------------------------------------------------------

                                                                Exercisable       Unexercisable      Exercisable       Unexercisable

------------------------------------------------------------------------------------------------------------------------------------

David A. Fennell
  Company                             0         N/A              353,400 (1,3)         49,500             0                   0
  Guyanor                             0         N/A              1,040,052 (3)         33,000             0                   0
------------------------------------------------------------------------------------------------------------------------------------

Adrian W. Fleming
  Company                             0         N/A                         0               0             0                   0
  Guyanor                             0         N/A                         0               0             0                   0
------------------------------------------------------------------------------------------------------------------------------------

Gordon J. Bell
  Company                             0         N/A                   306,800          13,200             0                   0
  Guyanor                             0         N/A                   126,451           6,600             0                   0
------------------------------------------------------------------------------------------------------------------------------------

Louis O. Peloquin
  Company                             0         N/A                166,800 (1)         13,200             0                   0
  Guyanor                             0         N/A                   103,400           6,600             0                   0
------------------------------------------------------------------------------------------------------------------------------------

Carlos Bertoni
  Company                             0         N/A                   163,450          11,550             0                   0
  Guyanor                             0         N/A                   412,060           5,940             0                   0
------------------------------------------------------------------------------------------------------------------------------------

Hilbert Shields
  Company                             0         N/A                   138,450          11,550             0                   0
  Guyanor                             0         N/A                   102,060           5,940             0                   0
------------------------------------------------------------------------------------------------------------------------------------

(1) Upon exercise of options granted prior to March 14, 1995, the holder will, in addition, be entitled to receive one-fifth of one Class B share of Guyanor for each Common Share acquired.
(2) For all unexercised options held as of December 31, 1998, the aggregate dollar value of the excess of the market value of the shares underlying those options over the exercise price of those unexercised options. On December 31, 1998, the closing price on the TSE of each of the Common Shares and the Guyanor Class B shares was Cdn.$1.55 and Cdn.$0.60, respectively.
(3) The options held by Mr. Fennell to purchase the Company's Common Shares will expire on October 27, 2000 and the options he holds to purchase Guyanor Class B shares will expire on October 27, 1999.

Stock Bonus Plan

In December 1992, the Company established an Employees' Stock Bonus Plan (the "Bonus Plan") for any full-time or part-time employee (whether or not a director) of the Company or any of its subsidiaries who has rendered meritorious services that contributed to the success of the Company or any of its subsidiaries. The Bonus Plan is currently administered by the Board and provides that the Board may grant bonus Common Shares on terms that the Board may determine, within the limitations of the Bonus Plan and subject to the rules of applicable regulatory authorities. The maximum number of Common Shares issuable under the Bonus Plan is limited to 320,000 Common Shares. In addition, in any calendar year such reservation is limited to 1% of the total number of Common Shares which were issued and outstanding at the end of the preceding fiscal year (with no more than 0.5% being issuable to insiders of the Company).

A total of 32,783 Common Shares were issued under the Bonus Plan in 1998. Of these bonus Common Shares, 18,608 were issued to David A. Fennell, a Named Executive Officer.

                              LIABILITY INSURANCE

The Company has purchased insurance and has, in addition, agreed to indemnify directors and officers of the Company against all costs, charges and expenses reasonably incurred by them in respect of certain proceedings to which they may be made party by reason of their status as a director or officer of the Company. The indemnification is extended to directors and officers provided that they have acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, on the condition that the director or officer had reasonable grounds for believing his conduct was lawful. The amount of the premium paid in respect of directors and officers as a group was US$133,266; the policy coverage is US$5,000,000 per claim and in aggregate in any policy year. Expenses for the Company per claim not covered by the policy ranges between nil and US$250,000.

                     Indebtedness of Directors and Officers

At May 11, 1999, the total amount of indebtedness outstanding to the Company which was entered into in connection with a purchase of securities of the Company by directors, officers and employees of the Company or any of its subsidiaries was Cdn.$102,439. The following table sets forth information with respect to indebtedness incurred by any director or officer of the Company in connection with an acquisition by such officer or director of Common Shares. The loans indicated were granted pursuant to the Plan. See "Stock Option Plan" for a description of the terms of the loans.

             TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS UNDER SECURITIES PURCHASE PROGRAMS

 Name and Principal     Involvement of        Largest Amount          Amount        Financially Assisted      Security for
 Position                 Issuer or       Outstanding During the    Outstanding     Securities Purchases      Indebtedness
                          Subsidiary       Financial Year Ended        as at        During the Financial
                                              Dec. 31, 1998        May 11, 1999          Year Ended
                                                 (Cdn.$)              (Cdn.$)          Dec. 31, 1998
                                                                                            (#)
----------------------------------------------------------------------------------------------------------------------------
David A. Fennell (1)        Lender               4,359,932                    0              0                Common Shares
President and Chief
Executive Officer
----------------------------------------------------------------------------------------------------------------------------
Richard A. Winters (2)      Lender                 102,439              102,439              0                Common Shares
Vice-President,
Corporate
Development
----------------------------------------------------------------------------------------------------------------------------

(1) Mr. Fennell resigned on October 27, 1998. The loan became due on November 27, 1999. No amounts were reimbursed. On April 5, 1999, the loan was forgiven and the 667,792 Common Shares that were pledged to the Company were canceled.

(2) Due to a substantial decline in the stock price, Mr. Winters surrendered to the Company the 11,220 Common Shares he bought through the exercise of stock options in 1996 with the indicated loan. The Company is in the process of canceling these shares in consideration for the forgiveness of the loan.

At May 11, 1999, the total amount of indebtedness outstanding to the Company which was entered into, other than in connection with a purchase of securities of the Company, by directors, officers and employees of the Company or any of its subsidiaries was $16,609. The following table sets forth information with respect to such indebtedness incurred by any director or officer of the Company.

   TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
                 OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

     Name and Principal Position         Involvement of issuer or    Largest Amount Outstanding      Amount Outstanding as at
                                                Subsidiary            During the Financial Year            May 11, 1999
                                                                       Ended December 31, 1998                (US$)
                                                                                (US$)
------------------------------------------------------------------------------------------------------------------------------
Louis O. Peloquin (1)                             Lender                      32,833                        16,609
Vice-President, General Counsel and
Secretary
------------------------------------------------------------------------------------------------------------------------------
David K. Fagin (2)                                Lender                     667,699                             0
Director
------------------------------------------------------------------------------------------------------------------------------

(1) The loan to Mr. Peloquin was made for the purpose of purchasing a residence at the time of his relocation to Denver, Colorado. The loan bears interest at the prime rate and is repayable in December 1999.

(2) The loan to Mr. Fagin was made when he was an employee of the Company in connection with different exercises of options under the Plan. Mr. Fagin ceased to be an employee on December 31, 1997 and the loan became due 30 days later in accordance with the Plan. The Board granted him an extension for the repayment of the loan. The loan was to be repayable in eight consecutive monthly installments starting July 1, 1999. In exchange for an earlier repayment of the loan, the Company agreed to reduce the loan by approximately $30,652. Mr. Fagin paid the Company $637,047 on May 11, 1999 to fully discharge the loan.

                               PERFORMANCE GRAPH

The following graph shows the cumulative total shareholder return on the Common Shares for the fiscal years ended December 31, 1994 through 1998, together with the total shareholder return of the TSE 300 Total Return Index and the TSE Gold and Precious Metals Index. The graph assumes an initial investment of US$100 at December 31, 1993 and is based on the trading prices of the Common Shares on the Toronto Stock Exchange for the dates indicated. Because the Company did not pay dividends on its Common Shares during the measurement period, the calculation of the cumulative total shareholder return on the Common Shares does not include dividends.



                                             12/31/93  12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
-----------------------------------------------------------------------------------------------------------
Golden Star Resources Ltd.
Dollar Value                                      100     67.50      42.92     106.87      42.92       9.18
Annual Return                                            -32.50%    -57.08%      6.87%    -70.40%    -90.82%
-----------------------------------------------------------------------------------------------------------
TSE 300 Total Return Index
Dollar Value                                      100     97.50     109.07     137.15     155.03     150.09
Annual Return                                             -2.50%      9.07%     37.15%     55.03%     50.09%
-----------------------------------------------------------------------------------------------------------
TSE Gold and Precious Metals Index
Dollar Value                                      100     89.60      97.33     105.64      59.62      55.35
Annual Return                                            -10.40%     -2.67%      5.64%    -40.38%    -44.65%
-----------------------------------------------------------------------------------------------------------


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and officers of the Company are and may continue to be involved in the mining and mineral exploration industry through their direct and indirect participation in corporations, partnerships or joint ventures which are potential competitors. Situations may arise in connection with potential acquisitions and investments where the other interests of these directors and officers may conflict with the interests of the Company. As required by law, each of the directors and officers of the Company is required to disclose any potential conflict of interest and to act honestly, in good faith and in the best interests of the Company.

Except as otherwise disclosed herein, since January 1, 1998, no insider of the Company, nor any associate or affiliate of an insider, has had any material interest in any transaction or proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries, nor has any director of the Company been involved, directly or indirectly, in any business or professional relationship with the Company in connection with the provision by the director or the Company of property, services or financing to the other. See "Executive Officers-Employment, Change of Control Agreements and Other Agreements".

                             APPOINTMENT OF AUDITOR

The persons named in the enclosed proxy form intend to vote for the re-appointment of PricewaterhouseCoopers, Chartered Accountants (a firm formed by the merger of Price Waterhouse and Coopers & Lybrand) as auditor of the Company to hold office until the next annual general meeting of shareholders and to authorize the directors of the Company to fix the auditor's remuneration. PricewaterhouseCoopers (then Coopers & Lybrand) was first appointed the auditor of the Company on May 16, 1992.

A representative of the firm of PricewaterhouseCoopers will be present at the Meeting, will have an opportunity to make a statement if desired and will be available to answer any questions shareholders may have with respect to the financial statements of the Company for the fiscal year ended December 31, 1998.


                   AMENDMENTS TO THE SHAREHOLDER RIGHTS PLAN

On June 11, 1996, the shareholders of the Company approved a shareholder rights agreement dated April 24, 1996 (the "Rights Agreement") between the Company and CIBC Mellon Trust Company (then The R-M Trust Company) as rights agent. Pursuant to the Rights Agreement, one right (a "Right") is issued with each Common Share of the Company. The Rights Agreement will, if not extended, expire on June 30, 1999.

The Rights Agreement is designed to ensure that all shareholders receive fair treatment in the event of a take-over bid or tender offer or other acquisition that could lead to a change in control of the Company. The Rights Agreement is not intended to deter take-over bids or tender offers or other acquisitions but could have the effect of extending the time before any such transaction may be completed. The Rights Agreement also provides the Board and the shareholders with more time to fully consider any unsolicited take-over bid for the Company and to allow the Board to pursue, if appropriate, other alternatives to maximize shareholder value.

Without a shareholder rights plans, it would be possible for a bidder to acquire effective control, over a relatively short period of time, through open market and private purchases, using various techniques permitted under the securities legislation in Canada and the United States, without making a bid available to all shareholders. Shareholder rights plans are designed to prevent this occurrence.

The Board considered that it is appropriate and in the best interests of the Company and its shareholders to amend the Rights Agreement to extend its application beyond the current expiration date, June 30, 1999. On April 23, 1999, the Board approved, subject to shareholder and regulatory approvals, certain amendments to the Rights Agreement. The shareholders will be asked at the Meeting to approve these amendments to the Rights Agreement.

The text of the resolution to be submitted to the shareholders is as follows:

     (RESOLVED that the shareholder rights agreement dated April 24, 1996 (the "Rights Agreement") between the Company and CIBC Mellon Trust Company (then The R-M Trust Company) be amended as follows:

     1. the definition of "Expiration Time" in Section 1.1(25) of the Rights Agreement shall be deleted and the following be substituted therefor:

          "Expiration Time" means the close of business on the date that is the earlier of: (a) the time at which the right to exercise Rights shall terminate pursuant to Section 5.1 hereof; and (b) June 30, 2004, unless extended to June 30, 2009 pursuant to Section 5.2(2) hereof."

     2. Section 5.2 of the Rights Agreement shall be deleted and the following be substituted therefor:

          "5.2  Expiration and Extension of Expiration Time
                -------------------------------------------

          (1) No Person has any rights under this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in subsection 4.1(1) of this Agreement.

          (2) At the first annual meeting of the shareholders of the Corporation following June 30, 2003, provided that the Expiration Time has not occurred prior to such time, the Board of Directors may submit a resolution to the holders of Voting Shares of the Corporation, for their consideration, and if thought advisable, approval, extending the Expiration Time for the Rights to June 30, 2009. If the majority of votes cast on such resolution are voted for such extension, then the Expiration Time shall be the earlier of: (a) the time at which the right to exercise Rights shall terminate pursuant to Section 5.1 hereof; and (b) June 30, 2009."

     3. In view of the Rights Agreement having been approved by the shareholders of the Company at the annual general meeting held on June 11, 1996, Section 5.15 of the Rights Agreement shall be amended by deleting the last sentence thereof, which reads as follows, in its entirety:

          "If this Agreement is not confirmed by a majority of the votes cast by holders of Voting Shares who vote in respect of confirmation of the Agreement at such meeting, this Agreement and all outstanding Rights terminate and become void at the close of business on the date of termination of such meeting.")


                AMENDMENTS TO STOCK OPTIONS GRANTED TO DIRECTORS
                       AND SENIOR OFFICERS OF THE COMPANY

General

On January 15, 1999, the Board of Directors approved, subject to any necessary shareholder and regulatory approvals, a resolution amending certain outstanding stock options (the "Existing Options") held by non-employee directors, senior officers and employees. The amendments to the Existing Options provide for (i) a reduction of the exercise price of each Existing Option from its original price to Cdn.$1.80 (the closing price of the Common Shares on the Toronto Stock Exchange on January 14, 1999) and (ii) a 20% reduction of the number of shares that can be purchased under each Existing Option. The other terms of the Existing Options do not change. On March 10, 1999, the Toronto Stock Exchange consented to the amendments of all such Existing Options granted to non-employee directors and to senior officers, subject to receiving the approval of disinterested shareholders at the Meeting. The amendments to the Existing Options granted to employees were approved without any conditions.

The Company believes that it is important to motivate directors, management and employees to remain with the Company and to provide an incentive for them to provide maximum efforts for the Company and its shareholders. Stock options are an important part of the overall compensation package offered by the Company.
In addition, most exploration companies use stock options to attract and retain employees and directors. When stock prices fall, however, the retention and incentive value of the options disappear.

As a result of the decline in the price of gold in the last 18 months, the Company has experienced a severe decline in the price of its Common Shares, with the share price having ranged from Cdn.$1.00 to Cdn.$6.85 per share. On April 27, 1999, the record date for the Meeting, the closing price of the Common Shares on the TSE was Cdn.$1.10 which is 39% below the proposed amended exercise price of Cdn.$1.80. The original exercise price of the Existing Options ranges
between Cdn.$2.76 and Cdn.$24.40.   The Company believes that such out-of-the-
money  or "underwater" stock options have little incentive and retention value.

The Board had carefully considered various factors which it deemed relevant in assessing whether to reprice the Existing Options, including market conditions, potential loss of employees, motivation, cost, potential dilution and other related factors. The Board believes that it is in the best interest of the Company and its shareholders to reduce the exercise price of the Existing Options to Cdn.$1.80 as described above. In exchange for the anticipated lower exercise price, however, the optionees will be forfeiting 20% of the Existing Options subject to the repricing. The Company believes that the forfeiture of 20% of the Existing Options is adequate and appropriate consideration for the repricing.

For more information about the 1997 Stock Option Plan, as amended , see "Stock Option Plan" above.

Tax Consequences

There are no tax consequences to the Company or to any optionee receiving a repriced option.

Proposed Option Repricing

The Company is proposing to the shareholders to approve amendments to stock options granted to directors and senior officers of the Company as set forth in the resolution in Schedule "A" attached hereto.

To be approved, the resolution must be passed by a majority of the votes cast by the disinterested holders of Common Shares at the Meeting, with each holder entitled to one vote for each share held, except for Common Shares held by optionees holding Existing Options, together with their associates and affiliates, all of whom will not be entitled to vote on this matter. To the best of the Company's knowledge, the Common Shares to be withheld from voting on
the resolution total 864,918 Common Shares.   In the event that the shareholders
do not approve this resolution, the Existing Options will continue to be outstanding and will be exercisable by the optionees at their respective original exercise prices.

If the resolution is approved, the total number of shares under Existing Options granted to the directors and senior officers would be reduced from an aggregate of 2,026,780 Common Shares to an aggregate of 1,621,424 Common Shares. The original exercise price of the Existing Options ranges between Cdn.$2.76 and Cdn.$24.40. If the resolution is approved, the shares constituting the 20% being forfeited can be used for new stock option grants under the Plan.

The following table sets forth the number of repriced Existing Options held by Named Executive Officers and by the two indicated groups, as well as a range of the exercise prices of these options. As of April 27, 1999, the record date for the Meeting, the aggregate market value of the 905,000 Common Shares underlying the Existing Options granted to the indicated Named Executive Officers was approximately Cdn.$995,500, based on a price per share of Cdn.$1.10 on that date.

                OPTIONS GRANTED UNDER THE 1997 STOCK OPTION PLAN


                                                    ORIGINAL GRANT                                    IF APPROVED
                                        Number of Shares      Range of Exercise        Number of Shares          Price/Share
                                                               Prices in Cdn.$          reduced by 20%            in Cdn.$
Pierre Gousseland                            80,000             3.40 to 19.00                64,000                 1.80
Chairman and Chief Executive Officer

Carlos Bertoni                              175,000             3.40 to 18.45               140,000                 1.80
Vice President Brazil

Hilbert Shields                             150,000             3.40 to 18.45               120,000                 1.80
Vice President Guyana

Gordon J. Bell                              320,000             3.40 to 18.45               256,000                 1.80
Vice President and Chief Financial

Officer
Louis O. Peloquin                           180,000             3.40 to 18.45               144,000                 1.80

Vice President, General Counsel
and Secretary
Executive Officers as a group               953,780             3.40 to 18.45               763,024                 1.80

Non-employee directors as a group         1,073,000             2.76 to 24.40               858,400                 1.80


             CONTINUANCE UNDER THE YUKON BUSINESS CORPORATIONS ACT

Management of the Company has determined it to be in the best interests of the Company to make application for a continuance under the Yukon Business Corporations Act (the "YBCA"). The change of corporate jurisdiction is being sought as the CBCA requires a majority of the directors of a corporation to be resident Canadians. The Company would like to have the ability to have a board of directors that could be comprised of a majority of non-resident Canadians in order to attract persons to serve on the Board based on their qualifications and experience rather than based on their residence, particularly when all of the Company's mineral properties are located outside Canada and the Company's head office is located outside Canada. The YBCA does not have a requirement that a majority of directors must be resident Canadians. Accordingly, the Company wishes to continue its jurisdiction of incorporation from the federal Canadian jurisdiction to the Yukon Territory.

As part of the continuance the Company will adopt, in substitution for the existing articles and bylaws of the Company, articles of continuance and bylaws in accordance with the YBCA. It is proposed that the articles of continuance would reflect provisions that are substantially the same as those currently applicable to the Company. The share capital structure, along with the special rights and restrictions attached to the shares, is set out in the articles of continuance to be approved at the Meeting which are attached as Appendix 1 to the special resolution attached as Schedule "B" hereto.

Shareholders will be asked to consider, and if thought fit, to approve the following special resolution to continue the Company under the YBCA which is replicated, with the Appendices thereto, as Schedule "B" hereto:

     "RESOLVED, as a special resolution, that:

     1. the Company be authorized, for the purposes of section 188 of the Canada Business Corporations Act, to apply to the Registrar of Corporations of the Yukon Territory for an instrument of continuation to continue the Company into the Yukon Territory under the Yukon Business Corporations Act ("YBCA") as if it had been incorporated under the YBCA;

     2. the articles and bylaws of the Company be amended by substituting all of the provisions thereof with, respectively, the provisions set out in the Articles of Continuance, a copy of which is annexed hereto as Appendix 1, and the provisions of Bylaw No. 1 annexed hereto as Appendix 2 and that such Articles of Continuance and bylaws be and same are hereby approved, ratified and confirmed;

     3. any one of the directors or officers of the Company be, and is hereby, authorized and empowered, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments, and to do or to cause to be done all such other acts and things as may be, in the opinion of such director or officer, necessary or desirable in order to fulfill the intent of the foregoing paragraphs of this resolution; and

     4. this special resolution may be revoked by the board of directors of the Company without further approval of the shareholders of the Company at any time prior to the filing of the Articles of Continuance with the Registrar of Corporations under the YBCA."

In order to be acted upon, the CBCA requires that the special resolution for the continuance be passed, with or without variation, by a majority of at least two-thirds of the votes cast by shareholders who vote, in person or by proxy, on the special resolution.

The continuance of the Company into the Yukon Territory is subject to any necessary approvals of regulatory authorities having jurisdiction over the Company.

See "Dissent Rights of Shareholders" for a description of dissent rights which are available to registered shareholders in respect of the continuance.

See "Accompanying Financial Information and Incorporation by Reference" for a description of the financial statements of the Company and related management's discussion and analysis thereon which accompanies and forms part of, and information which is specifically incorporated by reference into, this Proxy Statement and Management Information Circular.

The effect of the continuance will be to change the legal jurisdiction of incorporation of the Company from the federal laws of Canada to the laws of the Yukon Territory. Notwithstanding the continuance of the Company from the federal jurisdiction to the Yukon, the CBCA and the YBCA provide that all the rights of the creditors of the Company against the Company's property, rights and assets and all liens on the Company's property, rights and assets are unimpaired by the continuance. All debts, contracts, liabilities and duties of the Company from then on attach to the Company as continued into the Yukon and continue to be enforceable against it as if the Company had remained incorporated under the CBCA. The derivative action, oppression, dissent and appraisal rights provisions of the YBCA are substantially similar to the CBCA.

Exchange of Share Certificates

If the continuance to the Yukon Territory is effected, the Company will send a letter to each holder of Common Shares advising of the effectiveness of the continuance. Following the effectiveness of the continuance, new Common Share certificates reflecting the Yukon jurisdiction will be issued upon surrender of existing share certificates in the normal course further to share transfers and other share transactions or upon request.

Dissent Rights of Shareholders

Pursuant to section 190(1) of the CBCA, registered shareholders of the Company are entitled to dissent rights. The result of these dissent rights is that, pursuant to section 190(3) of the CBCA, dissenting shareholders are entitled to be paid the fair value for the shares in respect of which they dissent. Pursuant to section 190(5) of the CBCA, a dissenting shareholder of the Company may, at or before the Meeting at which the special resolution is to be considered, provide a written objection to the proposed continuance, in which event section 190 of the CBCA applies. A copy of section 190 of the CBCA is attached as Schedule "C" hereto.

A dissenting shareholder must dissent in respect of all of the shares held by the shareholder of record and all shares in respect of which dissent rights are exercised must be registered in the name of the dissenting shareholder. A shareholder of the Company is not entitled to dissent with respect to the shareholder's shares if the shareholder votes any of those shares in favour of the special resolution authorizing the continuance.

After the special resolution is approved by the shareholders, the Company will notify dissenting shareholders of this fact within 10 days of such approval. Each dissenting shareholder is then required, within 20 days after the Company gives such notice to send to the Company a written notice demanding payment of the fair value of the shares in respect of which the shareholder dissents. Not later than seven days after the receipt of such notice, the Company must make an offer to pay for those shares in an amount considered by the Board to be the fair value thereof, or notify the dissenting shareholders that the Company is unable lawfully to pay the dissenting shareholder for the shares as it would then not meet the CBCA's solvency tests as set out in section 190(26) of the CBCA. Any such offer made by the Company must be accepted by a dissenting shareholder within 30 days and the Company must pay for the dissenting shareholder's shares within 10 days after such acceptance.

The CBCA requires strict adherence to the dissent procedures established therein and failure to do so may result in the loss of all of the dissenter's rights. Accordingly, each shareholder of the Company who might desire to exercise the dissent rights in respect of the special resolution for the continuance should carefully consider and comply with the provisions of section 190 of the CBCA and consult with the shareholder's legal advisor.

Address for Notice

All notices to the Company relating to the exercise of the dissent rights pursuant to section 190 of the CBCA must be addressed to the Company at the registered office of the Company at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H4.

Result of Numerous Shares Being Subject to Exercise of Dissent Rights

Management does not anticipate that a material number of shares of the Company will be subject to the exercise of dissent rights. The Board of Directors may, however, abandon the continuance of the Company to the Yukon without further approval of the shareholders if more than 50,000 Common Shares are subject to the exercise of dissent rights.


              Advance Shareholder Approval for Private Placements

The Company from time to time investigates opportunities to raise financing on advantageous terms. It expects to undertake one or more financings over the next year and expects some of them to be structured as private placements.

Under the rules of the TSE the aggregate number of shares of a listed company which are issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six-month period must not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transactions (the "TSE 25% Rule"), unless there has been shareholder approval of such transactions. Such private placement transactions are generally those which are made pursuant to various exemptions from registration and prospectus requirements under applicable securities legislation and those transactions which are not fully marketed public offerings (collectively, "Private Placement Transactions").

The application of the TSE 25% Rule may restrict the availability to the Company of funds which it may wish to raise in the future through such Private Placement Transactions.

In particular, management of the Company considers it to be in the best interests of the Company to raise funds through Private Placement Transactions for working capital and Company operations. The TSE has a working practice that it will accept advance approval by shareholders in anticipation of Private Placement Transactions that may exceed the TSE 25% Rule, provided such Private Placement Transactions are completed within 12 months of the date such advance shareholder approval is given.

As at April 27, 1999, the Company had issued and outstanding 29,649,457 Common Shares and the Company proposes that the maximum number of Common Shares which either would be issued or made subject to issuance under one or more Private Placement Transactions within the 12-month period following the date of the Meeting would not exceed 20,000,000 Common Shares in the aggregate, or 67.45% of the Company's issued and outstanding Common Shares as at April 27, 1999.

Any Private Placement Transactions proceeded with by the Company under the advance approval being sought at the Meeting will be subject to the following additional restrictions:

(a)  each must be substantially with parties at arm's length to the Company;

(b)  each cannot materially affect control of the Company;
(c) each must be completed within a 12-month period following the date the shareholder approval is given; and
(d) each must comply with the pricing rules for Private Placement Transactions of the TSE and the American Stock Exchange ("AMEX"), including any applicable discount; and
(e)  each will still be subject to the approval of the TSE and AMEX.

In addition, the terms of the Common Shares to be issued in any Private Placement Transaction will be determined by the Board of Directors of the Company and no further authorization for any such issuance by a vote of the Company's shareholders will be solicited prior to such issuance. The TSE and the AMEX will, however, retain the discretion to decide whether or not a particular Private Placement Transaction is "substantially" at arm's length or will materially affect control in which case specific shareholder approval may be required.

In anticipation that the Company may wish to enter into one or more Private Placement Transactions in the next 12 months that will result in it issuing and/or making issuable such number of its Common Shares, taking into account any shares that may be issued upon exercise of any warrants, options or other rights granted in connection with Private Placement Transactions, that will exceed the TSE 25% Rule, the Company requests that its shareholders pass an ordinary resolution in the following terms:

     "RESOLVED that the issuance by the Company in one or more private placement transactions during the 12-month period commencing June 15, 1999 of such number of securities that would result in the Company issuing or making issuable 20,000,000 Common Shares of the Company, as is more particularly described in the Company's Information Circular dated May 13, 1999, is hereby approved."

                               1998 ANNUAL REPORT

The Annual Report for the fiscal year ended December 31, 1998 was mailed to the registered shareholders of the Company on April 30, 1999. The consolidated financial statements of the Company, the accompanying notes and report of the independent auditors, the selected financial data for each of the years ended December 31, 1998, 1997 and 1996 and management's discussion and analysis of the Company's financial condition and results of operations are included in the Annual Report.

                           2000 SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company's proxy statement, shareholder proposals for the year 2000 Annual Meeting of Shareholders must be received at the Company's corporate office, 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264, Attention: Corporate Secretary, on or before January 1, 2000.


                           AVAILABILITY OF DOCUMENTS

The following documents, filed or to be filed with various securities commissions or similar authorities in various provinces of Canada, may be obtained, after filing, by shareholders of the Company on request without charge from the Secretary of Golden Star Resources Ltd., 1660 Lincoln Street, Suite 3000, Denver, Colorado, USA 80264 (Tel.: (303) 830-9000; Toll Free: (800) 553-
8436;  Fax:  (303) 830-9094):

a) The Company's Annual Report on Form 10-K or Annual Information Form for the year ended December 31, 1998, as may be amended, together with any document, or the pertinent pages of any document, incorporated by reference therein;

b) comparative audited consolidated financial statements of the Company and the notes thereto as at and for the fiscal years ended December 31, 1998, 1997 and 1996, together with the report of the auditors thereon, and any interim financial statements of the Company that may be subsequently filed; and

c) the Company's Management Proxy Circular dated April 28, 1998 for its annual general meeting of shareholders held on June 16, 1998.

       ACCOMPANYING FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE

The following financial statements and information of the Company accompany and form part of, and are specifically incorporated by reference into, this Proxy Statement and Management Information Circular: (a) Consolidated Balance Sheets as of December 31, 1998 and 1997, and Consolidated Statements of Operations, Consolidated Statement of Changes in Shareholders' Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996;
(b) the Notes to the Consolidated Financial Statements; (c) the Auditors' Report on such financial statements; (d) the report on Management's Responsibility for Financial Information; and (e) Management's Discussion and Analysis of Financial Condition and Results of Operations.

The Securities and Exchange Commission allows the Company to "incorporate by reference" in this proxy statement information the Company is required to disclose to its shareholders, which means that the Company can disclose such information to its shareholders by referring you to those documents. The information incorporated by reference is an important part of this proxy statement. We incorporate by reference the documents listed above under clause
(a) (as to the Annual Report on Form 10-K) and clause (b) of "Availability of Documents". Shareholders may request a copy of these filings without cost by writing or telephoning the Company at the above address.

                                 OTHER MATTERS

Management of the Company is not aware of any other matters to come before the Meeting other than as set forth in the Notice of the Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed proxy form to vote the shares represented thereby in accordance with their best judgment on such matter.


                              DIRECTORS' APPROVAL

The contents and the sending of this circular to holders of the Common Shares, to each director of the Company, to the auditors of the Company and to the appropriate regulatory authorities have been approved by the directors of the Company. This circular contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.


Dated at Denver, Colorado, this 13th day of May, 1999.



                                   Golden Star Resources Ltd.

                                   /s/ Louis O. Peloquin
                                   Vice President, General Counsel and Secretary

                                  SCHEDULE "A"

        AMENDMENTS TO STOCK OPTIONS GRANTED TO DIRECTORS OF THE COMPANY

BE IT RESOLVED THAT:

1. The exercise price of stock options to purchase an aggregate of 2,026,780 Common Shares previously granted by the Company to certain directors, former directors, and senior officers, the details of which are set out below, be adjusted so that all stock options be exercisable at Cdn.$1.80 and the number of shares that can be purchased under each of these options be reduced by 20%, all other terms and conditions of such options remaining the same:

DIRECTORS
---------------------------------------------------------------------------------------------------------------------
     Name of Optionee            Number of Shares             Exercise Price                 Expiration Date
                                   Under Option
---------------------------------------------------------------------------------------------------------------------
David Fagin                                     50,000                      $ 5.50  December 17, 2002
(Former Chairman and CEO)                      148,000                      $12.15  October 7, 2003
                                                60,000                      $16.20  September 26, 2004
                                               125,000                      $ 7.63  December 15, 2005
                                                25,000                      $18.45  December 18, 2006
                                                25,000                      $17.90  February 10, 2007
                                                10,000                      $ 3.40  December 16, 2007
---------------------------------------------------------------------------------------------------------------------
Pierre Gousseland                               40,000                      $19.00  June 11, 2006
                                                10,000                      $12.00  June 11, 2007
                                                20,000                      $ 3.40  December 16, 2007
                                                10,000                      $ 3.80  June 11, 2008
---------------------------------------------------------------------------------------------------------------------
Philip Martin                                   40,000                      $ 8.05  September 30, 2007
---------------------------------------------------------------------------------------------------------------------
Donald Mazankowski                              40,000                      $13.75  March 1, 2001
                                                10,000                      $10.50  March 1, 2001
                                                10,000                      $19.00  March 1, 2001
                                                10,000                      $13.10  March 1, 2001
                                                10,000                      $ 3.50  March 1, 2001
---------------------------------------------------------------------------------------------------------------------
Ernest Mercier                                  30,000                      $ 8.67  January 30, 2005
                                                10,000                      $ 9.50  January 30, 2006
                                                10,000                      $18.50  January 30, 2007
                                                10,000                      $ 6.65  January 30, 2008
---------------------------------------------------------------------------------------------------------------------
Robert Minto                                    40,000                      $24.40  March 1, 2001
                                                10,000                      $ 7.30  March 1, 2001
---------------------------------------------------------------------------------------------------------------------
Roger Morton                                    40,000                      $ 2.76  June 26, 2002
                                                10,000                      $14.85  July 6, 2003
                                                15,000                      $12.15  October 7, 2003
                                                25,000                      $16.88  May 16, 2004
                                                10,000                      $10.50  May 16, 2005
                                                10,000                      $22.75  May 16, 2006
                                                10,000                      $12.40  May 15, 2007
                                                10,000                      $11.20  June 10, 2007
                                                10,000                      $ 4.50  May 15, 2008
---------------------------------------------------------------------------------------------------------------------
Richard Stark                                   30,000                      $ 2.76  June 26, 2002
                                                10,000                      $14.85  July 6, 2003
                                                15,000                      $12.15  October 7, 2003
                                                25,000                      $16.88  May 16, 2004
                                                10,000                      $10.50  May 16, 2005
                                                10,000                      $22.75  May 16, 2006
                                                10,000                      $12.40  May 15, 2007
                                                10,000                      $11.20  June 10, 2007
                                                10,000                      $ 3.40  December 16, 2007
                                                10,000                      $ 4.50  May 15, 2008
---------------------------------------------------------------------------------------------------------------------
Robert Stone                                    40,000                      $ 8.05  September 30, 2007
---------------------------------------------------------------------------------------------------------------------

SENIOR OFFICERS
---------------------------------------------------------------------------------------------------------------------
     Name of Optionee            Number of Shares             Exercise Price                 Expiration Date
                                   Under Option
---------------------------------------------------------------------------------------------------------------------
Gordon Bell                                    250,000                      $ 6.38  November 6, 2005
                                                30,000                      $18.45  December 18, 2006
                                                40,000                      $ 3.40  December 16, 2007
---------------------------------------------------------------------------------------------------------------------
Carlos Bertoni                                  25,000                      $ 5.50  December 17, 2002
                                                25,000                      $12.15  October 7, 2003
                                                25,000                      $16.20  September 26, 2004
                                                40,000                      $ 7.63  December 15, 2005
                                                25,000                      $18.45  December 18, 2006
                                                35,000                      $ 3.40  December 16, 2007
---------------------------------------------------------------------------------------------------------------------
Louis Peloquin                                  50,000                      $13.05  June 22, 2003
                                                25,000                      $16.20  September 26, 2004
                                                40,000                      $ 7.63  December 15, 2005
                                                25,000                      $18.45  December 18, 2006
                                                40,000                      $ 3.40  December 16, 2007
---------------------------------------------------------------------------------------------------------------------
Hilbert Shields                                 25,000                      $12.15  October 7, 2003
                                                25,000                      $16.20  September 26, 2004
                                                40,000                      $ 7.63  December 15, 2005
                                                25,000                      $18.45  December 18, 2006
                                                35,000                      $ 3.40  December 16, 2007
---------------------------------------------------------------------------------------------------------------------
Richard Winters                                 21,780                      $ 9.13  August 8,  2005
                                                33,000                      $ 7.63  December 15, 2005
                                                34,000                      $18.45  December 18, 2006
                                                40,000                      $ 3.40  December 16, 2007
---------------------------------------------------------------------------------------------------------------------



2. Any director or officer of the Company be, and he is hereby authorized for and on behalf of the Company, to execute, deliver, and file all such documents and instruments, and to do all such acts or things as may be necessary or desirable to give effect to the foregoing.

                                  Schedule "B"

RESOLVED, as a special resolution, that:

1. the Company be authorized, for the purposes of section 188 of the Canada Business Corporations Act, to apply to the Registrar of Corporations of the Yukon Territory for an instrument of continuation to continue the Company into the Yukon Territory under the Yukon Business Corporations Act ("YBCA") as if it had been incorporated under the YBCA;

2. the articles and bylaws of the Company be amended by substituting all of the provisions thereof with, respectively, the provisions set out in the Articles of Continuance, a copy of which is annexed hereto as Appendix 1, and the provisions of Bylaw No. 1 annexed hereto as Appendix 2 and that such Articles of Continuance and bylaws be and same are hereby approved, ratified and confirmed;

3. any one of the directors or officers of the Company be, and is hereby, authorized and empowered, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments, and to do or to cause to be done all such other acts and things as may be, in the opinion of such director or officer, necessary or desirable in order to fulfill the intent of the foregoing paragraphs of this resolution; and

4. this special resolution may be revoked by the board of directors of the Company without further approval of the shareholders of the Company at any time prior to the filing of the Articles of Continuance with the Registrar of Corporations under the YBCA.

               APPENDIX 1 TO YUKON CONTINUANCE SPECIAL RESOLUTION


                            ARTICLES OF CONTINUANCE


                                     YUKON

                           BUSINESS CORPORATIONS ACT

                                 (Section 190)


                                                                       Form 3-01
                                                         ARTICLES OF CONTINUANCE
--------------------------------------------------------------------------------
1.  Name of Corporation:

    GOLDEN STAR RESOURCES LTD.
--------------------------------------------------------------------------------
2. The classes and any maximum number of shares that the Corporation is authorized to issue:

    Schedule "A" annexed hereto is incorporated into these Articles of Continuance.
--------------------------------------------------------------------------------
3.  Restrictions, if any, on share transfers:

    None.
--------------------------------------------------------------------------------
4.  Number (or minimum and maximum number) of Directors:

    Not less than 3 nor more than 15.
--------------------------------------------------------------------------------
5.  Restrictions, if any, on business the Corporation may carry on:

    None.
--------------------------------------------------------------------------------
6.  If change of name effected, previous name:

    Not applicable.
--------------------------------------------------------------------------------
7.  Details of incorporation:

    Amalgamated by way of arrangement on May 15, 1992 under the Canada Business Corporations Act, incorporation number 282128-1.
--------------------------------------------------------------------------------
8.  Other provisions, if any:

    Schedule "B" annexed hereto is incorporated into these Articles of Continuance.
--------------------------------------------------------------------------------
9.  Date:
         -------------------------------

    Signature:                                    Title:
              --------------------------                ------------------------

                    SCHEDULE "A" TO ARTICLES OF CONTINUANCE

The classes and number of shares that the Corporation is authorized to issue are as follows:

(a) The Corporation is authorized to issue an unlimited number of Common Shares having attached thereto, as a class, the following rights, privileges, restrictions and conditions:

     (i)    the right to vote;

     (ii) the right, subject to any preferential rights attaching to any other class or series of shares of the Corporation, to receive dividends as, when, and if declared on the Common Shares by the Corporation;

     (iii) notwithstanding (ii), no dividend may be declared or paid on the Common Shares if the Corporation is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the Corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes; and

     (iv) the right, subject to any preferential rights attaching to any other class or series of shares of the Corporation, to share in the remaining property of the Corporation upon dissolution or other distribution of assets for the purpose of winding up the Corporation's affairs.

(b) the Corporation is also authorized to issue an unlimited number of Preferred Shares having attached thereto, as a class, the following rights, privileges, restrictions and conditions:

     (i) the Preferred Shares may be issued from time to time in one or more series with each series to consist of such number of Preferred Shares as may, before the issue thereof, be determined by the directors of the Corporation.

     (ii) Before the first issue of Preferred Shares of a particular series the directors of the Corporation shall by resolution determine the designation, rights, privileges, restrictions and conditions attaching to that series of Preferred Shares, which rights are completely in the discretion of the directors of the Corporation subject to the requirements of the Business Corporations Act (Yukon).

                    SCHEDULE "B" TO ARTICLES OF CONTINUANCE

Other provisions, if any:

1. A meeting of the shareholders of the Corporation may, in the unfettered discretion of the directors of the Corporation, be held at any location in Canada or the United States specified by the Directors in the notice of such meeting.

2. The directors of the Corporation may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors of the Corporation shall not at any time exceed one third of the number of directors of the Corporation who held office at the expiration of the last annual general meeting of the Corporation, provided that the total number of directors shall not exceed the maximum number of directors fixed pursuant to the Articles.

               APPENDIX 2 TO YUKON CONTINUANCE SPECIAL RESOLUTION

                                  BYLAW NO. 1
  A Bylaw relating generally to the transaction of the business and affairs of
                 GOLDEN STAR RESOURCES LTD. (the "Corporation")


                          SECTION ONE - INTERPRETATION

1.1 Interpretation. Words and expressions defined in the Business Corporations Act, Revised Statutes of the Yukon 1986, Chapter 15 as amended from time to time, and any Statute that may be substituted therefor, as amended from time to time (the "Act") have the same meanings when used in the Bylaws. Words importing the singular number include the plural and vice versa and words importing gender include masculine, feminine and neuter genders as required by the context.

1.2 Conflict with Act or Articles. The Bylaws are subject to the provisions of the Act and the articles of the Corporation and in the event of conflict between the provisions of any Bylaws and the provisions of the Act or the articles, the provisions of the Act or the articles shall prevail over the Bylaws.

1.3 Headings. The headings and indices used in the Bylaws are inserted for convenience of reference only and do not affect the interpretation of the Bylaws or any part thereof.


                   SECTION TWO - BUSINESS OF THE CORPORATION

2.1 Corporate Seal. The Board of Directors of the Corporation (the "Board") may adopt and change a corporate seal which shall contain the name of the Corporation and the Board may cause to be created as many duplicates thereof as the Board shall determine.

2.2 Execution of Instruments. The Board may from time to time direct the manner in which, and the person or persons by whom, any particular document or class of documents may or shall be signed and delivered. In the absence of a directors' resolution concerning the execution of any particular documents, documents shall be signed and delivered on behalf of the Corporation by two persons, one of whom holds the office of Chairman of the Board, President, Managing Director, Vice-President or director and the other of whom holds one of the said offices or the office of Secretary, Treasurer, Assistant-Secretary or Assistant-Treasurer or any other office created by bylaw or by resolution of the Board, including affixing the corporate seal to all such documents as may require the same.

2.3 Banking and Financial Arrangements. The banking and financial business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the Board. Such banking and financial business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the Board may from time to time prescribe or authorize.

2.4 Voting Rights in other Bodies Corporate. The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the officers executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights. In addition, the Board may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.5 Withholding Information from Shareholders. Subject to the provisions of the Act, no shareholder shall be entitled to discovery of any information respecting any details or conduct of the Corporation's business which, in the opinion of the Board, it would be inexpedient in the interests of the shareholders or the Corporation to communicate to the public. The Board may from time to time determine whether and to what extent and at what time and place and under what conditions or regulations the accounts, records and documents of the Corporation shall be open to the inspection of shareholders and no shareholder shall have any right of inspection of any account, record or document of the Corporation except as conferred by the Act or authorized by the Board or by resolution passed at a general meeting of shareholders.


                      SECTION THREE - DIRECTORS AND BOARD

3.1 Calling of Meeting. Meetings of the Board shall be held from time to time and at such place as the Board, the Chairman of the Board, the Managing Director, the President or any two directors may determine.

3.2 Notice of Meetings. Notice of the time and place of Board meetings shall be given to each director in the manner provided in Section 9.1 not less than 48 hours before the time of the meeting.

3.3 Telecommunication. A director may participate in a Board meeting or a meeting of a committee of directors by means of telephone or other communication facilities that permit all directors participating in the meeting to hear each other.

3.4 Quorum. A quorum for Board meetings shall be a majority of the directors present in person or by telecommunication. If a quorum is not present within 15 minutes of the time fixed for the holding of the meeting, the meeting shall be adjourned for not less than 72 hours and notice of the time and place of the adjourned meeting shall be given to each director not less than 48 hours before the time of the adjourned meeting. If a quorum is not present within 15 minutes of the time fixed for the holding of the adjourned meeting, those directors present in person or by telecommunication shall constitute a quorum for the purpose of the adjourned meeting.

3.5 First Meeting of New Board. Provided a quorum of directors is present, each newly elected Board may, without notice, hold its first meeting immediately following the meeting of shareholders at which such Board is elected.

3.6 Regular Meetings. The Board may appoint a day or days in any month or months and a place and hour for regular meetings of the Board. A copy of any resolution of the Board fixing the day or days, the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

3.7 Casting Vote. At all Board meetings, each director shall have one vote and every question shall be decided by a majority of votes cast on each question. In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote in addition to the vote to which he may be entitled as a director.

3.8 Chairman. The chairman of any meeting of the Board shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting:

     a)  the Chairman of the Board; or

     b)  the President; or

     c) any Vice-President (and where more than one Vice-President is present at the meeting, then the priority to act as chairman as between them shall be in order of their appointment to the office of Vice-President).

If no such officer is present within 15 minutes from the time fixed for the holding of the meeting of the Board, the persons present shall choose one of their number then present to be chairman of that meeting.

3.9 Committees of Directors. Unless otherwise ordered by the Board each committee of directors shall have power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure.

3.10 Remuneration and Expenses. The directors shall be paid such remuneration for their services as the Board may from time to time determine. The directors shall also be entitled to be reimbursed for travel expenses and other expenses properly incurred by them in attending meetings of the Board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

                            SECTION FOUR - OFFICERS

4.1 Appointment. The Board may from time to time appoint a Chairman of the Board, a President, one or more Vice-Presidents (to which title may be added words indicating seniority or function), a Secretary, a Treasurer and such other officers as the Board may determine, including one or more assistants to any of the officers so appointed. Subject to those powers and authority which pursuant to the Act may only be exercised by the directors, the officers of the Corporation may exercise, respectively, such powers and authority and shall perform such duties, in addition to those specified in the Bylaws, as may from time to time be prescribed by the Board. Except for the Chairman of the Board, if appointed, and the Managing Director, if appointed, an officer may, but need not be, a director.

4.2 Delegation. In case of the absence of any officer or employee of the Corporation or for any other reason that the Board may deem sufficient, the Board may delegate for the time being the powers and authority of such officer or employee to any other officer or employee or to any director of the Corporation.

4.3 Chairman of the Board. The Chairman of the Board, if appointed, shall be a director of the Corporation and shall be the chief executive officer of the Corporation. The Chairman of the Board shall preside at all meetings of the Board and may exercise such other powers and authority and shall perform the duties which the directors may from time to time prescribe. During the absence or disability of the Chairman of the Board, his or her duties shall be performed and his or her powers exercised by the Managing Director, if any, or if no Managing Director, by the President.

4.4 Managing Director. The Managing Director, if appointed, shall be a director of the Corporation, shall manage the operations of the Corporation generally, and may exercise such other powers and authority and shall perform such other duties as may from time to time be prescribed by the Board. During the absence or disability of the Chairman of the Board and/or the President, or if no Chairman of the Board and/or President have been appointed, the Managing Director shall also have the powers and duties of the Chairman of the Board and/or the President.

4.5 President. The President shall, subject to the authority of the Board, be responsible for the general supervision of the business and affairs of the Corporation and shall have such other powers and duties as the Board may specify. During the absence or disability of the Chairman of the Board and/or the Managing Director, or if no Chairman of the Board and/or Managing Director have been appointed, in the event the President is a Director of the Corporation, the President shall also have the powers and duties of the Chairman of the Board and/or the Managing Director.

4.6 Vice-President. The Vice-President, or if more than one Vice-President has been appointed, the Vice-Presidents, may exercise such powers and authority and shall perform such duties as may from time to time be prescribed by the Board. Subject to Sections 4.3 and 4.4, one of the Vice-Presidents, being a shareholder and/or director, as the case may be, where required by the Act or these Bylaws, may exercise the powers and perform the duties of the Chairman of the Board and/or the Managing Director and/or the President.

4.7 Secretary. Except as may be otherwise determined from time to time by the Board, the Secretary shall attend and be the secretary to all meetings of the Board, shareholders and committees of the Board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings at such meetings. The Secretary shall give or cause to be given as and when instructed all notices to shareholders, directors, officers, auditors and members of committees of the Board. The Secretary shall be the custodian of the corporate seal, if any, of the Corporation and shall have charge of all books, papers, reports, certificates, records, documents, registers and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose and may exercise such other powers and authority and shall perform such other duties as may from time to time be prescribed by the Board or by the President.

4.8 Treasurer. The Treasurer shall be responsible for the keeping of proper accounting records in compliance with the Act and shall be responsible for the deposit of monies and other valuable effects of the Corporation in the name and to the credit of the Corporation in such banks or other depositories as the Board may from time to time designate and shall be responsible for the disbursement of the funds of the Corporation. The Treasurer shall render to the Board whenever so directed an account of all financial transactions and of the financial position of the Corporation. The Treasurer may exercise such other duties as may from time to time be prescribed by the Board or by the President.

4.9 Other Officers. The powers and duties of all other officers shall be those prescribed by the Board from time to time. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the Board or the President otherwise direct.

4.10 Variation of the Powers and Duties. The Board may from time to time vary, add to or limit the powers, authority and duties of any officer.

4.11 Removal and Discharge. The Board may remove any officer of the Corporation, with or without cause, at any meeting called for that purpose and may elect or appoint others in their place or places. Any officer or employee of the Corporation, not being a member of the Board, may also be removed and discharged, either with or without cause, by the Chairman of the Board or the President. If, however, there be a contract with an officer or employee derogating from the provisions of this Section, such removal or discharge shall be subject to the provisions of such contract.

4.12 Term of Office. Each officer appointed by the Board shall hold office until a successor is appointed, or until his earlier resignation or removal by the Board.

4.13 Terms of Employment and Remuneration. The terms of employment and the remuneration of officers appointed by the Board shall be settled by the Board from time to time.

4.14 Agents and Attorneys. The Board, the Chairman of the Board or the President may also from time to time appoint other agents, attorneys, officers and employees of the Corporation within or without Canada, who may be given such titles and who may exercise such powers and authority (including the power of subdelegation) and shall perform such duties of management or otherwise, as the Board may from time to time prescribe.

4.15 Fidelity Bonds. The Board, the Chairman of the Board or the President may require such officers, employees and agents of the Corporation as the Board deems advisable to furnish bonds for the faithful performance of their powers and duties, in such form and with such surety as the Board may from time to time determine.


                         SECTION FIVE - INDEMNIFICATION

5.1 Indemnification of Directors and Officers against actions by Third Parties. Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:

      a) He acted honestly and in good faith with a view to the best interests of the Corporation; and

      b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

5.2 Indemnification of Directors and Officers against actions by the Corporation. The Corporation may with the approval of the Supreme Court of the Yukon Territory indemnify a person referred to in paragraph 5.1 in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).

5.3 Right of Indemnity not Exclusive. The provisions for indemnification contained in the Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in any other capacity while holding such office. This section shall also apply to a person who has ceased to be a director or officer, and shall enure to the benefit of the heirs and legal representatives of such person.

5.4 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as the Board may from time to time determine.

                              SECTION SIX - SHARES

6.1 Options. The Board may from time to time grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the Board shall determine, provided that no share shall be issued until it is fully paid as provided in the Act.

6.2 Non-recognition of Trusts. The Corporation shall treat as absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise a right of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Corporation's records or on the share certificate.

6.3 Joint Shareholders. If two or more persons are registered as joint holders of any share, any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.


                      SECTION SEVEN - DIVIDENDS AND RIGHTS

7.1 Dividend Cheques. A dividend payable in cash shall be paid by cheque drawn on the Corporation's bankers or one of them to the order of each registered holder of shares of the class or series in respect of which a dividend has been declared, and mailed by prepaid ordinary mail to such registered holder at the address shown in the records of the Corporation, unless such holder otherwise directs. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

7.2 Joint Shareholders. In the case of joint holders, a cheque for payment of dividends, bonuses, returns of capital or other money payable, shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at the address shown in the records of the Corporation.

7.3 Non-Receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board may from time to time prescribe, whether generally or in any particular case.

7.4 Unclaimed Dividends. Any dividend unclaimed after a period of six (6) years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.


                    SECTION EIGHT - MEETINGS OF SHAREHOLDERS

8.1 Annual Meetings. The annual meeting of shareholders shall be held at such time in each year and, subject to the articles of the Corporation, at such place as the Board, or failing it, the Chairman of the Board, the Managing Director or the President, may from time to time determine.

8.2 Time for Deposit of Proxies. The Board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours exclusive of non-business days, before which proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice, or if no such time is specified in such notice, unless it has been received by the Secretary of the Corporation or by the chairman of the meeting or any adjournment thereof prior to the time of voting.

8.3 Persons Entitled to be Present. The only persons entitled to be present at a meeting of the shareholders shall be those persons entitled to vote thereat, the directors and auditor (if any) of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or Bylaws to be present at the meeting. Any other persons may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

8.4 Quorum. A quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holder or holders of five percent (5%) of the shares entitled to vote at the meeting are present in person or represented by proxy. No business shall be transacted at any meeting unless the requisite quorum is present at the time of the transaction of such business.

8.5 Adjournment. Should a quorum not be present at any meeting of shareholders, those present in person or by proxy and entitled to vote shall have power to adjourn the meeting for a period of not more than 30 days without notice other than announcement at the meeting. At any such adjourned meeting, provided a quorum is present, any business may be transacted which might have been transacted at the meeting adjourned. Notice of meetings adjourned for more than 30 days and for more than 90 days shall be given as required by the Act.

8.6 Chairman. The chairman of any meeting of the shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting:

     a)  the Chairman of the Board;

     b)  the President;

     c) any Vice-President (and where more than one Vice-President is present at the meeting, then the priority to act as chairman as between them shall be in order of their appointment to the office of Vice-President).

If no such officer is present within 15 minutes from the time fixed for the holding of the meeting of the shareholders, the persons present and entitled to vote shall choose one of their number then present to be chairman of that meeting.

8.7 Secretary of Meeting. If the Secretary of the Corporation is absent, the chairman of a meeting of shareholders shall appoint some person, who need not be a shareholder, to act as secretary of the meeting.

8.8 Chairman's Casting Vote. At any meeting of shareholders every question shall be determined by the majority of the votes cast on the question. In the case of an equality of votes at a meeting of shareholders, the chairman of the meeting shall not be entitled to a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder.

8.9 Chairman's Declaration. At any meeting of shareholders, unless a ballot is demanded, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the motion.

8.10 Voting by Ballot. If a ballot is demanded by a shareholder or proxy holder entitled to vote at a shareholder's meeting and the demand is not withdrawn, the ballot upon the motion shall be taken in such manner as the chairman of the meeting shall direct. Upon a ballot each shareholder who is present in person or represented by proxy shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles. The declaration by the Chairman of the meeting that the vote upon the question has been carried, or carried unanimously or by a particular majority, or lost or not carried by a particular majority and an entry in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of votes recorded in favour of or against any resolution or question.

8.11 Scrutineers. The chairman or the secretary at any meeting of the shareholders or the shareholders then present may appoint one or more scrutineers, who need not be shareholders, to count and report upon the results of the voting which is done by ballot.

                             SECTION NINE - NOTICES

9.1 Notices. In addition to any other method of service permitted by the Act, any notice or document required by the Act, the regulations, the articles or the Bylaws may be sent to any person entitled to receive same in the manner set out in the Act for service upon a shareholder or director and by any means of telecommunication with respect to which a written record is made. A notice sent by means of telecommunication shall be deemed to have been given on the first business day after the date upon which the written record is made.

9.2 Notice to Joint Shareholders . If two or more persons hold shares jointly, notice may be given to one of such persons and such notice shall be sufficient notice to all of them.

9.3 Change of Address. The Secretary or Assistant Secretary may change or cause to be changed the address in the records of the Corporation of any shareholder, director, officer, auditor or member of a committee of the Board in accordance with any information believed by him to be reliable.

9.4 Signature on Notice. The signature on any notice to be given by the Corporation may be lithographed, written, printed or otherwise mechanically reproduced.

                   SECTION TEN - EFFECTIVE DATE AND AMENDMENT

10.1 Effective Date. This Bylaw is effective from the date the Corporation is first subject to the Act.

10.2 Amending Bylaw. The Board may by resolution amend or repeal this Bylaw and such amendment or repeal shall have force and effect unless rejected by ordinary resolution of the shareholders entitled to vote at an annual general meeting.

                                  SCHEDULE "C"


             DISSENT RIGHTS PROVISION UNDER SECTION 190 OF THE CBCA


(1) Right to dissent - Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

     (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class,
     (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses as that the corporation may carry on,
     (c)  amalgamate otherwise than under section 184,
     (d)  be continued under section 188, or
     (e) sell, lease or exchange all or substantially all its property under subsection 189(3).

(2) Further right - A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) Payment for shares - In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the date before the resolution was adopted or the order was made.

(4) No partial dissent - A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) Objection - A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

(6) Notice of resolution - The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

(7) Demand for payment - A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

     (a)  his name and address,
     (b) the number and class of shares in respect of which he dissents, and
     (c) a demand for payment of the fair value of such shares.

(8) Share certificate - A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

(9)  Forfeiture - A dissenting shareholder who fails to comply with subsection
     (8) has no right to make a claim under this section.

(10) Endorsing certificate - A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) Suspension of rights - On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

     (a) the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),
     (b)  the corporation fails to make an offer in accordance with subsection
          (12) and the dissenting shareholder withdraws his notice, or
     (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

(12) Offer to pay - A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

     (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined, or
     (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) Same terms - Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) Payment - Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15) Corporation may apply to court - Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) Shareholder application to court - If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) Venue - An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) No security for costs - A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) Parties - On an application to a court under subsection (15) or (16),

     (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court, and
     (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his rights to appear and be heard in person or by counsel.

(20) Powers of court - On an application to a court under subsection (15) or
     (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.
(21) Appraisers - A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) Final order - The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.
(23) Interest - A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date of the action approved by the resolution is effective until the date of payment.
(24) Notice that subsection (26) applies - If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.
(25) Effect where subsection (26) applies - If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may
     (a) withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, or
     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to it shareholders.

(26) Limitation - A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that
     (a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or
     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                          GOLDEN STAR RESOURCES LTD.
                          --------------------------


                  Financial Statements and Supplementary Data for the Fiscal Year ended December 31, 1998



          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations



                   Accompanying Golden Star Proxy Statement
                              Dated May 13, 1999

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
-------------------------------------------

                  Index to Consolidated Financial Statements
                of Golden Star Resources Ltd. and Subsidiaries

Management's Responsibility for Financial Information..........................     3

Auditors' Report...............................................................     4

Consolidated Balance Sheets as of December 31, 1998 and 1997...................     5

Consolidated Statements of Operations for the years ended
     December 31, 1998, 1997 and 1996..........................................     6

Consolidated Statement of Changes in Shareholders' Equity for the years ended
     December 31, 1998, 1997 and 1996..........................................     7

Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996..........................................     8

Notes to the Consolidated Financial Statements.................................     9-36

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION

To the Shareholders of Golden Star Resources Ltd.

The consolidated financial statements and all information in the Annual Report are the responsibility of the Board of Directors and management. The consolidated financial statements have been prepared by management based on information available to March 5, 1999, and are in accordance with accounting principles generally accepted in Canada.

A system of internal accounting and administrative controls is maintained by management in order to provide reasonable assurance that financial information is accurate and reliable, and that the Company's assets are safeguarded. Limitations exist in all cost effective systems of internal controls. The Company's systems have been designed to provide reasonable but not absolute assurance that financial records are adequate to allow for the completion of reliable financial information and the safeguarding of its assets.

The Company believes that the systems are adequate to achieve the stated objectives. Regular testing of these systems is employed to ensure continued effectiveness of the controls, and actions are taken when necessary to correct deficiencies when they are identified.

The Audit and Corporate Governance Committee of the Board of Directors is comprised of four outside directors, and meets regularly with management and the independent auditors to ensure that management is maintaining adequate internal controls and systems and to approve the annual and quarterly consolidated financial statements of the Company. The committee also reviews the audit plan of the independent auditors and discusses the results of their audit and their report prior to submitting the consolidated financial statements to the Board of Directors for approval.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, Chartered Accountants, who were appointed by the shareholders. The auditors' report outlines the scope of their examination and their opinion on the consolidated financial statements.



/s/ Pierre Gousseland                    /s/ Gordon J. Bell
---------------------                    -----------------------
Chairman of the Board                    Vice President and
                                         Chief Financial Officer

                               AUDITORS' REPORT

To the Shareholders of
Golden Star Resources Ltd.:

We have audited the consolidated balance sheets of Golden Star Resources Ltd. as of December 31, 1998 and 1997 and the consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1998 and 1997, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in accordance with accounting principles generally accepted in Canada.



/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Calgary, Canada

March 5, 1999


Comments by the Auditors for U.S. Readers on Canada-U.S. Reporting Difference
-----------------------------------------------------------------------------

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern such as those. described in
Note 3 of the consolidated financial statements. Our report to the shareholders dated March 5, 1999, is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.


/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Calgary, Canada

March 5, 1999

                          GOLDEN STAR RESOURCES LTD.
                          CONSOLIDATED BALANCE SHEETS
      (Stated in thousands of United States Dollars except share amounts)



ASSETS                                                                                 As of December 31,
                                                                                   1998                  1997
                                                                                   ----                  ----

CURRENT ASSETS
     Cash and short-term investments                                             $  7,350              $ 17,399
     Accounts receivable                                                              511                 2,238
     Inventories                                                                      181                   356
     Other assets                                                                     174                   159
                                                                                 --------              --------
          Total Current Assets                                                      8,216                20,152

RESTRICTED CASH                                                                         -                   250
DEFERRED EXPLORATION                                                               58,203                65,160
INVESTMENT IN OMAI GOLD MINES LIMITED                                               1,337                 2,126
FIXED ASSETS                                                                          685                 1,280
OTHER ASSETS                                                                          156                   154
                                                                                 --------              --------
          Total Assets                                                           $ 68,597              $ 89,122
                                                                                 ========              ========

LIABILITIES

CURRENT LIABILITIES
     Accounts payable and accrued liabilities                                    $    921              $  2,825
     Accrued wages and payroll taxes                                                  779                   900
                                                                                 --------              --------
          Total Current Liabilities                                                 1,700                 3,725

LONG-TERM DEBT (Note 10)                                                            2,948                     -
OTHER LIABILITIES                                                                      56                   115
                                                                                 --------              --------
          Total Liabilities                                                         4,704                 3,840
                                                                                 --------              --------

MINORITY INTEREST                                                                   5,422                 5,725
                                                                                 --------              --------

COMMITMENTS AND CONTINGENCIES (Notes 10 and 18)                                         -                     -
SHAREHOLDERS' EQUITY

SHARE CAPITAL                                                                     159,163               158,001
     (Common shares, without par value,
     unlimited shares authorized.
     Shares issued and outstanding:
     1998 - 30,292,249; and 1997 - 29,797,432)

     Stock option loans                                                            (4,012)               (4,012)

DEFICIT                                                                           (96,680)              (74,432)
                                                                                 --------              --------
     Total Shareholders' Equity                                                    58,471                79,557
                                                                                 --------              --------
          Total Liabilities and
             Shareholders' Equity                                                $ 68,597              $ 89,122
                                                                                 ========              ========


  The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board:

By:   /s/ Pierre Gousseland               By:   /s/ Richard A. Stark
     --------------------------                 ---------------------------
           Director                                    Director

                          GOLDEN STAR RESOURCES LTD.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
    (Stated in thousands of United States Dollars except per share amounts)

                                                                            For the Years Ended December 31,
                                                                        1998                 1997              1996
                                                                        ----                 ----              ----
REVENUE
     Precious metals sales                                             $       -           $     443         $   1,723
     Interest and other                                                      635               1,255             1,078
                                                                       ---------           ---------          --------
                                                                             635               1,698             2,801
                                                                       ---------           ---------          --------
COSTS AND EXPENSES
     Cost of goods sold                                                        -                 987             4,097
     Depreciation and depletion                                              230                 772             1,246
     Exploration expense                                                     443                 779               408
     General and administrative                                            7,712               8,936             9,114
     Write-offs & abandonment of mineral properties                       16,600              22,437            10,365
     Gain on disposal of assets                                                -                (302)              (33)
     Interest expense                                                         36                  22               189
     Foreign exchange loss (gain)                                             26                  92                (2)
     Loss on suspension of mining activities                                   -                   -             2,085
     Loss on impairment of inventories and fixed assets                        -               1,522                 -
     Recovery of abandonment loss                                              -                   -              (936)
                                                                       ---------           ---------          --------
                                                                          25,047              35,245            26,533
                                                                       ---------           ---------          --------

LOSS BEFORE THE UNDERNOTED                                               (24,412)            (33,547)          (23,732)

Gain on subsidiaries issuance of common shares                                 -                   -             7,719
Omai preferred share redemption surplus                                      950               1,388               626
                                                                       ---------           ---------          --------
Loss before minority interest                                            (23,462)            (32,159)          (15,387)
Minority interest                                                          1,214               5,575             7,607
                                                                       ---------           ---------          --------

NET LOSS                                                               $ (22,248)          $ (26,584)         $ (7,780)
                                                                       =========           =========          ========

BASIC AND DILUTED NET LOSS PER SHARE                                   $   (0.74)          $   (0.92)         $  (0.31)
                                                                       =========           =========          ========
WEIGHTED AVERAGE SHARES OUTSTANDING (in millions of shares)                 30.2                28.8              25.2
                                                                       =========           =========          ========


  The accompanying notes are an integral part of these consolidated financial statements.

                          GOLDEN STAR RESOURCES LTD.
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
      (Stated in thousands of United States Dollars except share amounts)



                                             Common Stock              Share                Stock
                                           Number of Shares           Capital            Option Loans          Deficit
                                           ----------------           -------            ------------          -------
Balance at December 31, 1995                     22,769,872          $106,344                 $(1,170)       $ (36,786)

Shares Issued                                     1,780,712            13,574                       -                -
Shares Issued Under Options                       1,059,469             6,744                       -                -
Shares Issued Under Warrants                        331,050             3,983                       -                -
Issue Costs                                               -              (691)                      -                -
Stock Option Loans                                        -                 -                  (2,902)               -
Stock Option Loan Repayments                              -                 -                      60                -
Other                                                     -                 -                       -           (3,282)
Net Loss                                                  -                 -                       -           (7,780)
                                                 ----------          --------                 -------        ---------

Balance at December 31, 1996                     25,941,103          $129,954                 $(4,012)       $ (47,848)

Shares Issued                                     3,085,296            22,840                       -                -
Shares Issued Under Options                          97,833               235                       -                -
Shares Issued Under Warrants                        673,200             5,429                       -                -
Issue Costs                                               -              (457)                      -                -
Net Loss                                                  -                 -                       -          (26,584)
                                                 ----------          --------                 -------        ---------

Balance at December 31, 1997                     29,797,432          $158,001                 $(4,012)       $ (74,432)

Shares Issued                                       421,357               987                       -                -
Shares Issued Under Options                          73,460               175                       -                -
Net Loss                                                  -                 -                       -        $ (22,248)
                                                 ----------          --------                 -------        ---------

Balance at December 31, 1998                     30,292,249          $159,163                 $(4,012)       $( 96,680)
                                                 ==========          ========                 =======        =========























     The accompanying notes are an integral part of these consolidated financial statements.

                          GOLDEN STAR RESOURCES LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                (Stated in thousands of United States Dollars)

    -----------------------------------------------------------------------

                                                                         For the Years Ended December 31,
Operating Activities:                                                      1998         1997        1996
                                                                        -----------  -----------  ---------

Net Loss                                                                  $(22,248)    $(26,584)  $ (7,780)

Reconciliation of net loss to net cash used in operating activities:
Depreciation and depletion                                                     230          772      1,246
Premium on Omai preferred share redemption                                    (950)      (1,388)      (626)
Gain on disposal of assets                                                       -         (302)       (33)
Write offs and abandonment of mineral properties                            16,600       22,437     10,365
Recovery of abandonment loss                                                     -            -       (936)
Gain on issuance of common shares by subsidiary                                  -            -     (7,719)
Write-down of equipment                                                          -        1,522        450
Minority interest                                                           (1,214)      (5,575)    (7,607)
Changes in non-cash operating working capital                                 (137)         516      1,990
                                                                          --------     --------   --------
  Net Cash Used in Operating Activities                                     (7,719)      (8,602)   (10,650)
                                                                          --------     --------   --------

Investing Activities:
Expenditures on mineral properties, net of joint venture recoveries         (9,643)     (22,877)   (24,279)
Depreciation capitalized as deferred exploration                               367          342          -
Proceeds from sale of property interest                                          -            -        640
Equipment purchases                                                            (50)        (353)    (1,735)
Omai Preferred Share Redemption                                              1,738        2,541      1,145
Proceeds from sale of equipment                                                 47          486          -
Other assets and investment                                                     (7)         266        787
                                                                          --------     --------   --------
  Net Cash Used in Investing Activities                                     (7,548)     (19,595)   (23,442)
                                                                          --------     --------   --------

Financing Activities:
Restricted cash                                                                250        1,765        450
Change in other liabilities                                                    (52)          22         (6)
Proceeds from issuance of subsidiary stock                                       -            -     19,987
Offering costs of subsidiary stock issues                                        -          (25)    (1,461)
Increase in minority interest                                                  910          124        518
Issuance of long-term debt                                                   3,169            -          -
Repayment of long-term debt                                                   (220)           -          -
Issuance of share capital and warrants, net of issue costs                   1,161       28,047     23,610
Stock option loan additions                                                      -            -     (2,841)
                                                                          --------     --------   --------
  Net Cash Provided by Financing Activities                                  5,218       29,933     40,257
                                                                          --------     --------   --------

Increase (Decrease) in cash and short-term investments                     (10,049)       1,736      6,165
Cash and short-term investments, beginning of period                        17,399       15,663      9,498
                                                                          --------     --------   --------
Cash and short-term investments, end of period                            $  7,350     $ 17,399   $ 15,663
                                                                          ========     ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------
     (All tabular amounts in thousands of United States Dollars)

1.     Formation of the Company
-------------------------------

In May of 1992, the shareholders of Golden Star Resources Ltd. ("Golden Star" or the "Company") and South American Goldfields ("South American"), respectively agreed to a business combination of the two companies. Neither company was under common control prior to the amalgamation. This combination was considered to be an amalgamation under the Canada Business Corporations Act and was effective May 15, 1992. The amalgamation was treated as a purchase by the Company for accounting purposes. Concurrent with the amalgamation, the common shares of the Company were consolidated on a one-for-two basis. The Company's fiscal year end is December 31, and commencing on May 15, 1992, the Company changed its reporting currency to the United States dollar. However, if the Company were to declare a dividend to its shareholders, it would be paid in Canadian dollars.

2.     Description of Business
------------------------------

The Company is engaged in the business of exploration, acquisition and development of precious minerals deposits in both South America and Africa. The Company's common shares trade on the Toronto Stock Exchange under the symbol "GSC", and on the American Stock Exchange under the symbol "GSR".

Efforts in South America are focused on property interests in Guyana, Suriname, French Guiana (through its 71% owned subsidiary Guyanor Ressources S.A.), and Brazil (through its wholly owned Southern Star Resources Ltd.). The Company is also actively pursuing new projects in these countries in addition to other South American countries.

Efforts in Africa are focused on property interests in Kenya and Ivory Coast and are conducted through the Company's wholly owned subsidiary, Pan African Resources Corporation.

All of the Company's projects are conducted through agreements with third parties and national governments and/or pursuant to permits and licenses granted by appropriate authorities. When deemed appropriate, certain projects are pursued on a joint venture basis to share the associated risk and to assist in project funding.

3.     Liquidity and Going Concern
----------------------------------

The Company must rely primarily on the capital markets to fund its operations and exploration activities until it can achieve sustained positive cash flow from mining operations. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital to fund its exploration and development efforts. The current market for gold shares is weak and equity capital is difficult to obtain. The Company anticipates that additional capital will be required in 1999 in order to fund operations and exploration activities. The Company is exploring various transactions which would enable it to have sufficient capital to continue its operations. Various transactions being considered include mergers with other companies, acquisitions, and the issuance of new equity. Other sources for such capital may include, among other things, the establishment of joint ventures and sale of property interests.

If the current depressed market for gold prices and gold shares continues into 1999, it may be necessary for the Company to modify its 1999 budget to achieve further reductions in activity and general and administrative expenses. Capital is allocated to those projects which in the opinion of management, offer the greatest potential to generate additional reserves and mineralized material. A significant portion of the exploration and development expenditures for the Company and its subsidiaries represent discretionary spending and can be adjusted to reflect, among other things, results of exploration and development activities and the Company's capital resources. In 1999, the

Company is required to make property rental payments and minimum exploration expenditures totaling $0.6 million in order to maintain its current property interests per existing mineral agreements. The Company is negotiating the reduction or deferral of these payments where possible.

Whether and to what extent alternative financing options are completed by the Company or its subsidiaries will depend on a number of factors including, among others, the successful acquisition of additional properties or projects, the price of gold and management's assessment of the capital markets. The low gold price adversely affects our ability to obtain financing and therefore our abilities to develop our current portfolio of properties. We cannot assure you that additional funding will be available in 1999. This situation affects our flexibility to invest funds in exploration and development. We may, in the future, be unable to continue our exploration and development programs and fulfill our obligations under our agreements with our partners or under or permits and licenses. Although we have been successful in the past in obtaining financing though partnership arrangements and sale of equity securities, we cannot assure you that we will be able to obtain adequate financing on acceptable terms. If we are unable to obtain such additional financing, we may need to delay or indefinitely postpone further exploration and development of our properties. As a result we may lose our interest in some of our properties and may be obliged to sell some of our properties.

As at December 31, 1998, the Company held consolidated cash and short-term investments of $7.4 million. Management anticipates consolidated total expenditures of $7.9 million for 1999, with consolidated net expenditures after recoveries from joint venture partners and other working capital changes of approximately $7.2 million. The Company has committed, subject to the availability of adequate funding, to continue funding on a reasonable best efforts basis the operations of Guyanor, in the amount of $3.4 million which amount is included in the net spending of $7.2 million. Without a financing or other capital raising transaction such as a sale of assets, and based on the current budget, management expects the Company will have a consolidated cash of position of $0.3 million as of December 31, 1999 absent any additional financings or transactions in 1999. This would materially and adversely affect our operations and our ability to continue as a going concern.

The Company's planned spending during 1999 is anticipated to be directed primarily toward pre-feasibility work at the Yaou and Dorlin projects, exploration work at Paul Isnard and St-Elie in French Guiana, and Abacaxis in Brazil, continued engineering work at Gross Rosebel in Suriname. No field work is planned for Gross Rosebel; however expenditures have been budgeted for additional work on the feasibility study related to engineering and metallurgical work for to the investigation of heap leaching alternatives and ongoing holding costs of the project.

The Company does not expect to receive cash flow from OGML in 1999 through redemptions of Class I preferred shares as any redemptions will be utilized to reduce the debt owed to OGML. The amount of redemptions, if any, is dependent on the net cash flow of OGML. The Company received $1.7 million from redemptions of Class I preferred shares in 1998.

4.     Summary of Significant Accounting Policies
-------------------------------------------------

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). The following policies have been adopted by the Company.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its more than 50% owned subsidiaries. All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the 1997 and 1996 notes to the consolidated financial statements to conform to the 1998 presentation. The consolidated group includes the following as of December 31, (all entities are 100% owned by the Company, unless otherwise noted):

1998:                                                    1997:
-----                                                    -----

  Golden Star Holdings Ltd.                              Golden Star Holdings Ltd.
  Venezuela Investments Ltd.                             Venezuela Investments Ltd.
  Golden Star Management Ltd.                            Golden Star Management Ltd.
  Pan African Resources Corporation                      Pan African Resources Corporation
                                                         (63.9%)
  Southern Star Resources Ltd.                           Southern Star Resources Ltd.
  Guyanor Ressources S.A. (71%)                          Guyanor Ressources S.A. (69.3%)
     Societe de Travaux Publics                             Societe de Travaux Publics
     et de Mines Auriferes en                               et de Mines Auriferes en
     Guyane ("SOTRAPMAG") (99%)                             Guyane ("SOTRAPMAG") (99%)
     Societe des Mines de St-Elie ("SMSE") (100%)           Societe des Mines de St-Elie ("SMSE") (50%)
  Caystar Holdings Ltd.                                  Caystar Holdings Ltd.

Cash and Short-term Investments

Cash and short-term investments consist primarily of high credit quality United States and Canadian money market investments and fixed and variable income commercial paper, which are capable of reasonably prompt liquidation, and are stated at amortized cost, which approximates market value.

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments. The Company restricts investment of temporary cash balances to financial institutions with high credit standing. The Company strives to minimize its credit risk through diversification of investment and financial institutions.

Inventories

Gold inventory includes gold and gold concentrate and is recorded at its estimated market value. Materials and supplies are valued at the lower of average cost or replacement cost.

Restricted Cash

In certain countries where the Company conducts business, the governments require performance bonds to be placed for certain amounts of the agreed-upon exploration expenditures. The cash collateralizing these bonds is shown as a non-current asset as the funds are not available for use in operations until the bond amounts are reduced or released by the governments.

Deferred Exploration

Acquisition, administration, exploration and development costs of mineral properties are capitalized and will be depleted on a unit of production basis at such time as production commences or charged against income if the property is abandoned. Administration costs incurred after commencement of production will be charged against operations in the period incurred.

Fixed Assets

Fixed assets are stated at cost and include buildings, machinery, equipment and vehicles. Depreciation is computed using the straight-line method at rates calculated to depreciate the cost of the assets less their anticipated residual values, if any, over their estimated useful lives. The net book value of fixed assets at property locations is charged

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

against income if the site is abandoned and it is determined that the assets cannot be economically transferred to another project or sold.

Foreign Currencies and Foreign Currency Translation

Certain South American and African currencies are not readily negotiable outside their respective countries. United States of America funds transferred to these countries are used to purchase local currency to be used for labor, local supplies, and other items associated with the exploration and development of mineral properties. Accordingly, cash balances in these countries have been reclassified to deferred exploration.

As the functional currency of the Company is the U.S. Dollar, monetary assets and liabilities are translated at the rate of exchange prevailing at the end of the period. Non-monetary assets and liabilities are translated at the rates of exchange prevailing when the assets were acquired or the liabilities assumed. Revenue and expense items are translated at the average rate of exchange during the year. Translation gains or losses are included in the determination of net income for the period. Fully integrated foreign subsidiary accounts are translated using the same method.

Canadian currency in these financial statements is denoted as "Cdn$", French currency is denoted as "FF", and Brazilian currency is denoted as "R".

Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Common share equivalents are not included as the effect would be anti-dilutive.

Investment in Omai Gold Mines Limited

The investment in Omai Gold Mines Limited ("OGML") is accounted for using the equity method. Redemptions of preferred shares of OGML are allocated to the Investment in Omai account and to Premium on Omai Preferred Share Redemption on the basis of the Company's share of costs incurred as a percentage of the total value of the preferred shares.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company's financial instruments are comprised of short-term investments, accounts receivable, restricted cash, the investment in OGML, accounts payable, accrued liabilities, accrued wages, payroll taxes and long-term debt. The fair value of cash and short-term investments, accounts receivable, accounts payable, accrued liabilities and accrued wages and payroll taxes equals their carrying value due to the short-term nature of these items. The fair value of restricted cash is equal to the carrying value as the cash is invested in short-term high quality instruments. The fair value of the Company's investment in OGML cannot be determined with sufficient reliability, and information concerning the terms and conditions of this investment is contained in Note 10. The fair value of the Company's long-term debt is equal to the value of the OGML Preferred I Shares contained in Note 10.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

5.     Inventories
------------------

                                       December 31,             December 31,
                                          1998                     1997
                                        --------                 --------

   Gold Inventory                        $   -                     $  53
   Materials and Supplies                  181                       303
                                         -----                     -----
                                         $ 181                     $ 356
                                         =====                     =====

In December 1996, the Company initiated a program to discontinue alluvial mining operations conducted by SOTRAPMAG. An evaluation of the materials and supplies inventories held by SOTRAPMAG and used in the alluvial mining operations was conducted. As a result, inventories totaling $0.3 million were deemed obsolete and were charged to loss in 1996. (See Note 8.) In September 1997, the remaining materials and supplies inventories of $0.08 million held by SOTRAPMAG were charged to loss.

6.     Sale of Common Shares and Warrants by Subsidiaries
---------------------------------------------------------

Issuances of Common Shares and Warrants by Guyanor Ressources S.A.

On October 30, 1996, Guyanor obtained the approval of a final prospectus entitling Guyanor to list its Class B common shares for trading on the Nouveau Marche of the Bourse de Paris in France, and for the sale of 1.0 million of its Class B shares (the "Offering"). Trading of Guyanor's Class B shares on the Nouveau Marche began on October 30, 1996. The offering of Guyanor shares in Europe was completed on November 5, 1996, and as a result, Guyanor received net proceeds of approximately FF45.5 million (approximately $8.9 million), and the Company's interest in Guyanor was reduced to approximately 68%. Because the price per Class B share issued exceeded the net book value per common share (including both Class A and Class B shares), the Company recorded a gain of approximately $5.4 million in connection with this transaction.

On October 9, 1997, the Company and Guyanor announced that the Company had agreed to acquire an additional 1,000,000 Class B common shares of Guyanor at a price of FF11.57 or Cdn$2.71. The total consideration of FF11,570,000 or Cdn$2,710,000 for the shares will be satisfied by reducing the equivalent amount of funds advanced to Guyanor by the Company. The Class B common shares were issued on October 30, 1997, and the transaction resulted in an increase in the Company's interest in Guyanor from 68.5% to 69.3%.

On June 16, 1998, the Company and Guyanor announced that the Company had agreed to acquire an additional 2,380,000 Class B common shares of Guyanor at a price of FF9.53 or Cdn $2.34. The total consideration of FF22,681,400 or Cdn$5,579,624 for the shares will be satisfied by reducing the equivalent amount of funds advanced to Guyanor by the Company. The Class B Shares were issued on June 12, 1998, and the transaction resulted in an increase in the Company's interest in Guyanor from 69.3% to 71%.

Issuances of Common Shares and Warrants by Pan African Resources Corporation

On February 5, 1996, Pan African Resources Corporation, a Yukon company ("PARC Yukon"), and a subsidiary of the Company, completed a private placement of 13.2 million units at Cdn$1.00 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant of PARC Yukon. Each whole warrant ("Series A Warrant") entitled the holder to purchase one common share of PARC Yukon at Cdn$1.25 until November 1, 1996. On February 6, 1996, PARC Yukon was amalgamated under the Yukon Business Corporation Act with Humlin Red Lake Mines Limited, an Ontario corporation ("Humlin"). The amalgamated company is referred to as PARC. As a result of the amalgamation, each share issued under the PARC Yukon private placement was deemed exchanged for 1.001 share of PARC and each series A Warrant was deemed exchanged for one PARC Series A Warrant. As a result of the private placement and the amalgamation, the Company's interest was reduced to approximately 60% of the 45.3 million outstanding shares of PARC. PARC, as a result of the amalgamation, became a publicly traded company in Canada on February 8, 1996, with its common shares quoted on the Canadian Dealing Network.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

The private placement generated net proceeds of approximately $9.0 million after payment of commissions and expenses. Because the price per common share issued exceeded the net book value per common share, a gain of approximately $2.0 million was recorded by the Company in the first quarter of 1996. During the year ended December 31, 1996, PARC received $1.0 million in proceeds from exercise of 1,063,500 of the Series A warrants. On October 31, 1996, PARC extended the exercise date of its $1.25 Series A Warrants issued from November 1, 1996, to January 31, 1997. On January 31, 1997, the remaining 5,536,500 unexercised warrants expired.

Prior to the amalgamation with Humlin, indebtedness totaling $12.3 million owed by Pan African Resources Corporation, a Barbados company ("PARC Barbados"), and a wholly-owned subsidiary of PARC Yukon, to the Company as of December 11, 1995, was converted by the Company, under the terms of two convertible debentures between PARC Barbados and the Company, into 24.9 million common shares of PARC Barbados. Upon completion of these loan conversions, 24.9 million PARC Barbados shares held by the Company were surrendered for cancellation in exchange for the issuance to the Company of 7.975 million warrants of PARC Barbados, each warrant entitling the Company to purchase one share of PARC Barbados at Cdn$1.50 until July 15, 1997. After the PARC amalgamation, the PARC Barbados warrants were surrendered to PARC Barbados in exchange for the issuance by PARC to the Company of 7.975 million PARC Series B warrants. Each PARC Series B warrant entitles the Company to purchase one PARC common share at Cdn$1.50 until July 15, 1997. In addition, the Company forgave indebtedness owed to it by PARC Barbados of $0.3 million, incurred for funding of PARC Barbados' exploration activities from December 1995 through completion of the private placement.

In May 1997, PARC entered into a demand revolving line of credit with Golden Star, whereby Golden Star would loan PARC up to $2.0 million. On June 27, 1997, the principal and interest on outstanding advances due from PARC totaling $2,018,591 were converted into 7,333,328 PARC Common Shares at a conversion price of Cdn$0.38 per share. As a result, Golden Star's interest in PARC increased to 63.9%.

7.     Purchase of PARC Minority Interest
-----------------------------------------

On April 21, 1998, the Company completed a Plan of Arrangement that resulted in the purchase of all of the outstanding shares held by minority shareholders of PARC. As a result, the Company issued 388,574 of its common shares with a market value of $0.9 million to the minority shareholders of PARC. As a result of this transaction, the Company allocated the amount of purchase price in excess of the value of the assets acquired of approximately $1.8 million to the Comoe and Ndori properties.

The following is the pro-forma income and loss for the Company for the twelve months ended December 31, 1998 and 1997, showing the results of operations had the transaction been completed on January 1, 1997:

                                                For the Year Ended                 For the Year Ended
                                                 December 31, 1998                  December 31, 1997
                                         ---------------------------------  ---------------------------------

Revenue                                              $        635                       $     1,698
Net Loss                                             $    (21,039)                      $   (29,877)
Net Loss per Share                                   $      (0.73)                      $     (1.04)

8.     Suspension of Alluvial Mining Operations at SOTRAPMAG
------------------------------------------------------------

The alluvial operations conducted through SOTRAPMAG experienced continuing operating losses since their acquisition in 1994 with operating losses of $1.8 million in 1995 and $2.4 million in 1996. As a result of the conclusions from a report by outside consultants in 1996, management decided to discontinue the alluvial operations conducted by SOTRAPMAG. Closure procedures, including land rehabilitation and Company-provided outplacement services were substantially completed by the end of 1997.

The Company, through its ownership interest in Guyanor, incurred charges to 1996 earnings totaling $3.2 million, including $0.8 million resulting from the write-down of certain fixed assets and inventories, $1.1 million for the

----------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

write-down of certain capitalized exploration costs related to the alluvial mining operations, $0.1 million for accrual of land rehabilitation and mine closure costs, and $1.1 million for accrual of the severance and other social costs associated with the discontinuation of alluvial production. All accruals for future obligations are included in current liabilities. In 1997, the Company incurred, through its ownership interest in Guyanor, additional losses on impairment of assets of $1.5 million offset by gains on sales of assets of $0.3 million.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


9.     Deferred Exploration
---------------------------
                                                 December 31, 1998         December 31, 1997
                                             ------------------------   -----------------------
GUYANA
     Eagle Mountain                                           $ 1,364                   $ 1,136
     Quartz Hill                                                1,347                     1,347
     Five Star Diamond                                              -                     2,360
     Five Stars Gold (Makapa)                                     819                     3,684
     BHP Gold Projects                                              -                       333
     Guyana Diamond Permits                                         -                       109
     Other                                                         57                        97
                                                              -------                   -------
                                                                3,587                     9,066
                                                              -------                   -------

SURINAME
     Benzdorp / Lawa                                            3,352                     3,344
     Gross Rosebel                                             14,543                    13,892
     Headley's Right of Exploration                               313                       311
     Thunder Mountain                                             456                       453
     Saramacca                                                  1,973                     1,862
     Sara Kreek                                                   588                       581
     Tempati Reconnaissance                                       347                       344
     Tapanahony Reconnaissance                                    234                       251
     Kleine Saramacca                                             107                       107
     Lawa / Antino                                              2,109                     2,096
     Ulemari Reconnaissance                                       237                       291
     Other                                                        283                       (17)
                                                              -------                   -------
                                                               24,542                    23,515
                                                              -------                   -------

FRENCH GUIANA (Guyanor Ressources S.A.)
     Dorlin                                                     2,363                     1,330
     St-Elie                                                    2,377                     1,973
     Dieu-Merci                                                     -                       382
     Yaou                                                       7,486                     7,130
     Paul-Isnard / Eau Blanche                                  4,650                     3,629
     Paul Isnard Alluvials                                      1,987                     1,987
     Dachine                                                    1,481                     1,234
     Other                                                          -                        81
                                                              -------                   -------
                                                               20,344                    17,746
                                                              -------                   -------

AFRICA (Pan African Resources Corporation)
     Ivory Coast / Comoe                                        4,304                     2,092
     Kenya / Ndori                                              2,565                     1,677
     Other                                                          -                         8
                                                              -------                   -------
                                                                6,869                     3,777
                                                              -------                   -------

LATIN AMERICAN (Southern Star Resources Ltd.)
     Brazil / Andorinhas                                            -                     8,490
     Brazil / Abacaxis                                          2,498                     2,096
     Brazil / Other                                               275                       189
     Bolivia / Other                                                -                       173
                                                              -------                   -------
                                                                2,773                    10,948
                                                              -------                   -------

OTHER                                                              88                       108
                                                              -------                   -------
TOTAL DEFERRED EXPLORATION COSTS                              $58,203                   $65,160
                                                              =======                   =======

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

Deferred Exploration by Country / Geographic Region

                                                                  French               Latin
                                   Total     Guyana   Suriname    Guiana    Africa     America    Other
                               --------------------------------------------------------------------------------

December 31, 1995                $ 51,447   $ 9,972    $11,456   $ 16,107   $13,107    $   792     $ 13

Deferred Exploration
 Expenditures                      33,481     3,482     11,232      8,878     5,121      4,768        -

Additions & Acquisitions            4,279       812        770        403       768      1,526        -
Write-offs & Property
 Abandonments                     (10,365)       (9)         -     (1,126)   (9,230)         -        -

Joint Venture Recoveries          (13,468)     (130)    (6,405)    (6,933)        -          -        -
Proceeds From Sale of
 Property Interest                   (640)        -          -          -      (640)         -        -

Reclass to Other Properties           (13)        -          -          -         -          -      (13)
                               --------------------------------------------------------------------------------

December 31, 1996                  64,721    14,127     17,053   $ 17,329     9,126      7,086        -

Deferred Exploration
 Expenditures                      35,688     3,748     11,483     11,549     3,064      5,749       95

Additions & Acquisitions            2,076      (112)       323        386        46      1,435       (2)
Write-offs & Property
 Abandonments                     (22,437)   (8,578)      (668)    (1,425)   (8,459)    (3,322)      15

Joint Venture Recoveries          (14,888)     (119)    (4,676)   (10,093)        -          -        -
                               --------------------------------------------------------------------------------

December 31, 1997                  65,160     9,066     23,515     17,746     3,777     10,948      108

Deferred Exploration
  Expenditures                     11,632       968      2,011      4,705     3,100        868      (20)
Additions & Acquisitions              250         -          -          -         -        250        -
Write-offs & Property
  Abandonments                    (16,600)   (6,382)         -       (917)       (8)    (9,293)       -
Joint Venture Recoveries           (2,239)      (65)      (984)    (1,190)        -          -        -
                               --------------------------------------------------------------------------------

December 31, 1998                $ 58,203   $ 3,587    $24,542   $ 20,344   $ 6,869    $ 2,773     $ 88
                               ================================================================================

The recoverability of amounts shown for deferred exploration is dependent upon sale or the discovery of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development, and upon future profitable production or proceeds from the disposition thereof. The amounts deferred represent costs to be charged to operations in the future and do not necessarily reflect the present or future values of the properties.

In 1999, the Company is required to make property rental payments and minimum exploration expenditures totaling $0.6 million in order to maintain its current property interests per existing mineral agreements. The Company is attempting to negotiate the reduction or deferral of these payments where possible.

The Company reported a net loss of $22.2 million in 1998 as compared to a net loss of $26.6 million in 1997. During 1998, the Company recorded property abandonment charges of $16.6 million, including $2.7 million and $3.7 million, respectively, from the relinquishment of certain diamond and gold properties in Guyana, $0.9 million for the Dieu Merci property in French Guiana, $8.8 million for the Andorinhas project and $0.3 million for other property areas in Brazil, and $0.2 million related to various property interests in Bolivia. The abandonment of these projects was the result of several factors including exploration results and the assessment and prioritization of exploration projects by Management to ensure continued focus on the most promising projects in the Company's portfolio. Of the $16.6 million of property abandonments described above, $16.4 million were recorded in the

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

fourth quarter of 1998. The abandonments taken in the fourth quarter resulted from the company's review of annual exploration results, prioritization of projects, and results of negotiations with property owners.

On July 30, 1998, the Company announced that a preliminary agreement was reached on the material terms for the exploration and development of the Company's Eagle Mountain property. Under the terms of the agreement, Omai Gold Mines Limited ("OGML") in which Cambior Inc., the Company and the Government of Guyana hold 65%, 30% and 5% equity interests, respectively, could acquire a 100% interest in Eagle Mountain by (i) paying the Company $80,000; and (ii) advancing the Company $3.17 million, as a non-interest bearing loan to be repaid through the normal redemption of Class I Preference shares owed to the Company. After closing, OGML will fund 100% of exploration and feasibility costs associated with future programs at Eagle Mountain through completion of a final feasibility study. Additionally, if exploration is successful in defining a reserve resulting in a positive feasibility study and mine development, OGML will pay a 1.5% net smelter royalty to the Company upon achievement of commercial production. OGML will also pay to the Company an amount equal to $1.0 million at the end of each year of commercial production for a period of five years. The closing of the acquisition was subject to the fulfillment of certain conditions, including the approval by the Government of Guyana of the transfer of the Eagle Mountain title to OGML. All conditions were fulfilled and the agreement was executed, effective December 23, 1998.

On July 24, 1998, the Company announced that an agreement with North Exploration (Overseas) Pty Limited ("North") for the exploration and development of the Company's Tanda property, located in central eastern Cote d'Ivoire. Under the terms of the agreement, North may earn a 60% participating interest in the Tanda property by spending a minimum of $400,000 on exploration during the first 12 months of the joint venture and a minimum of $3.0 million over a total of 36 months. North also has the option of earning an additional 10% interest, for a total of 70%, by fully funding feasibility work and providing or arranging, on a best efforts basis, project financing for any eventual development. North is acting as manager and operator of the joint venture.

On May 27, 1998, Golden Star and Guyanor announced the resolution of the budget deadlock with ASARCO Incorporated ("Asarco") regarding the spending levels and work programs at the Paul Isnard/Eau Blanche and St-Elie/Dieu-Merci gold projects. Under the termination and settlement agreement reached between Guyanor and Asarco and subject to certain conditions, Asarco was required to pay Guyanor amounts totaling approximately $1.0 million. Upon settlement, Asarco relinquished all rights and obligations under the joint venture agreements. Accordingly, Guyanor now holds a 100% interest in the St-Elie project, and , approximately 89% of the Paul Isnard/Eau Blanche project, with LaSource holding the remaining 11% interest in Paul Isnard/Eau Blanche. During July 1998, Guyanor obtained the consent of LaSource and all amounts owing Guyanor by Asarco were fully paid.

In December 1996, PARC was granted an option by San Martin Mining and Investment Company Limited ("San Martin") relating to the Ndori property in Kenya. Under the terms of PARC's option to acquire 75% of the Ndori property, PARC has made payments to San Martin totaling $0.6 million and must make minimum annual expenditures of $0.6 million for each of two years. PARC was required to relinquish 50% of the original property area in 1998 and must relinquish a further 25% of the original area in 1999.

In January 1997, PARC announced the sale of its 80% interest in Lafayette Mining Gabon Ltd. ("LMGL"), the indirect holder of the Eteke Exploration Permit, to Lafayette Holdings Corp., the 20% minority interest owner of LMGL. Lafayette Holdings Corp. exercised its right of first refusal under the LMGL shareholder agreement and purchased PARC's 80% interest in LMGL for $640,000. As a result, the Company wrote off deferred exploration expenses related to the Eteke Exploration Permit totaling $5.3 million in the fourth quarter of 1996. The Company's share of this charge, after minority interest, was $3.1 million.

The Company also incurred a charge to earnings in the fourth quarter of 1996 of $4.0 million for write-down of capitalized costs for the Dul Mountain Project in Ethiopia. The majority of the property area did not meet the Company's standards and the Company has relinquished the Concession area, with minimal work on the area performed in 1997. The Company's share of this write-down was $2.3 million after minority interest.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

In the fourth quarter of 1996, the Company decided to discontinue alluvial mining operations at SOTRAPMAG and, as a result, wrote-off certain capitalized exploration costs related to the alluvial operations in 1996 totaling $1.1 million. (See Note 8.)

10.     Investment in Omai Gold Mines Limited
---------------------------------------------

During 1991, the Company acquired a 35% common share equity interest for a nominal amount in OGML, a Guyanese company established to build and operate the Omai Mine in Guyana. This common share equity interest was reduced to 30% on April 1, 1993 pursuant to the exercise of an option granted to Cambior.

In addition, the Company received approximately $11.0 million of Class I redeemable preferred shares of OGML in recognition of cumulative exploration costs amounting to $5.0 million incurred to date by the Company on the Omai project with the remainder incurred by a former joint venture partner. In accordance with the Omai Mineral Agreement, these preferred shares are required to be redeemed quarterly with a minimum redemption amount equal to 10% of the operating cash flow, as defined, of OGML. The Company received preferred share redemptions of $1.1 million, $2.5 million and $1.7 million in 1996, 1997 and 1998 respectively. These amounts are allocated to the Investment in OGML account and to Premium on Omai Preferred Share Redemption on the basis of the Company's share of costs incurred as a percentage of the total value of the Class I preferred shares.

On December 23, 1998, OGML advanced to the Company $3.17 million, as an unsecured non-interest bearing loan to be repaid on a dollar-for-dollar basis as and when Class I preferred shares of OGML held by GSR are redeemed by OGML from time to time. The loan is non-interest bearing until September 30, 2010. After this date the loan bears interest at the US Dollar prime rate per annum, compounded quarterly until repayment in full with interest on overdue interest at the same rate. Of the $1.7 million of Class I preferred shares redeemed in 1998 approximately $0.2 million was used to reduce the outstanding loan balance. As of December 31, 1998, the Company owed OGML approximately $2.9 million under this loan. The full balance was classified as long-term debt as of December 31, 1998.

Under the equity method of accounting, equity investors are required to record their share of the net loss of the investee to the extent that these losses do not exceed the investment in common share equity of the investee. Accordingly, the Company has not recorded its share of OGML's loss for the years ended December 31, 1996, 1997, and 1998. The Company will commence recognition of equity income when its share of accumulated income exceeds the amount of unrecognized equity losses.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


Details regarding the Company's investment in the common and preferred share equity and its share of equity losses not recorded are as follows:

                                                         Common      Preferred
                                                         Shares       Shares
                                                        --------     ---------
        December 31, 1995                               $      -     $   3,798
        Less:
        Preferred Share Redemptions                            -        (1,145)
        Add:
        Premium on Preferred Share Redemptions                 -           626
                                                        --------     ---------
        December 31, 1996                               $      -     $   3,279
        Less:
        Preferred Share Redemptions                            -        (2,541)
        Add:
        Premium on Preferred Share Redemptions                 -         1,388
                                                        --------     ---------
        December 31, 1997                               $      -     $   2,126
        Less:
        Preferred Share Redemptions                            -        (1,738)
        Add:
        Premium on Preferred Share Redemptions                 -           950
                                                        --------     ---------
        December 31, 1998                               $      -     $   1,338
                                                        ========     =========


        The Company's Share of
        Accumulated Losses at:

                December 31, 1996                       $ (2,713)
                                                        ========
                December 31, 1997                       $ (1,507)
                                                        ========
                December 31, 1998                       $   (628)
                                                        ========


Summarized Financial Information of OGML:
                                                          As of December 31,
                                                          1998         1997
                                                        ========     ========


Current assets                                          $ 24,550     $ 25,175
Non-current assets                                       189,818      200,367
Current liabilities                                       12,815       11,671
Non-current liabilities                                  149,013      162,629
Redeemable preferred shares:
     Class I                                               3,107        5,305
     Class II                                                  -            -
     Class III                                            50,243       50,243


The Class III Redeemable Preferred Shares carry a 15% cumulative dividend. As of December 31, 1998 and 1997, approximately $57.4 million and $42.6 million of dividends were accrued and unpaid on these shares.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


                              For the Years Ended December 31,
                      1998                  1997                  1996
                      ----                  ----                  ----
Revenues           $135,345              $145,087              $107,199
Expenses            131,849               139,309               104,463
                   --------              --------              --------
Net income         $  3,496              $  5,778              $  2,736
                   ========              ========              ========

At December 31, 1998 and 1997, the difference between the Company's carrying value of its investment in OGML and its equity share of net assets was as follows:

                                         As of December 31,
                                    1998                    1997
                                    ----                    ----
30% of OGML net assets            $15,761                 $15,373
Carrying value of investments       1,337                   2,126
                                  -------                 -------
Difference                        $14,424                 $13,247
                                  =======                 =======

This difference between the Company's equity share of OGML net assets and its carrying value has not been recorded.

On August 19, 1995, a failure occurred in the main section of the tailings dam at the Omai Mine. The failure resulted in the discharge of cyanide-contaminated water into the Omai River, which in turn flowed into the Essequibo River. The discharge began on August 19, 1995, and continued until the leakage was fully controlled by Omai personnel on August 24, 1995. To minimize environmental damage, a portion of the discharged water was diverted into the Fennell Pit, the main source of gold at the Omai Mine. Production at the Omai Mine was suspended from August 19, 1995, until February 4, 1996, when operations resumed.

As a consequence of the Omai tailings dam failure, OGML has been named as a defendant in a variety of civil proceedings in Guyana. Such proceedings are currently being settled, without admission of liability, or being contested in good faith, as applicable. Amounts claimed under currently instituted proceedings against OGML do not exceed $0.4 million in the aggregate and insurance coverage may be available to OGML in relation to a substantial portion of these claims.

OGML and its shareholders, including the Company, may become involved as defendants, plaintiffs or otherwise in a variety of additional legal proceedings in Guyana or elsewhere in relation to this incident. There can be no assurance that such additional litigation will not result in material additional costs arising from out-of-court settlements, damage awards or other sanctions against OGML or the Company. Moreover, there can be no assurance that all or any of such additional costs will be covered by appropriate insurance.

11.     Fixed Assets
--------------------

                                                As of December 31,
                                         1998                        1997
                                         ----                        ----
Machinery & equipment                  $ 2,851                     $ 3,239
Accumulated depreciation                (2,166)                     (1,959)
                                       -------                     -------
                                       $   685                     $ 1,280
                                       =======                     =======

In December 1996, the Company initiated a program to discontinue alluvial mining operations conducted by SOTRAPMAG. An evaluation of the fixed assets held by SOTRAPMAG and used in the alluvial mining operations was conducted. As a result, fixed assets totaling $0.4 million were deemed obsolete and were charged
to loss for 1996.  (See Note 8)   During 1997, the Company sold certain
machinery and equipment from the mine site and recognized gains of $0.3 million. In September 1997, the decision was made that the remaining assets were not saleable and would be written off and charged to loss.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


12.     Share Capital
---------------------

a)   Issuance of Share Capital

On August 8, 1997, the Company filed with the SEC a shelf registration statement on Form S-3 (the "Registration Statement"), with respect to the proposed issuance by the Company from time to time of up to $47,687,500 of its common shares, preferred shares, convertible debt securities and/or warrants. The Registration Statement also includes $52,312,500 in securities previously registered by the Company pursuant to a Registration Statement declared effective by the SEC on November 8, 1996.

On August 13, 1997, the Company filed with nine Canadian provincial securities commissions a short-form shelf prospectus, with respect to the proposed issuance by the Company from time to time of up to 12 million common shares and/or 12 million common share purchase warrants and a short-form shelf prospectus with respect to the proposed issuance from time to time of up to $100 million of convertible debt securities. The Canadian prospectuses relate to the same securities being registered with the SEC.

No shares were issued under either Registration Statement or the Canadian prospectuses as of December 31, 1998.

On May 5, 1997, the Company sold through a prospectus offering 3,025,000 common shares at $7.50 per share for total proceeds of $22.7 million. These shares were issued under the Company's shelf prospectus in the United States and Canada dated September 25, 1996 and October 15, 1996, respectively.

On April 21, 1998, the Company completed a Plan of Arrangement that resulted in the purchase of all of the outstanding shares held by minority shareholders of Pan African Resources Corporation ("PARC"). As a result, the Company issued 388,574 of its common shares with a market value of $0.9 million to the minority shareholders of PARC.

b)  Stock Option Plan

Stock Options

As a result of changes in U.S. securities laws, the Company adopted a new stock option plan, the 1997 Stock Option Plan (the "1997 Plan"). Under this plan, the Employees' and Directors' Plans were combined into one plan. The Company obtained shareholder approval for this plan on June 10, 1997. The Employees' and Directors' Plans were terminated as of June 10, 1997, and the outstanding options were assumed under the 1997 Plan. Options granted under the 1997 Plan are non-assignable and are exercisable for a period of ten years or such other date as stipulated in a stock option agreement between the Company and an optionee. The maximum number of shares issuable under the plan is 5,600,000. The number of common shares vested and exercisable under the plan at December 31, 1998, was 3,317,770. The number of common shares vested and exercisable under the plan as of December 31, 1997, was 3,352,681.

Stock Option Loans

As of December 31, 1998, and 1997, employees had exercised their rights under employee stock option loan agreements and purchased 1,029,012 and 1,029,012 common shares, respectively, against which there were outstanding loans of Cdn$5.3 million and Cdn$5.3 million, respectively. Of the 1998 and 1997 outstanding loan balances, approximately Cdn$5.3 million and Cdn$5.3 million, respectively, relate to loans to two employees, one a former officer and currently a director, and the other a former officer of the Company. These loans are non-interest bearing and must be repaid within five years from the date of exercise unless the loan term is extended by vote of the Board of Directors. The shares are held by a trustee and, in the event of non-payment, the sole recourse for repayment and recovery of the loans shall be as against pledged shares. In the event that the loans are not repaid and the shares are sold at a loss, only the net proceeds will be credited to share capital. The average exercise price

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

of the underlying shares regarding outstanding loans as at December 31, 1998, and 1997 was Cdn$5.26 for both periods. The loans outstanding at December 31, 1998, are due as follows:

        1999                         $4,012
        2000                              -
        2001                              -
        2002                              -
                                     ------
                                     $4,012
                                     ======


As a result of the resignation of David Fennell as President and Chief Executive Officer from the Company on October 27, 1998, outstanding stock option loans in the amount of Cdn$4.4 million were due and payable 30 days after his departure from the Company. The Company has been informed that there will be no repayment of these loans. Due to the non-recourse nature of these loans the Company is in the process of canceling the Cdn$4.4 million of share loans and the corresponding 667,792 outstanding common shares. This cancellation process is expected to be completed in the second quarter of 1999.

Schedule of Stock Option Activity

                                    Shares Under Option           Price (Cdn$)
                                    -------------------           ------------
        Shares Under Option at
        December 31, 1995                     2,991,550        $2.76 to $17.00
        Activity:
        Granted                                 992,250        $9.50 to $14.40
        Exercised                            (1,059,469)       $2.76 to $16.20
        Canceled                                (40,100)       $7.63 to $16.20
                                             ----------
        Shares Under Option at
        December 31, 1996                     2,884,231        $2.76 to $24.40
        Activity:
        Granted                               1,221,450        $3.40 to $18.50
        Exercised                               (97,833)       $2.76 to $9.25
        Canceled                                (50,500)       $7.63 to $16.20
                                             ----------
        Shares Under Option at
        December 31, 1997                     3,957,348        $3.40 to $24.40
        Activity:
        Granted                                 209,500         $1.55 to $6.65
        Exercised                               (73,460)                 $3.40
        Canceled                               (596,658)       $3.40 to $23.00
                                             ----------
        Shares Under Option at
        December 31, 1998                     3,496,730        $1.55 to $24.40
                                             ==========        ===============


c)  Stock Bonus Plan

In December 1992, the Company established an Employees' Stock Bonus Plan (the "Bonus Plan") for any full-time or part-time employee (whether or not a Director) of the Company or any of its subsidiaries who has rendered meritorious services which contributed to the success of the Company or any of its subsidiaries. The Bonus Plan provides that a specifically designated committee of the Board of Directors of the Company may grant bonus common shares on terms that it may determine, within the limitations of the Bonus Plan and subject to the rules of applicable regulatory authorities. The maximum number of common shares issuable under the Bonus Plan is 320,000.

On January 1, 1996, a total of 30,712 common shares were declared for certain employees under the Bonus Plan as compensation for 1995. A total of 60,296 common shares were issued in December 1997 pursuant to the December 9, 1997 bonuses. During 1998, a total of 32,783 common shares were issued to certain employees

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

pursuant to the Bonus Plan. The Company recognized compensation expenses related to bonuses under the Bonus Plan during both 1998 and 1997 of $0.1 million. In connection with the bonus common shares allocated in 1998 and 1997, with one exception paid by the Company as authorized by the Compensation committee, each of the employees is responsible to pay any applicable income taxes which may be assessed as a result of the issuance of such bonus common shares.

d)  Warrants

On February 2, 1994, the Company closed a private placement of 2.5 million Special Warrants at a price of Cdn$21.00 per Special Warrant for gross proceeds of Cdn$52.5 million. Each Special Warrant entitled the holder thereof to receive one common share and one half of one common share purchase warrant at no additional cost. One whole common share purchase warrant was exercisable at a price of Cdn$25.00 up to July 31, 1995. As a result of the Plan of Arrangement between the Company and its shareholders effected on March 14, 1995, warrant holders were entitled to receive, upon the exercise of two warrants and a payment of Cdn$25.00, one common share of the Company and one-fifth of one Class B common share of Guyanor. On July 24, 1995 the Company announced that it had obtained all necessary approvals for a one-year extension of the expiration date of the Company's common share purchase warrants to July 31, 1996. During 1996, 129,250 of the Company's common share purchase warrants were exercised for proceeds of $2.4 million. On July 31, 1996, the remaining 1,120,750 of these warrants expired unexercised.

On March 6, 1996, the Company completed a public offering in Canada of 1.75 million units at a price of Cdn$10.50 per unit for total proceeds of $12.9 million (Cdn$18.375 million). Each unit consisted of one common share and one-half of a common share purchase warrant. Each whole warrant was exercisable into one common share of the company for a period of 12 months at a price of Cdn$11.00. During 1996, 201,800 of the Company's Cdn$11.00 warrants were exercised for proceeds of $1.6 million. All of the remaining Cdn$11.00 warrants were exercised in 1997 for proceeds of $5.4 million.

(e)  Shareholder Rights Plan

In April 1996, the Company's Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan is designed to expire in June 1999. Under the Rights Plan, the Company issued one right (a "Right") for each common share of the Company outstanding on April 24, 1996. The Company will also issue one Right for each common share issued in the future. The Rights were issued pursuant to the Rights Agreement dated April 24, 1996, between the Company and The R-M Trust Company (now CIBC Mellon Trust Company) as rights agent. Each Right will entitle the holder to purchase from the Company one common share at $200, subject to adjustments and the provisions of the Rights Plan. The Board may, at any time, redeem the rights until their expiration and may amend the rights under certain limited circumstances until they become exercisable.

f)   Other

Under the terms of an agreement dated September 10, 1987, South American acquired all of the outstanding interest in the GuyGold Syndicate ("Syndicate") for consideration of Cdn$1,750,000. The assets of the Syndicate consisted of interest in mineral properties, each of which consisted of a 20 square mile block, pursuant to an agreement negotiated with the Government of Guyana. As at December 31, 1996, all of the mineral properties were abandoned except for the Quartz Hill property. A further 76,923 common shares will be issued if and when Quartz Hill is brought into production. All members of the Syndicate were directors or former directors of the Company and three were former officers. The Company's potential obligations under this agreement may be affected by the terms of the new agreement with OGML. (See Note 17)

13.     Income Taxes
--------------------

Losses carried forward for income tax purposes in Canada, approximating Cdn$35.0 million are available for the reduction of future years' taxable incomes. These losses expire as follows (in thousands):

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


                           CDN$
                         -------

     1999                $ 2,266
     2000                  1,664
     2001                  1,702
     2002                  5,524
     2003                  6,525
     2004                  7,531
     2005                  9,752
                         -------
     Total               $34,964
                         =======

No recognition has been given in these financial statements to any potential tax savings that may arise from the application of these losses. The Company's effective tax rate is nil.

14.     Operations by Geographic Area
-------------------------------------

Information on the Company's continuing operations by geographic area for the years ended December 31, 1998, 1997 and 1996 is shown below. During the periods presented, the Company had one customer who accounted for 100% of sales. However, because the Company is principally selling a commodity, concentration of credit risk is not considered significant.

                           Operating              Net             Identifiable
                            Revenues             (Loss)              Assets
                           ---------             ------           ------------
1998
     South America         $       8           $(18,448)               $52,711
     Africa                        -                 (6)                 6,865
     Corporate                   627             (3,794)                 9,021
                           ---------             ------           ------------
Total                      $     635           $(22,248)               $68,597
==============================================================================

1997
     South America         $     539           $(16,833)               $64,702
     Africa                       71             (6,237)                 3,936
     Corporate                 1,088             (3,514)                20,484
                           ---------             ------           ------------
Total                      $   1,698           $(26,584)               $89,122
==============================================================================
1996
     South America         $   1,811           $ (5,760)               $65,283
     Africa                      224             (5,706)                12,893
     Corporate                   766              3,686                 18,107
                           ---------             ------           ------------
Total                      $   2,801           $ (7,780)               $96,283
==============================================================================

15.    Generally Accepted Accounting Principles in Canada and the United States
-------------------------------------------------------------------------------

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States. Differences which materially affect these consolidated financial statements are:

(a) For United States GAAP ("U.S. GAAP") exploration and general and administrative costs related to projects are charged to expense as incurred. As such, the majority of costs charged to Exploration Expense and Abandonment of Mineral Properties under Canadian GAAP would have been charged to earnings in prior periods under U.S. GAAP. Property acquisition costs are capitalized for both Canadian and U.S. GAAP.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

(b) For periods prior to May 15, 1992, (the "amalgamation"), the Company's reporting currency was the Canadian Dollar. Subsequent to the Company's amalgamation and moving of corporate headquarters to the United States, the reporting currency was changed to the U.S. Dollar. As such, for the financial statements for the period prior to May 15, 1992, the Company's financial statements were translated into U.S. Dollars using a translation of convenience. U.S. GAAP requires translation in accordance with the current rate method.

(c) Under U.S. GAAP, the investment in OGML would have been written off in prior years and, therefore, the entire Omai Preferred Share Redemption would have been included in income. Under Canadian GAAP a portion of the Omai Preferred Share Redemption is included in income with the remainder reducing the carrying value of the Company's preferred stock investment.

(d) U.S. GAAP requires that compensation expense be recorded for the excess of the quoted market price over the option price granted to employees and directors under stock option plans, since the Company has adopted the disclosure provisions of APB 25 "Accounting for Stock Issued to Employees". Under Canadian GAAP, no compensation expense is recorded for such awards.

(e) Canadian GAAP allows classification of investments which are capable of reasonably prompt liquidation as current assets. As such, all of the Company's investments are included under the caption "short-term investments" on the balance sheet under current assets. U.S. GAAP requires classification as current or long-term assets based upon the anticipated maturity date of such instruments. Under U.S. GAAP, cash (and cash equivalents) includes bank deposits, money market instruments, and commercial paper with original maturities of three months or less.
     Canadian GAAP permits the inclusion of temporary investments with maturities greater than 90 days in cash.

(f) The gains on subsidiaries issuance of common shares recorded under Canadian GAAP in respect of the Guyanor public offering and the PARC private placement as discussed in Note 6 are not appropriate under U.S. GAAP.

(g) The Company eliminated its accumulated deficit through the amalgamation (defined as a reorganization under U.S. GAAP) effective May 15, 1992. Under U.S. GAAP the cumulative deficit was greater than the deficit under Canadian GAAP due to the write-off of certain deferred exploration costs described in (a) above.

(h) Under U.S. GAAP, available-for-sale securities are recorded at fair value and unrealized gains and losses are recorded as a separate component of shareholders' equity. Fair value is determined by quoted market prices. The Company has no available-for-sale securities as of December 31, 1998.

(i) Under U.S. GAAP, accrued severance and social charges of $1.1 million resulting from suspension of alluvial mining operations at SOTRAPMAG would not have been recorded as the requirements for accrual under U.S. GAAP were not satisfied as of December 31, 1996. These charges were recorded in 1997 as all requirements had been met.

(j) Under U.S. GAAP, items such as foreign exchange gain and losses are required to be shown separately in derivation of Comprehensive Income.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


Had the Company followed GAAP in the United States, certain items on the statements of operations and balance sheets would have been reported as follows:

                                                                       For the Years Ended December 31,
                                                               1998                    1997                  1996
                                                      -----------------------  --------------------  --------------------
Net loss under Canadian GAAP                                        $(22,248)             $(26,584)             $ (7,780)
Net effect of the deferred exploration expenditures
 on loss for the period (a)                                            4,901                 1,189               (10,231)

Effect of recording compensation expense under
 stock option plans (d)                                                    -                   (83)                  (85)

Foreign exchange loss                                                     26                    92                    (2)
Reversal of the gain on subsidiary's issuance of
 common stock (f)                                                          -                     -                (7,719)

Reversal of the loss for severance accruals (i)                            -                (1,115)                1,115
Effect of Omai Preferred Share Redemption (c)                            788                 1,152                   520
                                                                    --------              --------              --------
Loss under U.S. GAAP before minority interest                        (16,533)              (25,349)              (24,182)
Minority interest as adjusted                                          1,138                (1,489)               (1,097)
                                                                    --------              --------              --------
Net Loss under U.S. GAAP                                            $(15,395)             $(26,838)             $(25,279)
Other comprehensive income foreign exchange loss (j)                     (26)                  (92)                    2
                                                                    --------              --------              --------
Comprehensive income (j)                                             (15,421)              (26,930)              (25,277)
                                                                    ========              ========              ========
Basic and diluted net loss per share under U.S. GAAP                  $(0.51)               $(0.94)               $(1.00)
                                                                    ========              ========              ========

(For items (a) to (j), see page 79.)

Under U.S. GAAP the Omai preferred share redemption would be included with costs and expenses before the caption "Loss Before the Undernoted" on the consolidated statements of loss and deficit. Weighted average common shares outstanding are substantially the same under U.S. GAAP as under Canadian GAAP for the periods presented.

-------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


The effect of the differences in accounting under Canadian GAAP and U.S. GAAP on the balance sheets and statements of cash flows are as follows:

Balance Sheet

                                     December 31, 1998           December 31, 1997
                                 --------------------------  --------------------------
                                 Canadian GAAP   U.S. GAAP   Canadian GAAP   U.S. GAAP
                                 --------------  ----------  --------------  ----------
Cash (e)                              $  7,350   $   3,145        $ 12,458   $  12,458
Short term investments (e)                   -       1,590           4,941       1,999
Marketable securities (h)                    -           -               -           -
Other current assets                       866         866           2,753       2,753
Restricted cash                              -           -             250         250
Deferred exploration (a)                58,203      18,183          65,160      20,239
Investment in OGML (c)                   1,337           -           2,126           -
Long-term investments (e)                    -       2,615               -       2,942
Other assets                               841         841           1,434       1,435
                                      --------   ---------        --------   ---------

Total Assets                          $ 68,597   $  27,240        $ 89,122   $  42,076
                                      ========   =========        ========   =========

Liabilities (i)                       $  4,704   $   4,704        $  3,840   $   3,840
Minority interest (a)                    5,422       5,637           5,725       7,076
Share capital, net of stock
 option loans (g)                      155,151     152,360         153,989     151,200

Cumulative translation
 adjustments (b)                             -       1,595               -       1,595

Accumulated comprehensive
 income                                      -        (593)              -        (567)

Deficit (a) (c) (d) (f) (i)            (96,680)   (136,463)        (74,432)   (121,068)
                                      --------   ---------        --------   ---------

Total Liabilities and
 Shareholders' Equity                 $ 68,597   $  27,240        $ 89,122   $  42,076
                                      ========   =========        ========   =========

(For items (a) to (i), see page 79.)

Under U.S. GAAP, receivables would be separately disclosed as follows:

                                                            1998            1997
                                                        ------------  -----------------
Receivables from employees                                     $  55             $  396
Receivables from joint venture partners                           96                805
Interest receivable                                               72                 85
Other                                                            288                952
Allowance for doubtful accounts                                    -                  -
                                                               -----             ------
     Total Receivables                                         $ 511             $2,238
                                                               =====             ======

Of the December 31, 1998 and 1997 accounts receivable balance, $0.05 million and $0.1 million respectively, relates to loans to two officers of the Company.

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


Statement of Changes in Shareholders' Equity Under U.S. GAAP


                                                                                      (i)
                                   Common                             (b)         Accumulated
                                   Stock                 Stock     Cumulative     Unrealized                 Accumulated
                                  Number of    Share     Option   Translation      Gains on                 Comprehensive
                                   Shares     Capital    Loans     Adjustment     Investments    Deficit       Income
                                  ---------   -------    ------   -----------     -----------    -------    -------------
Balance at December 31, 1995      22,769,872  $ 95,666   $(1,170)     $ 1,595           $ 127    $(65,668)        $  (477)

Shares Issued                      1,780,712    13,574         -            -               -           -               -
Shares Issued Under Options        1,059,469     6,744         -            -               -           -               -
Shares Issued Under Warrants         331,050     3,983         -            -               -           -               -
Issue Costs                                -      (691)        -            -               -           -               -
Stock Option Loans                         -         -    (2,902)           -               -           -               -
Stock Option Loan Repayments               -         -        60            -               -           -               -
Reclass of Gain of Subsidiary Stock (f)    -     7,719         -            -               -           -               -
Stock Based Compensation Expense (d)       -        85         -            -               -           -               -
Accumulated Unrealized Gains on
 Investments (i)                           -         -         -            -            (127)          -               -
Other                                      -         -         -            -               -      (3,282)              -
Comprehensive Income (j)                   -         -         -            -               -           -               2
Net Loss (a) (c) (d) (f) (I)               -         -         -            -               -     (25,279)              -
                                  ----------  --------   -------    ---------    ------------   ---------        --------
Balance at December 31, 1996      25,941,103   127,080    (4,012)       1,595               -     (94,229)           (475)

Shares Issued                      3,085,296    22,840         -            -               -           -               -
Shares Issued Under Options           97,833       235         -            -               -           -               -
Shares Issued Under Warrants         673,200     5,429         -            -               -           -               -
Issue Costs                                -      (457)        -            -               -           -               -
Stock Based Compensation Expense (d)       -        83         -            -               -           -               -
Comprehensive Income (j)                   -         -         -            -               -           -             (92)
Net Loss (a) (c) (d) (f) (i)               -         -         -            -               -     (26,838)              -
                                  ----------  --------   -------    ---------    ------------   ---------        --------
Balance at December 31, 1997      29,797,432   155,210    (4,012)       1,595               -    (121,068)           (567)

Shares Issued                        421,357       987         -            -               -           -               -
Shares Issued under Options           73,460       175         -            -               -           -               -
Comprehensive Income (j)                   -         -         -            -               -           -             (26)
Net Loss (a)(c)(d)(f)( i )                 -         -         -            -               -     (15,395)              -
                                  ----------  --------   -------    ---------    ------------   ---------        --------
Balance at December 31, 1998      30,292,249  $156,372   $(4,012)     $(1,595)          $   -   $(136,463)          $(593)
                                  ==========  ========   =======    =========    ------------   =========        ========


Statements of Cash Flows Under U.S. GAAP

Net Cash Provided By (Used In):         Operating Activities          Investing Activities         Financing Activities
                                    ----------------------------  ----------------------------  --------------------------
                                      Canadian         U.S.         Canadian         U.S.         Canadian       U.S.
For the Years Ended,                    GAAP           GAAP           GAAP           GAAP           GAAP         GAAP
--------------------                    ----           ----           ----           ----           ----         ----
        December 31, 1998             $ (7,719)      $(14,792)      $ (7,548)       $ 2,743        $ 5,218       $ 2,327
        December 31, 1997             $ (8,602)      $(27,045)      $(19,595)       $(2,670)       $29,933       $30,009
        December 31, 1996             $(10,650)      $(30,024)      $(23,442)       $(3,963)       $40,257       $40,331

The statements of cash flows reflect the impact of the previously discussed adjustments (a) (c) (d) (f) and the following non-cash items:

     U.S. GAAP does not permit the presentation of non-cash items in investing or financing activities in the consolidated statements of cash flows, and consequently, deferred exploration costs and share capital and warrants would be reduced by $0.5 million, $0.0 million and $0.9 million for the years ended December 31, 1996, 1997 and 1998, respectively.

U.S. GAAP Tax Considerations

     U.S. GAAP changes the Company's method of accounting for income taxes from the deferred method, as recorded under Canadian GAAP, to an asset and liability approach. Under the asset and liability method,

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

     deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Use of the asset and liability method has no effect on the U.S. GAAP financial statements as the Company has concluded that a full valuation allowance must be applied to the deferred tax asset resulting from the Company's net operating loss carryforwards. (See Note 13) For the years ended December 31, 1998 and 1997, the Company has recorded no current tax expense under Canadian or U.S. GAAP due to the cumulative net losses incurred by the Company. Under U.S. GAAP, the Company would not record any deferred tax expense based on the same rationale.

     The Company operates in Africa, French Guiana, Guyana, Suriname and Brazil. In Africa and French Guiana, the Company is currently negotiating its tax position with the related governments and as such, the differences between the book bases and tax bases of the Company's assets and liabilities cannot be determined.

     Certain of the Company's operations are subject to Canadian taxes including the office headquarters, Guyana and Suriname which are all divisions of the Company.

Summarized below are the components of deferred taxes:

                                                                              As of December 31,
                                                            ------------------------------------------------------
                                                                       1998                        1997
                                                            --------------------------  --------------------------
     Temporary differences relating to net assets:
       Other current assets                                                  $     62                    $     81
       Property & equipment                                                       405                         396
       Deferred exploration                                                    21,076                      18,587
       Investment in OGML                                                       1,120                       1,781
       Offering costs                                                           1,103                       1,103
     Tax loss and credit carryforwards                                         10,201                       8,806
                                                                             --------                    --------
     Gross deferred tax asset                                                  33,967                      30,754
                                                                             --------                    --------
     Valuation allowance                                                      (33,967)                    (30,754)
                                                                             --------                    --------
     Net deferred tax assets                                                 $      -                    $      -
                                                                             ========                    ========

The valuation allowance increased by $3.2 million in 1998 due to the taxable losses and increase in temporary differences. Any income tax benefits resulting from utilization of net operating loss carry forwards existing at May 15, 1992, the date of the quasi-reorganization under U.S. GAAP, would be excluded from results of operations and credited directly to share capital, resulting in lower earnings than would be reported absent the quasi-reorganization (see (g) above).

Stock Based Compensation Plans

At December 31, 1998, the Company has two stock-based compensations plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans in its U.S. GAAP presentations. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method described in Statement of Financial Accounting Standards No. 123, the Company's consolidated net loss and loss per share under U.S. GAAP would have been increased to the pro forma amounts indicated below:

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

                                                                                   1998                   1997
                                                                           ---------------------  ---------------------
Net loss under U.S. GAAP                        As reported                            $(15,272)              $(26,930)
                                                Pro forma                              $(19,831)              $(32,660)
Net Loss per share under U.S. GAAP              As reported                            $  (0.51)              $  (0.94)
                                                Pro forma                              $  (0.66)              $  (1.13)

Under the 1997 Stock Option Plan ("GSR Plan"), the Company may grant options to employees, consultants and directors of the Company or its subsidiaries for up to 5,600,000 shares of common stock. Under the GSR Plan, the options may take the form of non-qualified stock options, the exercise price of each option shall not be less than the market price of the Company's stock on the date of grant, and an option's maximum term is ten years or such other shorter term as stipulated in a stock option agreement between the Company and the optionee. Options under the GSR Plan are granted from time to time at the discretion of the Board of Directors. Options granted under the GSR Plan vest over periods ranging from immediately to four years from the date of grant and vesting periods are determined at the discretion of the Board of Directors.

Under the Guyanor Ressources S.A. Stock Option Plan (the "Guyanor Plan"), Guyanor may grant options to its employees for up to 4,367,889 shares of Class B common shares. The options may take the form of non-qualified stock options, the exercise price of each option shall not be less than (i) the equivalent of the Canadian Dollar amount equal to the closing price of the shares on the Toronto Stock Exchange on the trading day immediately prior to the day the option is granted and (ii) 80% of the average closing price on the Noveau Marche of the Bourse de Paris during the 20 consecutive trading days immediately preceding the date the option is granted. An option's term is ten years. Options under the Guyanor plan are granted from time to time at the discretion of Guyanor's Board of Directors and vest over periods ranging from immediately to three years.

The Pan African Resources Corporation Stock Option Plan (the "PARC Plan") was canceled upon the completion of the Plan of Arrangement discussed in Note 7.

The fair value of each option grant is estimated on the date of grant for all plans using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996:

                                                                     1998
                                        GSR Plan                 Guyanor Plan                 PARC Plan
                              --------------------------------------------------------------------------------
Expected volatility                      105.9%                      N/A                        N/A
Risk-free interest rate              4.37% to 5.70%                  N/A                        N/A
Expected lives                          5 years                      N/A                        N/A
Dividend yield                             0%                        N/A                        N/A

                                                                     1997
                                        GSR Plan                 Guyanor Plan                PARC Plan
                              --------------------------------------------------------------------------------
Expected volatility                       79%                        56%                        81%
Risk-free interest rate              5.74% - 6.55%                  5.92%                   6.16% - 6.53%
Expected lives                          5 years                    5 years                    5 years
Dividend yield                            0%                         0%                         0%

                                                                     1996
                                        GSR Plan                 Guyanor Plan                PARC Plan
                              --------------------------------------------------------------------------------
Expected volatility                       55%                        73%                        93%
Risk-free interest rate              5.30% to 6.77%             5.50% to 6.39%             5.25% to 6.28%
Expected lives                          5 years                    5 years                    5 years
Dividend yield                             0%                         0%                         0%

The following tables summarize information about stock options under the GSR
Plan:

                                                 1998                             1997                              1996
------------------------------------------------------------------------------------------------------------------------------------
                                               Weighted-Average                 Weighted-Average                  Weighted-Average
                                    Shares      Exercise Price       Shares      Exercise Price       Shares       Exercise Price
GSR Plan                             (000)         (Cdn$)             (000)         (Cdn$)             (000)          (Cdn$)
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year    3,957               $10.79        2,884               $13.07       2,991                $ 9.40
Granted                               210               $ 2.47        1,221               $ 5.08         992                $19.34
Exercised                             (73)              $ 3.40          (98)              $ 3.30      (1,059)               $ 6.37
Forfeited                            (597)              $15.27          (50)              $17.31         (40)               $12.23
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year          3,497               $10.40        3,957               $10.79       2,884                $13.07
Options exercisable at year-end     3,318                             3,353                            2,221
Weighted-average fair value of
 options granted during the year                        $ 1.90                            $ 5.08                            $19.34

                                               Options Outstanding                                        Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                          Number                                                                Number
     GSR Plan          Outstanding          Weighted-Average       Weighted-Average         Exercisable at         Weighted-Average
Range of Exercise   at Dec. 31, 1998           Remaining            Exercise Price           Dec. 31, 1998          Exercise Price
 Prices (Cdn$)            (000)             Contractual Life            (Cdn$)                  (000)                   (Cdn$)
------------------------------------------------------------------------------------------------------------------------------------
  $1.55 to $2.76            217                    7.83                 $ 2.00                     217                  $ 7.83
  $3.40 to $7.63          1,553                    7.75                 $ 5.26                   1,374                  $ 5.50
 $8.05 to $12.05            255                    7.28                 $ 9.39                     255                  $ 9.39
$12.15 to $17.90            683                    5.43                 $14.36                     683                  $14.36
$18.45 to $24.40            789                    6.86                 $19.72                     789                  $19.72
------------------------------------------------------------------------------------------------------------------------------------
                          3,497                                                                  3,318

The following tables summarize information about stock options for the Guyanor plan:

                                                 1998                             1997                             1996
------------------------------------------------------------------------------------------------------------------------------------
                                               Weighted-Average                 Weighted-Average                 Weighted-Average
                                     Shares     Exercise Price        Shares     Exercise Price        Shares     Exercise Price
Guyanor Plan                          (000)         (Cdn$)             (000)         (Cdn$)             (000)         (Cdn$)
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     3,143             $3.60            2,726            $3.97          1,611           $2.13
Granted                                  -                 -              511            $1.64          1,306           $6.04
Exercised                              (11)            $1.64              (40)           $2.68           (191)          $2.35
Forfeited                              (97)            $5.07              (54)           $5.08              -               -
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year           3,035             $3.56            3,143            $3.60          2,726           $3.97
Options exercisable at year-end      3,035                              2,213            1,591
Weighted-average fair value of                           N/A
 options granted during the year                                                         $1.64                          $6.04


                                               Options Outstanding                                        Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Number
  Guyanor Plan         Number Outstanding       Weighted-Average        Weighted-Average     Exercisable at    Weighted-Average
Range of Exercise       at Dec. 31, 1998           Remaining            Exercise Price       Dec. 31, 1998      Exercise Price
  Prices (Cdn$)              (0000)             Contractual Life            (Cdn$)               (000)             (Cdn$)
------------------------------------------------------------------------------------------------------------------------------------
$1.64 to $3.30               2,557                    6.94                   $2.35                2,456             $2.38
$9.20 to $12.40                478                    7.80                   $0.04                  478             $7.80
------------------------------------------------------------------------------------------------------------------------------------
                             3,035                                                                2,934

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

The following tables summarize information about stock options for the PARC plan:

                                                 1998                             1997                             1996
-----------------------------------------------------------------------------------------------------------------------------------
                                               Weighted-Average                 Weighted-Average                 Weighted-Average
                                    Shares      Exercise Price       Shares      Exercise Price       Shares      Exercise Price
PARC Plan                            (000)         (Cdn$)             (000)         (Cdn$)             (000)         (Cdn$)
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     2,338           $0.90            2,357            $0.90               -                      -
Granted                                  -               -               48            $0.69           2,367                  $0.90
Exercised                                -                                0                -             (10)                 $0.99
Forfeited                           (2,338)          $0.90              (67)           $0.86               -                      -
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year               -               -            2,338            $0.90           2,357                  $0.90
Options exercisable at year-end          -                            1,765                            1,161
Weighted-average fair value of
 options granted during the year                       N/A                             $0.69                                  $0.90


Impact of Recently Issued Accounting Standards

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", effective for financial statements for periods ending after December 15, 1997. The Statement requires dual presentation of basic and diluted earnings per share on the face of the income statement. The Company adopted the Statement effective December 31, 1997, for U.S. GAAP reporting.

In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure", effective for financial statements for periods ending after December 15, 1997. The Statement requires disclosures about certain preferences and rights of outstanding securities and certain information about redeemable capital stock. At this time the Company has no preferential or redeemable securities that are subject to the new disclosure requirements of the Statement.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for financial statements for periods beginning after December 15, 1997. The Statement establishes standards for reporting and display of comprehensive income and its components in financial statements. Comprehensive income for the Company will include items which have historically been included in Shareholders' Equity, such as unrealized gains or losses on marketable equity securities and foreign exchange gains and losses. The Company has complied with the requirements of this statement.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for financial statements for periods beginning after December 15, 1997. The Statement requires the Company to report certain information about operating segments in its financial statements and certain information about its products and services, the geographic areas in which it operates and its major customers. The Company has complied with the disclosure requirements of the Statement.

In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Post-retirement Benefits", effective for fiscal years beginning after December 15, 1997. The Statement standardizes the disclosure requirements for pensions and other post-retirement benefits to provide information that is more comparable and concise. At this time the Company has no pension or other post-retirement benefit plans that are subject to the requirements of the Statement.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133).
FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. At this time the Company has no derivative instruments that are subject to the requirements of this statement.

Operations by Geographic Area under U.S. GAAP

Information on the Company's continuing operations by geographic area under U.S. GAAP for the years ended December 31, 1998, 1997 and 1996 is shown below. Operating earnings from continuing operations are total revenues less operating expenses of the geographic areas.

                                                       Operating               Net             Identifiable
                                                       Revenues                Loss               Assets
                                                       ---------               ----            ------------
1998
     South America                                        $    8             $ (8,626)              $18,520
     Africa                                                    -               (3,002)                1,034
     Corporate                                               627               (3,767)                7,686
-----------------------------------------------------------------------------------------------------------
Total                                                     $  635             $(15,395)              $27,240
===========================================================================================================
1997
     South America                                        $  539             $(21,500)              $22,666
     Africa                                                   71               (2,876)                1,197
     Corporate                                             1,088               (2,554)               18,213
-----------------------------------------------------------------------------------------------------------
Total                                                     $1,698             $(26,930)              $42,076
===========================================================================================================
1996
     South America                                        $1,811             $(18,431)              $27,121
     Africa                                                  224               (3,261)                4,944
     Corporate                                               766               (3,585)               14,830
-----------------------------------------------------------------------------------------------------------
Total                                                     $2,801             $(25,277)              $46,895
===========================================================================================================

16.    Subsequent Events
------------------------

On January 15, 1999, the Board of Directors of Golden Star Resources Ltd. approved, subject to any necessary regulatory and shareholder approvals, the amendment of certain stock options. The number of shares that can be purchased under these outstanding options has been reduced by 20%. The exercise price of outstanding stock options previously granted by the Corporation to certain directors and officers ("Insiders"), employees and consultants ("Non-Insiders") of the Company was amended to Cdn$1.80 (if the exercise price was larger than Cdn$1.80). The exercise price of the stock options being repriced ranges from Cdn$2.76 to Cdn$22.40. The total number of shares of the stock options being repriced is 2,525,780. Of that amount 2,026,780 are held by insiders and 499,000 are held by non-insiders. Upon receiving the necessary approvals, the insiders options will be reduced to 1,621,424 (a reduction of 405,356) and the Non-Insiders options will be reduced to 399,200 (a reduction of 99,800).

On March 8, 1999, Mr. James Askew was appointed President and Chief Executive Officer of the Company. In conjunction with his employment agreement with the Company, Mr. Askew was granted an option to purchase 1,000,000 shares of the Company's stock at the price of Cdn$1.80. This option vests as to one-third on the date of grant and one-third on each of the first and second anniversary dates.

17.     Related Parties
-----------------------

To consolidate exploration and possible development of the Quartz Hill area with the adjacent Omai property in 1995, the Company entered into a letter of understanding with OGML whereby the Company relinquished all of its right, title, and interest in the Quartz Hill prospecting license in exchange for a beneficial interest in any prospecting license granted to OGML with respect to the same area. Under the letter of understanding OGML may acquire 100% of the Company's beneficial interest by either: (i) making quarterly payments to the Company equal to 25% of net cash

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)

flow generated from mining activity on the Quartz Hill property; or (ii) issuing to the Company, upon commencement of production at Quartz Hill, 1,386,000 Class IV Preference Shares with a par value of $1.00 per share, i.e., the equivalent of the approximate historical book value of the Company's investment in the Quartz Hill property. Such shares would be fully redeemable in equal quarterly installments during the 36-month period following commencement of commercial production from Quartz Hill. In January 1997, OGML was awarded prospecting licenses for the Quartz Hill area and the Omai River area. Execution of a definitive agreement between Cambior, OGML and the Company is subject to execution of an acceptable mineral agreement regarding the Quartz Hill and Omai River properties. This agreement is subject to approval by the Board of Directors of OGML, and, for certain matters, approval of OGML's shareholders.

18.     Commitments and Contingencies
-------------------------------------

Environmental Regulations

The Company is not aware of any events of material non-compliance in its operations with environmental laws and regulations which could have a material adverse effect on the Company's operations or financial condition. The exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the changing character of environmental requirements that may be enacted within foreign jurisdictions.

Business Risk

All of the Company's mineral properties are located in developing countries with the exception of French Guiana, a Departement of France. There are certain business and political risks inherent in doing business in developing countries. In particular, the regulatory framework for conducting mining and exploration activities in these countries, including the tax and general fiscal regimes and the manner in which mineral rights and title to mineral properties are established and maintained are often uncertain, incomplete, in a state of flux or subject to change without notice. Further, in many of the countries in which the Company's projects are located it may not be economically feasible to develop a commercial mine unless special tax or other fiscal and regulatory concessions are obtained from the applicable government and regulatory authorities. There can be no assurance that the Company will be able to execute or enforce satisfactory mineral agreements or to obtain satisfactory political risk insurance on commercially reasonable terms for any or all of its properties.

Letters of Credit and Guarantee

In 1998, PARC's custom duty obligations in the Ivory Coast expired and the bank guarantee of $0.25 million was cancelled.

On June 5, 1997, PARC's performance bond requirements under its Exploration License Agreement with the Government of Eritrea were reduced from $1.3 million to $0.7 million. As a result, the bank guarantee and restricted cash collateral supporting the performance bond were reduced by $0.6 million. In August 1997, the remaining performance bond requirements were released by the Government of Eritrea and the bank guarantee and restricted cash collateral supporting the performance bond were reduced by the remaining $0.7 million. As of September 30, 1997, the Company had no remaining restricted cash balances relating to Eritrea. The Company's performance bond of $0.45 million for the benefit of the Ministry of Mines and Energy in Ethiopia guaranteeing the second year exploration program at the Dul project in Ethiopia expired on October 16, 1997. The letter of credit collateralizing the performance bond expired on October 31, 1997, and the funds held as restricted cash collateral for the letter of credit were released in November 1997.

Potential Litigation

On December 17, 1998, SMSE notified Texmine of its intention to terminate the Dieu-Merci option agreement. After several attempts to substantially reduce or eliminate the minimum commitments and property payments specified in the agreement failed, SMSE decided to withdraw from the option agreement. Following the termination

------------------------------------------------------------
(All tabular amounts in thousands of United States Dollars)


of the option agreement, the owner of the Dieu-Merci project demanded from SMSE the sum of ff 2,000,0000 (approximately $350,000), which according to Texmine is owed to it in spite of the termination of the option agreement. SMSE does not believe that such sum is owed and , therefore, intends to defend itself vigorously against any legal action that Texmine may take to obtain payment. There can be no assurance, however, that SMSE will be successful.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
--------------------------------------------------------------------------
OPERATIONS
----------

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and related notes. The financial statements have been prepared in accordance with Canadian GAAP. For the U.S. GAAP reconciliation, see attached consolidated financial statements, as well as "Results of Operations" below.

Cautionary Statement for Purposes of Reform Act

The following contains certain forward-looking statements within the meaning of the Reform Act. Actual results, performance or achievements of the Company could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Annual Report on Form 10-K. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS
---------------------

Overview

The Company's current business activity focus is the exploration and development (if warranted) of precious metal and diamond deposits within specific geological domains. Under Canadian GAAP, expenditures relating to these activities are capitalized in recognition of the potential future value of prospective targets. Upon completion of the exploration phase, a decision to proceed to the development phase requires that these expenditures reflect the cost of the resultant reserves and be depleted on the unit of production basis over the estimated total reserve to be mined. A decision to discontinue exploration or not to proceed to the development stage for a specific project would result in reducing the capitalized total cost of the exploration program and charging those costs against income. As such, reported net income or loss for the Company may be volatile and principally represents investment revenues received through the investment of idle funds, the surplus received on redemption of preferred shares in OGML held by the Company, and other revenues, as offset by those expenditures which cannot be directly attributed to a specific project and those costs for projects the Company has elected to abandon.

Under U.S. GAAP, exploration and general and administrative expenses related to projects are charged to expense as incurred, whereas under Canadian GAAP, such expenses are capitalized as discussed above. Property acquisition costs are deferred for both Canadian and U.S. GAAP until it is determined whether a project is commercially feasible. In addition, under U.S. GAAP, compensation expense is recorded for the excess of the quoted market price over the option price granted to employees and directors at the date of grant under stock option plans. Under Canadian GAAP, no compensation expense is recorded for such awards. The gains on issuance of subsidiary's common stock recorded under Canadian GAAP in respect of the PARC and Guyanor equity financings would not be recorded under U.S. GAAP. Under U.S. GAAP, accrued severance and social charges resulting from the shut-down of alluvial mining operations at SOTRAPMAG would not have been recorded as of December 31, 1996, as the requirements for accrual were not satisfied.

The effect of the differences in accounting under Canadian GAAP and U.S. GAAP on the statement of net loss is as follows:

                                                                          For the Years Ended December 31,
                                                               1998                    1997                  1996
                                                               ----                    ----                  ----
Net loss under Canadian GAAP                                $  (22,248)             $  (26,584)           $  (7,780)
Net effect of the deferred exploration expenditures
 on loss for the period                                          4,901                   1,189              (10,231)

Effect of recording compensation expense under
 stock option plans                                                  -                     (83)                 (85)

Foreign exchange loss                                               26                      92                   (2)
Reversal of the gain on subsidiary's issuance of
 common stock                                                        -                       -               (7,719)

Reversal of the loss for severance accruals                          -                  (1,115)               1,115
Effect of Omai Preferred Share Redemption                          788                   1,152                  520
                                                              --------                --------             --------
Loss under U.S. GAAP before minority interest                  (16,533)                (25,349)             (24,182)
Minority interest as adjusted                                    1,138                  (1,489)              (1,097)
                                                              --------                --------             --------
Net Loss under U.S. GAAP                                    $  (15,395)             $  (26,838)           $ (25,279)
Other comprehensive income foreign exchange loss                   (26)                    (92)                   2
                                                              --------                --------             --------
Comprehensive income                                           (15,421)                (26,930)             (25,277)
                                                              ========                ========             ========
Basic and diluted net loss per share under U.S. GAAP        $    (0.51)             $    (0.94)           $   (1.00)
                                                              ========                ========             ========

The Company currently has limited cash resources. See "Item 1. - Risk Factors - Risks associated with our limited financial resources" and "Liquidity and Capital Resources" and "Outlook" below.

1998 Compared to 1997

The Company reported a net loss of $22.2 million in 1998 as compared to a net loss of $26.6 million in 1997. During 1998, the Company recorded property abandonment charges of $16.6 million, including $2.6 million and $3.7 million, respectively, from the relinquishment of certain diamond and gold properties in Guyana, $0.9 million for the Dieu Merci in French Guiana, $8.8 million for the Andorinhas project and $0.3 million for other properties in Brazil, and $0.2 million related to various property interests in Bolivia. The abandonment of these projects was the result of several factors including exploration results and the assessment and prioritization of exploration projects by Management to ensure continued focus on the most promising projects in the Company's portfolio in light of limited capital available to fund exploration projects. The objective of the project prioritization is to ensure continued funding of projects that the Company believes would offer the greatest potential for meaningful results and new reserves and mineralized material. Of the $16.6 million of property abandonments described above, $16.4 million were recorded in the fourth quarter of 1998. The abandonments taken in the fourth quarter resulted from the company's review of exploration results to date, prioritization of projects, and results of negotiations with property owners.

The Company's consolidated share of the write-downs for Guyanor was $0.7 million, net of the minority shareholders' portion of the loss.

Total revenues in 1998 decreased to $0.6 million as compared to $1.7 million in 1997 due to the shutdown of the alluvial mining operations at SOTRAPMAG in April 1997 and the lower interest income earned. Interest and other revenues decreased from $1.3 million in 1997 to $0.6 million in 1998 due to the decrease in the average cash balance invested during 1998 as compared to 1997 combined with lower interest rates during the period. Cost of goods sold were nil for 1998 as compared to $1.0 million for 1997 as a result of the discontinuation of production at SOTRAPMAG during 1997, with no revenue from gold sales in 1998, compared to revenue of $0.4 million in 1997. SOTRAPMAG's cost of goods sold exceeded revenues in 1997 by $0.5 million.

General and administrative expenditures totaled $7.7 million for 1998, as compared to $8.9 million for 1997. The decrease in general and administrative expenditures resulted from a $1.8 million reduction in expenses due to the Company's ongoing cost reduction efforts offset by the $0.6 million paid to David Fennell under a separation and release agreement. Depreciation expense decreased $0.3 million as a result of the decrease in the depreciable asset base due to the write-down of equipment at SOTRAPMAG.

OGML, in which the Company maintains a 30% common share equity interest, reported net income of $3.5 million for the year ended December 31, 1998, compared to a net income of $5.8 million for the year ended December 31, 1997. The Omai Mine produced 327,546 oz of gold in 1998 versus 338,496 oz of gold in 1997. Decreased gold grades and a lower than expected recovery rate were the reason for the decrease in production in 1998. Approximately $1.7 million was distributed to the Company in 1998 via the redemption of Class I preferred shares of OGML, as compared to $2.5 million during 1997.

Under the equity method of accounting, the Company is required to record its share of OGML's losses to the extent that the losses do not exceed the cost of
the common share investment in OGML.   Accordingly, the Company has not recorded
the loss amount, and will commence recognition of future income when its share of accumulated income exceeds its share of accumulated losses. As of December 31, 1998, the Company's share of cumulative equity loss was $0.6 million as compared to $1.5 million as at December 31, 1997.

Various factors, such as market price fluctuations of gold, increased production costs and/or reduced recovery rates may render ore reserves uneconomic or may ultimately result in a restatement of ore reserves or asset write-downs. Moreover, short-term factors relating to the ore reserves, such as the need for orderly development of ore bodies, the processing of variable ore grades, and/or other potential problems may impair the profitability of the Omai Mine.

1997 Compared to 1996

The Company reported a net loss of $26.6 million in 1997 as compared to a net loss of $7.8 million in 1996. During 1997, the Company recorded property abandonment charges of $22.4 million, including $4.2 million and $4.4 million, respectively, from the relinquishment of certain diamond and gold properties in Guyana, $0.7 million from the write-off of certain diamond properties in Suriname, $1.0 million for the Regina Est property and $0.4 million for other property areas in French Guiana, $2.8 million for portions of property areas in Cote d'Ivoire, $3.4 million for projects in Mali, $2.0 million for the Galla Valley project, $1.2 million for certain gold properties in Brazil and $2.1 million related to various property interests in Bolivia. The abandonment of these projects was the result of several factors including exploration results and the assessment and prioritization of exploration projects by management to ensure continued focus on the most promising projects in the Company's portfolio. The objective of the project prioritization is to ensure continued funding of projects that the Company believes would offer the greatest potential for meaningful results and generating reserves and mineralized material. Of the $22.4 million of property abandonments described above, $12.9 million were recorded in the fourth quarter of 1997.

The Company's consolidated share of the write-downs for Guyanor and PARC were $1.0 million and $5.4 million, respectively, net of minority shareholders' portion of the loss.

The Company, through Guyanor, incurred impairment losses totaling $1.5 million in 1997 for certain inventories and fixed assets at SOTRAPMAG related to the shutdown of alluvial mining operations at SOTRAPMAG. These losses were offset by gains of $0.3 million from the sale of certain equipment from SOTRAPMAG. The Company's consolidated share of these losses was $0.8 million, net of the minority shareholders' portion of the loss.

Total revenues in 1997 decreased to $1.7 million as compared to $2.8 million in 1996 principally due to the shutdown of the alluvial mining operations at SOTRAPMAG in April 1997. Interest and other revenues increased from $1.1 million in 1996 to $1.3 million in 1997 due to the increase in the average cash balance invested during 1997 as compared to 1996. Cost of goods sold decreased to $1.0 million for 1997 as compared to $4.1 million for 1996 as a result of the discontinuation of production at SOTRAPMAG during 1997, with revenue from gold sales in 1997 of $0.4 million, compared to revenue of $1.7 million in 1996. SOTRAPMAG's cost of goods sold exceeded revenues in 1997 by $0.5 million and in 1996 by $2.4 million.

General and administrative expenditures totaled $8.9 million for 1997, as compared to $9.1 million for 1996. Depreciation expense decreased $0.5 million as a result of the decrease in the depreciable asset base due to the write-down of equipment at SOTRAPMAG.

OGML, in which the Company maintains a 30% common share equity interest, reported net income of $5.8 million for the year ended December 31, 1997, compared to a net income of $2.7 million for the year ended December 31, 1996. The Omai Mine produced 338,496 oz of gold in 1997 versus 254,950 oz of gold in 1996. The commissioning of the expanded mill facilities in the third quarter of 1996 contributed to higher production levels in 1997. Approximately $2.5 million was distributed to the Company in 1997 via the redemption of Class I preferred shares of OGML, as compared to $1.1 million during 1996.

Under the equity method of accounting, the Company is required to record its share of OGML's losses to the extent that the losses do not exceed the cost of the common share investment in OGML. Accordingly, the Company has not recorded the loss amount, and will commence recognition of future income when its share of accumulated income exceeds its share of accumulated losses. As of December 31, 1997, the Company's share of cumulative equity loss was $1.5 million as compared to $2.7 million as at December 31, 1996.

LIQUIDITY and CAPITAL RESOURCES
-------------------------------

Consolidated cash and short-term investments as of December 31, 1998 of $7.4 million decreased $10.0 million from $17.4 million as of December 31, 1997. The reduction is a result of the Company's net exploration expenditures of $9.6 million in 1998 offset by Omai preferred share redemptions of $1.7 million, a loan from OGML of $3.1 million, transfer of Eagle Mountain concession to OGML in exchange for $0.08 million and other working capital changes. Working capital as of December 31, 1998 decreased by $9.7 million to $6.7 million from $16.4 million as of December 31, 1997.

On December 23, 1998, OGML, as part of the purchase from the Company of the Eagle Mountain project, advanced to the Company $3.17 million, as an unsecured non-interest bearing loan to be repaid on a dollar-for-dollar basis as and when Class I preferred shares of OGML held by GSR shall be redeemed by OGML from time to time. The loan is non-interest bearing until September 30, 2010; after this date the loan bears interest at the US dollar prime rate per annum, calculated and compounded quarterly until repayment in full with interest on overdue interest at the same rate. Of the $1.7 million of Class I preferred shares redeemed in 1998 approximately $0.2 million was used to reduce the outstanding loan balance. OGML has budgeted for the redemption of $1.3 million of Class I preferred shares in OGML to be paid to the Company during 1999, compared to $1.7 million received in 1998.

Product and supplies inventories, accounts receivable and other current assets decreased $1.8 million during the year resulting primarily from a decrease in outstanding accounts receivable due to reduced exploration spending in 1998 and collection of outstanding balances owed upon the termination of two joint ventures.

Cash used in investing activities of $7.5 million in 1998 decreased from $19.6 million in 1997 primarily due to the decrease in exploration expenditures related to the Company's operations in South America and Africa.

Cash provided by financing activities in 1998 decreased to $5.2 million from $29.9 million in 1997. The decrease results primarily from share offerings by the Company in 1997 which did not recur in 1998, offset by the issuance of long-term debt for the transfer of the Eagle Mountain property to OGML for proceeds of $3.1 million. Share capital increased by $1.2 million in 1998, compared with $28.0 million in, 1997, reflecting proceeds from warrant exercises and the May 1997 common stock offering which did not recur in 1998.

On August 8, 1997, the Company filed with the SEC a shelf registration statement on Form S-3 (the "Registration Statement"), with respect to the proposed issuance by the Company from time to time of up to $47,687,500 of its common shares, preferred shares, convertible debt securities and/or warrants. The Registration Statement also includes $52,312,500 in securities previously registered by the Company pursuant to a Registration Statement declared effective by the SEC on November 8, 1996.

On August 13, 1997, the Company filed with nine Canadian provincial securities commissions a short-form shelf prospectus, with respect to the proposed issuance by the Company from time to time of up to 12 million common shares and/or 12 million common share purchase warrants and a short-form shelf prospectus with respect to the proposed issuance from time to time of up to $100 million of convertible debt securities. The Canadian prospectuses relate to the same securities being registered with the SEC.

No shares had been issued under either Registration Statement or the Canadian prospectus as of March 13, 1999, and there can be no assurance that the Company can raise capital using the Registration Statement or the prospectus.

Guyanor Ressources S.A.

Total exploration expenditures for the year ended December 31, 1998, amounted to $4.7 million, offset by joint venture recoveries of $1.2 million, compared to 1997 expenditures of $11.9 million, offset by 1997 joint venture recoveries of $10.0 million. Guyanor recorded property write-downs of $0.9 million in 1998 related to the relinquishment of the Dieu Merci Project as compared to $1.0 million related to the relinquishment of the Regina Est property and $0.4 million related to the write-down of other projects in 1997.

On June 12, 1998, the Company acquired an additional 2,380,000 Class B common shares of Guyanor at a price of FF9.53 or Cdn$2.314. The total consideration of FF22,681,400 or Cdn$5,579,624 for the shares was satisfied by reducing the receivable for the equivalent amount of funds advanced to Guyanor by the Company. The transaction resulted in an increase in the Company's interest in Guyanor from 69.3% to 71%.

As of December 31, 1998, the Company owned approximately 71% of the outstanding common shares of Guyanor.

A preliminary budget prepared by Guyanor estimates total spending for 1999 of approximately $4.0 million with recoveries from joint venture partners of approximately $0.7 million for net expenditures of $3.3 million. As at December 31, 1998, Guyanor had $0.1 million in cash. Net expenditures are expected to be funded by cash on hand, receivables from joint venture partners for work conducted in 1998 and from working capital provided by Golden Star. Golden Star has committed to provide sufficient working capital to fund all of Guyanor's operations for 1999, however, it will be necessary for additional capital to be obtained by Guyanor or Golden Star for these expenditures to be funded.

Guyana

Total 1998 spending on the Company's projects in Guyana amounted to $0.9 million with joint venture recoveries of $0.1 million, compared to 1997 spending of $3.6 million. During 1998, the Company incurred $6.4 million of property abandonment charges related to various gold and diamond properties. The Company has budgeted approximately $0.4 million for administration and limited exploration in Guyana during 1999.

Suriname

Activities in Suriname during 1998 focused principally on the Gross Rosebel gold project in joint venture with Cambior. Total Suriname spending in 1998 amounted to $2.0 million, offset by joint venture recoveries of $1.0 million, as compared to 1997 spending of $11.8 million, which was offset by joint venture recoveries of $4.7 million. Budgeted 1999 exploration and acquisition expenditures for Suriname are $0.9 million, with budgeted joint venture recoveries of $0.4 million. Expenditures at the Gross Rosebel project are shared equally between the Company and Cambior.

A study of the Gross Rosebel project was completed in May 1997 as required by the agreement and then updated. The study estimated the project's proven and probable gold reserves at 48.6 million tonnes grading 1.6 g Au/t, representing
2.43 million oz in situ using a gold price of $400 per ounce. Reserves have been subsequently restated as mineralized material using a gold price of $325 per ounce resulting in 41.4 million tonnes grading 1.6 g Au/t, representing approximately 2.15 million ounces in situ. Capital costs for development of the mine are estimated in the study at $175 million. Cambior is obligated to use its best efforts to arrange debt financing for 65% of mine construction and related costs, with the Company and Cambior each contributing 50% of the remainder of such costs. The Company's share of total mine development costs for Gross Rosebel, based on the feasibility study and subsequent modifications, is estimated at approximately $25.0 million. Development of the Gross Rosebel project has been postponed pending resolution of certain development issues and improvement in gold prices. The Company has not budgeted for any of the $25.0 million development expenditures in 1999. At such time as the decision is made to proceed with the development of Gross Rosebel, the Company will evaluate various funding alternatives including the issuance of debt or equity securities or the sale of other assets to fund the $25.0 million development cost. The Company and Cambior are also investigating alternative mining and processing methods such as heap leaching which may lower capital and for operating costs and enhance the project's economic returns.

Brazil and Bolivia

During 1998, the Company spent approximately $1.2 million on exploration and project acquisition, compared to $7.1 million in 1997. Anticipated reconnaissance and exploration expenditures for 1999 of $0.5 million relate primarily to exploration efforts and property acquisition costs for the Abacaxis project in Brazil. The Company recorded property write-offs of $8.8 million for the Andorinhas project and $0.3 million for other projects in 1998.

The Company recorded property write-downs of $0.2 million in 1998 as a result of relinquishment of the other properties in Bolivia.

Pan African Resources Corporation

On April 21, 1998, the Company completed a Plan of Arrangement that resulted in the purchase of all of the outstanding shares held by minority shareholders of Pan African Resources Corporation ("PARC"). As a result, the Company issued 388,574 of its common shares with a market value of $0.9 million to the minority shareholders of PARC.

Total exploration and acquisition expenditures in Africa for 1998 amounted to $3.1 million (compared to $3.1 million in 1997). Expenditures in 1998 primarily reflect exploration activities in the Ivory Coast and Kenya and a $1.8 million allocation of excess purchase price over the value of the assets acquired to these properties as a result of the Plan of Arrangement between the Company and PARC. During 1998, the Company recorded property abandonments of $0.01 million for other projects as compared to $8.5 million in 1997. Total budgeted expenditures on exploration and administration for 1999 are budgeted at $0.1 million representing minimum holding costs for the Company's property interests in Cote d'Ivoire and Kenya.

In 1998, the Company's obligations under its customs duty obligations in Cote d'Ivoire were met and the performance bond of $0.25 million was released.

On July 24, 1998, the Company announced an agreement had been reached with North Exploration (Overseas) Pty Limited ("North") for the exploration and development of the Company's Tanda property, located in central eastern Cote d'Ivoire.
Under the terms of the agreement, North may earn a 60% participating interest in the Tanda property by spending a minimum of $400,000 on exploration during the first 12 months of the joint venture and a minimum of $3.0 million over a total of 36 months. North also has the option of earning an additional 10% interest, for a total of 70%, by fully funding feasibility work and providing or arranging, on a best efforts basis, project financing for any eventual development. North will act as manager and operator of the joint venture.

Year 2000 Compliance

The Company recognizes the importance of ensuring that its business operations are not disrupted as a result of Year 2000 problems. The Company has prepared a three step plan to identify and resolve Year 2000 issues. First, the Company is compiling an inventory of its Information Technology ("IT") systems, and non-IT systems (which are those which typically include "embedded" technology such as microprocessors or chips) and performing a survey of the state of Year 2000 readiness of third party suppliers, vendors, joint venture partners and OGML. Second, the Company is prioritizing the IT and non-IT systems and vendor responses. Third, the Company has prepared a Year 2000 testing plan to assess the ability of IT and non-IT systems to handle the Year 2000. Those systems that are not Year 2000 compliant are being modified or replaced to ensure that they are Year 2000 compliant. These steps are in various stages of completion. The Company anticipates that all steps will be completed by June 30, 1999. The Company estimates the internal and external cost of Year 2000 compliance to be approximately $0.1 million.

The Company believes that the greatest risk presented by the Year 2000 problem is from third parties, such as suppliers and financial institutions who may not have adequately addressed the problem. A failure of any such third party's computer or other applicable systems in sufficient magnitude could materially and adversely impact the Company. The Company is not presently able to quantify this risk but believes that it is minimal based upon the survey responses received to date from third party suppliers, vendors, joint venture partners and OGML.

The Company is undertaking a contingency planning effort to identify alternatives that could be used to mitigate the effects of Year 2000 related failures. The Company keeps printed back-up of all material transactions which could facilitate the continuation of business operations and remediation of data loss in the event of a system failure.

Effects of the European Monetary Union Currency

Effective January 1, 1999, eleven of the fifteen member countries of the European Monetary Union ("EMU") adopted a single European currency, the "Euro", as their common legal currency. During the next three years, business conducted within the EMU will be conducted in both the existing national currency and the Euro. As a result, companies operating in EMU member states will need to ensure that their financial systems are capable of processing transactions and properly handle these currencies, including the Euro. The operations of the Company's 71% owned subsidiary Guyanor Ressources S.A. are affected by this change. The Company has not had and does not expect a material impact on its results of operations from foreign currency gains or losses as a result of the transition to the Euro.

Other Matters

The Company conducts all of its exploration and development of mineral properties in countries other than Canada and the United States directly and through joint ventures. To date, the vast majority of all funding has been through equity financing transactions completed in Canada and in Canadian currency (with the exception of the Guyanor offering of its Class B shares on the Nouveau Marche in France and the U.S. $22.7 million raised by the Company in May 1997). The Company currently maintains all or the majority of its working capital in U.S. dollars or U.S. dollar denominated securities and converts funds to foreign currencies as payment obligations come due. Accordingly, the Company is subject to fluctuations in the rates of currency exchange between the U.S. dollar and these currencies, and such fluctuations may materially affect the Company's financial position and results of operations. The Company currently has future obligations which are payable in French francs and receivables collectible in French francs. The Company currently does not actively take steps to hedge against such risks. The Company also utilizes the services of outside advisors who provide the Company with market information and strategies to employ in protecting the cash and short term investments held by the Company.

The Company believes that its current activities are in material compliance with applicable laws and regulations designed to protect the environment, except to the extent that non-compliance would not have a material adverse effect on the Company's operations or financial condition. The Company periodically engages specialists to evaluate potential environmental issues for specific projects. The results of these evaluations are utilized in the property evaluation process, where applicable. The Company also evaluates the need for reclamation reserves in light of current laws and regulations and will make provisions for such reserves as they become necessary based on the Company's activities in Africa and South America.

Outlook

The Company must rely primarily on the capital markets to fund its operations and exploration activities until it can achieve sustained positive cash flow from mining operations. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital to fund its exploration and development efforts. The current market for gold shares is weak and equity capital is difficult to obtain. The Company anticipates that additional capital will be required in 1999 in order to fund operations and exploration activities. The Company is exploring various transactions which would enable it to have sufficient capital to continue its operations. Various transactions being considered include mergers with other companies, acquisitions, and the issuance of new equity. Other sources for such capital may include, among other things, the establishment of joint ventures and sale of property interests.

If the current depressed market for gold prices and gold shares continues into 1999, it may be necessary for the Company to modify its 1999 budget to achieve further reductions in activity and general and administrative expenses. Capital is allocated to those projects which in the opinion of management, offer the greatest potential to generate additional reserves and mineralized material. A significant portion of the exploration and development expenditures for the Company and its subsidiaries represent discretionary spending and can be adjusted to reflect, among other things, results of exploration and development activities and the Company's capital resources. In 1999, the Company is required to make property rental payments and minimum exploration expenditures totaling $0.6 million in order to maintain its current property interests per existing mineral agreements. The Company is negotiating the reduction or deferral of these payments where possible.

Whether and to what extent alternative financing options are completed by the Company or its subsidiaries will depend on a number of factors including, among others, the successful acquisition of additional properties or projects, the price of gold and management's assessment of the capital markets. The low gold price adversely affects our ability to obtain financing and therefore our abilities to develop our current portfolio of properties. We cannot assure you that additional funding will be available in 1999. This situation affects our flexibility to invest funds in exploration and development. We may, in the future, be unable to continue our exploration and development programs and fulfill our obligations under our agreements with our partners or under or permits and licenses. Although we have been successful in the past in obtaining financing though partnership arrangements and sale of equity securities, we cannot assure you that we will be able to obtain adequate financing on acceptable terms. If we are unable to obtain such additional financing, we may need to delay or indefinitely postpone further exploration and development of our properties. As a result we may lose our interest in some of our properties and may be obliged to sell some or our properties.

As at December 31, 1998, the Company held consolidated cash and short-term investments of $7.4 million. Management anticipates consolidated total expenditures of $7.9 million for 1999, with consolidated net expenditures after recoveries from joint venture partners and other working capital changes of approximately $7.2 million. The Company has committed, subject to the availability of adequate funding, to continue funding on a reasonable best efforts basis the operations of Guyanor, in the amount of $3.4 million which amount is included in the net spending of $7.2 million. Without a financing or other capital raising transaction such as a sale of assets, and based on the current budget, management expects the Company will have a consolidated cash of position of $0.3 million as of December 31, 1999 absent any additional financings or transactions in 1999. This would materially and adversely affect our operations and our ability to continue as a going concern.

The Company's planned spending during 1999 is anticipated to be directed primarily toward pre-feasibility work at the Yaou and Dorlin projects, exploration work at Paul Isnard and St-Elie in French Guiana, and Abacaxis in Brazil, continued engineering work at Gross Rosebel in Suriname. No field work is planned for Gross Rosebel; however expenditures have been budgeted for additional work on the feasibility study related to engineering and metallurgical work for to the investigation of heap leaching alternatives and ongoing holding costs of the project.

The Company does not expect to receive cash flow from OGML in 1999 through redemptions of Class I preferred shares as any redemptions will be utilized to reduce the debt owed to OGML. The amount of redemptions, if any, is dependent on the net cash flow of OGML. The Company received $1.7 million from redemptions of Class I preferred shares in 1998.

                          GOLDEN STAR RESOURCES LTD.
             ANNUAL GENERAL MEETING OF SHAREHOLDERS - JUNE 15, 1999
                                     PROXY
            THIS PROXY IS SOLICITED BY MANAGEMENT OF THE CORPORATION
                       (PLEASE SEE NOTES ON REVERSE SIDE)

The undersigned holder of common shares in the capital stock of Golden Star Resources Ltd. (the "Company") hereby nominates and appoints Pierre Gousseland, Chairman of the Board of the Company, or failing him, James E. Askew, President and Chief Executive Officer of the Company, or instead of them or any of them, ________________________________, as the proxy of the undersigned to attend, act and vote in respect of all common shares registered in the name of the undersigned at the Annual Meeting of shareholders of the Company to be held at 11:00 a.m. on Tuesday, June 15, 1999 in the Engineer Room of the Ontario Club, 30 Wellington Street West, Toronto, Canada, and at any and all adjournments thereof. Without limiting the general powers hereby conferred, the said proxy is directed to vote as follows upon the following matters:

1.      To elect the following persons as directors of the Company:

  James E. Askew               For ______   Withhold ______
  David K. Fagin               For ______   Withhold ______
  Ernest C. Mercier            For ______   Withhold ______
  Roger D. Morton              For ______   Withhold ______
  John W. Sabine               For ______   Withhold ______
  Robert R. Stone              For ______   Withhold ______

2. To appoint PricewaterhouseCoopers as the auditor of the Company and to authorize the Board of Directors to fix the auditor's remuneration:

                        For ______   Withhold ______

3. To approve, ratify and confirm amendments to the Company's Shareholder Rights Plan:

                        For ______   Against ______  Abstain ______

4. To approve amendments to stock options granted to directors and senior officers of the Company:

                        For ______   Against ______  Abstain ______

5. To approve by special resolution the continuance of the Company under the Yukon Business Corporations Act and to approve, ratify and confirm new Bylaws of the Company as a Yukon corporation:

                        For ______   Against ______  Abstain ______

6. To approve in advance the issuance of shares, by virtue of exemptions from registration and prospectus requirements under applicable securities legislation and transactions which may not be fully marketed public offerings that may exceed 25% of the Company's issued and outstanding common shares, subject to all necessary regulatory approvals, as more particularly set out in the management proxy circular for the Meeting:

                        For ______   Against ______  Abstain ______

     The undersigned hereby revokes any instrument of proxy heretofore given with reference to the said meeting or any adjournment thereof.

     The proxyholder may in his discretion vote with respect to amendments or variations to matters identified in the Notice of Meeting or to other matters which may properly come before the meeting or any adjournment thereof.

DATED this ___________ day of ___________________________, 1999.

______________________ ________________________________
Signature              Name of shareholder (Please Print)

                       ______________________________
                       ______________________________
                       Address

NOTES

1. The shares represented by this proxy will be voted in accordance with the instructions given herein. IF NO CHOICE IS SPECIFIED HEREIN, OR IF ANY INSTRUCTIONS GIVEN ARE NOT CLEAR, THE SHARES SHALL BE VOTED AS IF THE SHAREHOLDER HAD SPECIFIED AN AFFIRMATIVE VOTE, ALL IN THE SAME MANNER AND TO THE SAME EXTENT AS THE SHAREHOLDER COULD DO IF THE SHAREHOLDER WERE PERSONALLY PRESENT AT THE MEETING.

2. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THE PERSON DESIGNATED IN THIS PROXY TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER'S BEHALF AT THE MEETING. Such right may be exercised by printing in the space provided the name of the person to be appointed, in which case only the person so named may vote the shares at the meeting.

3. This proxy will not be valid unless it is dated and signed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and ceases to be valid one year from its date. If the proxy is executed by an attorney for an individual shareholder or by an officer or an attorney of a corporate shareholder, the instrument so empowering the officer or attorney, as the case may be, or a notarial copy thereof, must accompany the proxy instrument.

4. To be effective, the instrument of proxy must be received by 5:00 p.m. (Toronto time) on Friday, June 11, 1999 at the address set forth in the accompanying return envelope (Attention: Proxy Department, The CIBC Mellon Trust Company, P.O. Box 12005 STN. BRM B, Toronto, Ontario M7Y 2K5).